UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|X|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to ss.240.14a-12

                                TSI INCORPORATED
                                ----------------
                (Name of Registrant as Specified in Its Charter)

                                ----------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

            Payment of Filing Fee (Check the appropriate box):

|_|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
            ______________________________

      (2)   Aggregate number of securities to which transaction applies:
            ______________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:_____________________________

      (4)   Proposed maximum aggregate value of transaction:
            ______________________________

      (5)   Total fee paid:
            ______________________________

|X|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
            ______________________________

      (2)   Form, Schedule or Registration Statement No.:
            ______________________________

      (3)   Filing Party:
            ______________________________

      (4)   Date Filed:
            ______________________________

Dear Shareholder:

      The Board of Directors of TSI Incorporated is pleased to announce that it has approved a merger in which TSI and JJF Acquisition, Inc. will merge, with TSI being the surviving corporation (the "Merger"). Under the Merger, each share of TSI's outstanding common stock, other than shares owned by John J. Fauth and his affiliates, will be converted into the right to receive $15.25 in cash.

      As you know, the Board of Directors has been working diligently for more than a year to enhance shareholder value. In that process, we considered a number of alternatives, including repurchasing shares, seeking minority investment by a third party, undertaking a leveraged recapitalization, distributing a special dividend, selling assets or business lines, merging, and remaining independent and growing internally and by acquisition. Over the past several months, our financial advisors approached 123 potential parties. After careful consideration of numerous alternatives and extensive negotiations, the Board of Directors concluded that a proposal from Minneapolis businessman John
J. Fauth, in which each TSI shareholder will receive $15.25 per share, was the best alternative for our shareholders and other constituencies, including our employees and community.

      The Board of Directors of TSI and a special committee of TSI's non-employee directors (the "Special Committee") determined that the right to receive $15.25 in cash for each share of TSI common stock is fair to, and in the best interests of, TSI shareholders. The Board of Directors of TSI and the Special Committee unanimously recommend that shareholders vote in favor of the Merger. You are cordially invited to attend a special meeting of TSI shareholders to vote on the adoption of the Merger.

      Your Vote Is Very Important: If approved, this transaction will provide for a sale of TSI at a price of $15.25 per share.

      Whether or not you plan to attend the Special Meeting, please take the time to vote on the proposal submitted by completing and mailing the enclosed proxy card to us. Please sign, date and mail your proxy card indicating how you wish to vote. If you fail to return your proxy card, the effect will be a vote against the Merger.

      The date, time and place for the Special Meeting is:
      May 3, 2000
      9:00 a.m. Central Daylight Time
      Four Points Sheraton Hotel
      1330 Industrial Boulevard
      Minneapolis, Minnesota 55413

      The enclosed Proxy Statement provides you with detailed information about the Merger. In addition, you may obtain information about TSI from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

                                          Sincerely,


                                          James E. Doubles
                                          Chief Executive Officer

The Merger has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or any state securities regulators nor has the SEC or any state securities regulator passed upon the fairness or merits of the Merger or upon the accuracy or adequacy of the information contained in this Proxy Statement. Any representation to the contrary is unlawful.

This Proxy Statement is dated March 24, 2000, and is first being mailed to shareholders on or about March 24, 2000.


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

                                TSI INCORPORATED
                                500 Cardigan Road
                           Shoreview, Minnesota 55126

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            to be held on May 3, 2000

To the Shareholders of TSI Incorporated:

      Notice is hereby given that a special meeting of the shareholders (the "Special Meeting") of TSI Incorporated ("TSI" or the "Company") will be held at the Four Points Sheraton Hotel, 1330 Industrial Boulevard, Minneapolis, Minnesota 55413 on May 3, 2000 at 9:00 a.m. Central Daylight Time, to consider and vote upon a proposal recommended by the Board of Directors of TSI and a special committee of TSI's non-employee directors to approve and adopt a plan of merger in accordance with the Agreement and Plan of Merger, dated January 10, 2000 (the "Merger Agreement"), among TSI, JJF Acquisition, Inc. ("Newco"), a Minnesota corporation, John J. Fauth and JJF Group, Inc., parent of Newco ("JJF Group"). The Merger Agreement provides that (i) Newco will be merged with and into TSI (the "Merger"), with TSI being the surviving corporation and (ii) each shareholder of TSI (other than JJF Group, Newco and shareholders who properly exercise their dissenters' rights under Minnesota law) will become entitled to receive $15.25 in cash for each outstanding share of TSI common stock (the "TSI Common Stock"), owned immediately prior to the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement (the "Proxy Statement"). The Merger Agreement is also described in the attached Proxy Statement.

      The Board of Directors of the Company has fixed the close of business on March 22, 2000 as the record date for determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment(s) and postponement(s) of the Special Meeting. A complete list of the shareholders entitled to vote at the Special Meeting or any adjournments or postponements of the Special Meeting will be available at and during the Special Meeting.

      You have the unconditional right to revoke your proxy at any time prior to its use at the Special Meeting by:

      o     attending the Special Meeting and voting in person,

      o delivering to TSI prior to the vote at the Special Meeting a duly executed proxy with a later date than your original proxy, or

      o giving written notice of revocation to TSI addressed to Ms. Laura J. Cochrane, Secretary, TSI Incorporated, 500 Cardigan Road, Shoreview, Minnesota 55126 prior to the vote at the Special Meeting.


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

      If you return a proxy without specifying a choice on the proxy, the proxy will be voted "FOR" the Merger. Additional information regarding the Special Meeting is in the attached Proxy Statement.

      Under Minnesota law, holders of shares of TSI Common Stock have the right to dissent from the Merger and to receive payment of the fair value of their shares upon compliance with the Minnesota Business Corporation Act (the "MBCA"). This right is explained more fully under "The Merger - Dissenters' Rights" in the accompanying Proxy Statement. The dissenters' rights provisions of the MBCA are attached to the Proxy Statement as Annex C.

      Whether or not you expect to attend the Special Meeting in person, please complete, sign, date and return the accompanying proxy card without delay in the enclosed postage prepaid envelope. The proxy is revocable and will not be used if you are present and vote in person. If you receive more than one proxy card because you own shares registered in different names, or at different addresses, please sign and return each proxy card.

                                        By order of the Board of Directors,


                                        James E. Doubles
                                        Chief Executive Officer

Shoreview, Minnesota
March 24, 2000

                                    IMPORTANT

      Please do not send your TSI Common Stock certificates at this time. If the Merger is approved at the Special Meeting, you will be sent instructions regarding the surrender of your stock certificates and how to receive payment for your shares.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY TERM SHEET QUESTIONS AND ANSWERS ABOUT THE MERGER..................    7
SUMMARY....................................................................   11
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA............................   16
INFORMATION CONCERNING TSI COMMON STOCK....................................   17
THE SPECIAL MEETING........................................................   18
Date, Place, Time and Purpose..............................................   18
Matters to Be Considered at the Meeting; Effect of Approval of
  Merger Agreement.........................................................   18
Record Date; Voting at the Meeting.........................................   18
Vote Required..............................................................   19
Solicitation, Revocation and Use of Proxies................................   19
Surrender of Share Certificates............................................   20
SPECIAL FACTORS............................................................   21
Background of the Merger...................................................   21
Reasons for the Merger and Recommendation of the Board of Directors........   25
The Board's Recommendation.................................................   27
Opinion of the Company's Financial Advisor.................................   27
Certain Effects of the Merger..............................................   37
Certain Federal Income Tax Consequences....................................   37
THE MERGER.................................................................   39
Treatment of TSI Common Stock and Options..................................   39
Employment by TSI..........................................................   39
Indemnification............................................................   39
Conduct of TSI's Business After the Merger.................................   40
Effective Time.............................................................   40
Regulatory Requirements....................................................   40
Dissenters' Rights.........................................................   41
Financing..................................................................   43
Expenses of the Transaction................................................   44
THE MERGER AGREEMENT.......................................................   44
Representations and Warranties.............................................   44
Certain Covenants..........................................................   44
No Solicitation of Transactions; Right to Enter Into a Superior Proposal...   45
Directors and Officers of TSI Following the Merger.........................   46
Indemnification............................................................   46
Cooperation and Reasonable Efforts.........................................   46
Conditions to Consummation of Merger.......................................   47
Termination................................................................   48
Termination Fees...........................................................   49
Amendment and Waiver.......................................................   49

Expenses...................................................................   49
Guaranty...................................................................   50
Voting Agreement...........................................................   50
INTERESTS OF CERTAIN PERSONS IN THE MERGER.................................   50
Stay-in-Place Agreements...................................................   51
Indemnification............................................................   51
Treatment of Options.......................................................   51
Fees Payable to Financial Advisor..........................................   52
DIRECTORS AND EXECUTIVE OFFICERS...........................................   53
BUSINESS AND OPERATIONS OF TSI.............................................   54
Development of the Business................................................   54
Recent Corporate Developments..............................................   54
Products...................................................................   55
Instruments For the Safety, Comfort and Health of People...................   55
Instruments For Productivity and Quality Improvement.......................   57
Raw Materials and Parts....................................................   57
Customers..................................................................   58
Marketing..................................................................   59
Competition................................................................   60
Research and Product Development...........................................   60
Patents and Licenses.......................................................   61
Employees..................................................................   61
Properties.................................................................   61
Legal Proceedings..........................................................   62
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA..................   63
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATION.....................................................   63
OWNERSHIP OF TSI COMMON STOCK..............................................   70
SHAREHOLDER PROPOSALS......................................................   73
WHERE YOU CAN FIND MORE INFORMATION........................................   73
INDEPENDENT AUDITORS.......................................................   74
OTHER MATTERS..............................................................   74

ANNEX A
Agreement and Plan of Merger...............................................  A-1
ANNEX B
Fairness Opinion of William Blair..........................................  B-1
ANNEX C
Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act...  C-1


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

                               SUMMARY TERM SHEET
                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Why should TSI merge with Newco?

      The Merger represents good value to shareholders. The Merger provides cash for each share of common stock of TSI (the "TSI Common Stock") at a premium of approximately 96% over the closing price on November 25, 1998, the day that Mr. Fauth approached two members of the Board of Directors concerning an acquisition, and a premium of approximately 34.3% over the average closing price for the four-week period immediately preceding the date that TSI first made any public announcement regarding the Merger. The Board of Directors of TSI and a special committee comprised of non-employee directors of TSI (the "Special Committee") have unanimously determined that the Merger and the consideration to be received is fair to, and is in the best interests of, the shareholders of the Company. See "Special Factors - Reasons for the Merger and Recommendation of the Board of Directors." Three of the eight members of the Board of Directors are employed by the Company and two have agreements with the Company that contain job protection provisions that will be triggered by the Merger. See "Interests of Certain Persons in the Merger - Stay-in-Place Agreements."

Who are Newco, JJF Group and John Fauth?

      JJF Acquisition, Inc. ("Newco") is a wholly owned subsidiary of JJF Group, Inc. ("JJF Group"). These entities were formed by John J. Fauth, a Minneapolis businessman, to acquire TSI and are owned by him. Mr. Fauth's principal occupation is as the Chairman and CEO of Churchill Industries, Inc., an industrial holding company, and the Chairman of Churchill Capital, Inc., an investment management firm, both of which are based in Minneapolis, Minnesota. Mr. Fauth and his companies have successfully purchased, owned and operated 29 companies, including two public companies that he has previously acquired in friendly transactions. These are DICKEY-john Corporation, a manufacturer of electronics and sensing devices acquired in 1988, and Sterner Lighting Systems, Inc., a manufacturer of lighting solutions acquired in 1989.

Who is guaranteeing the obligations of Newco?

      Mr. Fauth is personally guaranteeing that JJF Group and Newco will perform their respective obligations under the Merger Agreement.

What will the shareholders receive in exchange for TSI Common Stock?

      Each share of TSI Common Stock, other than shares owned by Newco, JJF Group and shareholders who have demanded and satisfied the procedures relating to dissenters' rights, will be converted automatically into the right to receive $15.25 per share, without interest. See "The Merger - Ownership of Capital Stock" and "Do I Send In My Stock Certificates Now?"

Where and when is the Special Meeting?

      The Special Meeting of TSI shareholders and adjournments or postponements of the Special Meeting will be held at 9:00 a.m., Central Daylight Time, on May 3, 2000 at the Four Points Sheraton Hotel, 1330 Industrial Boulevard, Minneapolis, Minnesota 55413 (the "Special Meeting").

How will I be taxed on the Merger?

      For U.S. Federal income tax purposes, the receipt of cash by holders of TSI Common Stock will be a taxable transaction. In general, shareholders that are not tax-exempt will be taxed on the difference between their basis in their TSI shares and the cash received. All shareholders are urged to consult their tax advisors to determine the effect of the Merger under federal tax law (or foreign tax law where applicable), and under their own state and local tax laws. See "Special Factors - Certain Federal Income Tax Consequences."

What will happen to TSI after the Merger?

      If the Merger is approved by TSI shareholders and consummated, TSI Common Stock will no longer be publicly traded and members of the general public will therefore no longer own TSI common stock. TSI will be a wholly owned subsidiary of JJF Group. After the Merger, shares of TSI Common Stock will no longer be quoted on the Nasdaq National Market System ("Nasdaq"). See "Information Concerning TSI Common Stock."

Will my cash payment be affected by changes in TSI's stock price between now and the Special Meeting.

      No. The cash payment of $15.25 in cash for each share of TSI Common Stock will not change even if the market price of TSI Common Stock changes before the Merger is completed. For other factors to consider, see "Information Concerning TSI Common Stock."

Are there risks to be considered?

      The Merger is contingent upon, among other things, shareholder approval, fewer than 15% of shareholders exercising dissenter's rights, and governmental approvals. If any of these or other conditions are not satisfied, or for some other reason the transaction does not close, TSI's stock would be subject to market risks.

Are TSI shareholders entitled to dissenters' rights?

      Yes. Under the Minnesota Business Corporation Act ("MBCA"), TSI shareholders are entitled to dissenters' rights. If the rules governing the exercise of dissenters' rights are not strictly followed, a shareholder's dissenters' rights may be lost. For a description of these rights and how to satisfy the requirements of the MBCA, see "The Merger - Dissenters' Rights" and Annex C.

Who can vote at the Special Meeting?

      Holders of TSI Common Stock at the close of business on March 22, 2000 (the "Record Date") may vote at the Special Meeting. Each share of TSI Common Stock is entitled to one vote.

What vote is required?

      The Merger must be approved by the holders of a majority of the shares of TSI Common Stock outstanding on the Record Date. On the Record Date, there were 11,377,241 shares of TSI Common Stock outstanding.

What will happen to options to purchase TSI common stock and will management shareholders be treated differently from other shareholders?

      Each option to purchase TSI Common Stock which is outstanding immediately prior to the closing of the Merger (the "Effective Time") will be canceled, whether or not such option is vested or exercisable. Each holder of an option that is canceled will receive a cash payment equal to the product of (a) the difference between $15.25 and the option exercise price multiplied by (b) the number of shares subject to the option, less applicable withholding taxes. Management shareholders that hold options will be treated the same as other shareholders who hold options. See "Interests of Certain Persons in the Merger - Treatment of Options."

If my shares of TSI common stock are held in "street name" by my broker, will my broker vote my shares for me?

      No. The law does not allow your broker to vote your shares of TSI Common Stock on the Merger at the Special Meeting without your direction. You should follow the instructions from your broker on how to vote your shares. Shares that are not voted because you do not instruct your broker are called "broker non-votes," and will have the effect of a vote "AGAINST" the Merger.

If I send in my proxy card but forget to indicate my vote, how will my shares be voted?

      If you sign and return your proxy card but do not indicate how to vote your shares at the Special Meeting, the shares represented by your proxy will be voted "FOR" the Merger.

What if I don't return my proxy card?

      Since it takes a majority of the shares outstanding to approve the Merger, not returning your proxy card is the same as voting against the Merger.

What should I do now to vote at the Special Meeting?

      Sign, mark and mail your proxy card indicating your vote on the Merger in the enclosed return envelope as soon as possible, so that your shares of TSI Common Stock can be voted at the Special Meeting.

May I change my vote after I mail my proxy card?

      Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You can do this in three ways:

      o You can send TSI a written statement that you revoke your proxy, which to be effective must be received by TSI at its executive offices prior to the vote at the Special Meeting; or

      o You can send TSI a new proxy card prior to the vote at the Special Meeting, which to be effective must be received by TSI prior to the vote at the Special Meeting; or

      o You can attend the Special Meeting and vote in person. Your attendance alone will not revoke your proxy. You must attend the Special Meeting and cast your vote at the Special Meeting.

      Send any revocation of a proxy or new proxy card to the Secretary of TSI at the address on the cover of this Proxy Statement. If your shares are held in street name, you must follow the directions provided by your broker to vote your shares or to change your instructions.

Do I send in my stock certificates now?

      No. If the Merger is completed, you will receive written instructions for delivering your stock certificates representing TSI Common Stock in order to receive $15.25 per share cash payment from the paying agent, Norwest Bank Minnesota, N.A. ("Norwest"). Norwest has been appointed as paying agent in connection with the Merger. Do not send your stock certificates now.

Who can help answer my questions?

      If you have any questions about the Merger, please call Robert Gallagher, Chief Financial Officer at 651-490-2756. In addition, you may contact our proxy solicitor, Corporate Investor Communications, Inc. toll-free at 877-977-6196.

                                     SUMMARY

      Throughout this Proxy Statement the term "Merger" means the merger between JJF Acquisition, Inc., a Minnesota corporation ("Newco"), and TSI Incorporated, a Minnesota corporation ("TSI" or the "Company"), with TSI being the surviving corporation (the "Surviving Corporation"). The term "Merger Agreement" means the Agreement and Plan of Merger dated as of January 10, 2000, among TSI, Newco, JJF Group, Inc. ("JJF Group"), parent of Newco, and John J. Fauth ("Mr. Fauth"). A copy of the Merger Agreement is attached as Annex A to this Proxy Statement.

      This summary may not contain all of the information that is important to you. For a more complete understanding of the Merger and the other information contained in this Proxy Statement, you should read this entire Proxy Statement carefully, as well as the additional documents to which it refers. For instructions on obtaining more information, see "Where You Can Find More Information."

THE PARTIES

TSI ....................TSI.is a diversified, precision instrumentation company.
                        The principal executive offices of TSI are located at 500 Cardigan Road, Shoreview, Minnesota 55126 and its telephone number is (651) 483-0900.

Newco ..................Newco is a Minnesota corporation and wholly owned subsidiary of JJF Group that was initially formed for the purpose of acquiring and holding TSI Common Stock. JJF Group intends to acquire TSI by merging Newco into TSI. Newco has no other operations.

JJF Group ..............JJF Group is a Minnesota corporation formed by Mr. Fauth for the purpose of acquiring TSI. JJF Group is the sole shareholder of Newco. The principal executive offices and telephone number for JJF Group are the same as those stated below for Mr. Fauth.

John J. Fauth ..........Mr. Fauth is the sole shareholder of JJF Group. He is the Chairman and CEO of Churchill Industries, Inc. (an industrial holding company) and the Chairman of Churchill Capital, Inc. (an investment management firm), both of which are based in Minneapolis, Minnesota. Mr. Fauth's offices are located at 3100 Metropolitan Centre, 333 South 7th Street, Minneapolis, Minnesota 55402 and his telephone number is (612) 673-6700. Mr. Fauth is personally guaranteeing the performance of the obligations of Newco and JJF Group under the Merger Agreement.


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

THE MERGER AND THE SPECIAL MEETING

Reasons                 The Board believes that $15.25 per share of TSI Common
  for the Merger .......Stock represents good value to TSI shareholders. The
                        Board of Directors and the Special Committee believe that it is fair to, and in the best interests of, TSI shareholders to accept $15.25 per share (the "Common
                        Payment") in cash for their shares, a price determined by the financial advisor to the Board to be fair to TSI's shareholders. The price represents a 96% premium over the $7.78 per share closing price of TSI Common
                        Stock on November 25, 1998, the date on which Mr. Fauth approached two members of the Board of Directors about the possibility of an acquisition. The price is also a 34.3% premium over the average closing price for the four-week period immediately preceding the date on which TSI first publicly announced the Merger. See "Special
                        Factors - Background of the Merger" and "Special Factors
                        - Reasons for the Merger and Recommendation of the Board of Directors."

Recommendation of       The Board and its Special Committee, vote "FOR" the
the Special Committee   proposal to approve the Merger. See "Special Factors -
 and Board of           Background comprised of five non-employee members of the
  Directors ............of the Merger" and "Special Factors - Reasons for the
                        Merger and Recommendation of Board, have unanimously approved the Merger and recommended that the Board of Directors." Two of the TSI shareholders eight members of the Board of Directors have agreements with the Company containing job protection provisions that will be triggered by the Merger. See "Interests of Certain
                        Persons in the Merger - Stay-in-Place Agreements."

Date, Place and Time    This Proxy Statement is furnished to holders of shares
  of the Special        of TSI Common Stock for use at the Special Meeting in
  Meeting ..............connection with the approval of the Merger. The Special
                        Meeting will be held at the Four Points Sheraton Hotel, 1330 Industrial Boulevard, Minneapolis, Minnesota 55413 on May 3, 2000 at 9:00 a.m. Central Daylight Time, and at any adjournments or postponements of the Special
                        Meeting.

Record Date, Voting     The Company has set a record date for determining those
  At the Meeting .......shareholders who are entitled to notice of and to vote at the Special Meeting. The Record Date is March 22,
                        2000 (the "Record Date"). See "The Special Meeting -
                        Record Date; Voting at the Meeting."

Total Value to TSI      The total value to TSI Shareholders of the Merger is
  Shareholders of the   expected to be approximately $163 million, consisting of
  Merger ...............approximately $158 million in cash to be paid for shares of TSI Common Stock other than shares owned by Mr. Fauth and his affiliates, based on the number of shares of TSI
                        Common Stock outstanding on the Record Date, and approximately $5 million in cash to be paid to holders of stock options.


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

Options ................Each option to purchase TSI Common Stock outstanding immediately prior to the Effective Time (whether or not the option is vested or exercisable) will be canceled. Each holder of an option that is canceled will receive a cash payment equal to the product of (a) the difference between $15.25 and the option exercise price multiplied by (b) the total number of shares subject to the option, less any applicable withholding taxes. See "Interests of Certain Persons in the Merger - Treatment of Options."

Interest of Certain     In June 1999 the Company entered into Stay-In-Place
  Persons in the        Agreements with each of James E. Doubles, Lowell D.
  Merger ...............Nystrom and an executive officer who is not a member of the Board of Directors. Under these agreements, these individuals are entitled to certain severance payments in the event that in a one or two-year period after a change in control, his employment is terminated or constructively terminated without cause. Consummation of the Merger will constitute a change of control of TSI within the meaning of these agreements. The Merger
                        Agreement also provides that indemnification insurance will be maintained for TSI's officers and directors, and indemnification provisions in TSI's current Articles of Incorporation and bylaws will be continued, for six years after the Merger. See "Interest of Certain Persons in the Merger" for further information.

Dissenters' Rights .....Under the MBCA, TSI's shareholders are entitled to assert dissenters' rights. The obligation of Newco to merge with TSI is subject to the condition that holders of no more than 15% of the outstanding shares of TSI Common Stock exercise dissenters' rights in accordance with the MBCA. Newco may waive this condition. See "The Merger - Dissenters' Rights" and Annex C.

THE MERGER AGREEMENT

Conditions to the       The Merger will be completed only if a number of
  Merger ...............conditions are met or waived by TSI, Newco and JJF
                        Group, as applicable. These conditions include, among other things:

                        o     TSI shareholders approve the Merger;

                        o Holders of not more than 15% of the outstanding shares of TSI Common Stock exercise dissenters' rights under the MBCA;

                        o No judgment, injunction or order prohibiting the Merger exists;

                        o     All necessary governmental approvals are obtained;
                              and

                        o No director of TSI breaches the voting agreement with Newco and JJF Group which requires that each director vote his respective shares of TSI Common Stock in favor of approval and adoption of the Merger Agreement and Merger.

Financing the Merger ...Mr. Fauth and Newco have advised the Company that they intend to finance the Merger by means of a combination of approximately $65 million in equity, $100 million in senior debt and $15 million in subordinated debt. The equity portion of the financing is expected to consist of cash and contribution by Mr. Fauth to JJF Group of 1,009,000 shares of TSI stock owned by him, which under the Merger Agreement would be canceled without receipt of any payment. U.S. Bank has issued to JJF Group commitment letters to provide the senior debt and unsecured subordinated debt. The senior debt would be loaned by a syndicate of banks arranged by U.S. Bank acting as agent and one of the banks, and would be secured by a security interest in substantially all of TSI's assets. The U.S. Bank commitment letters are subject to customary conditions.

Superior Proposals      TSI may accept another offer under certain
  and Termination       circumstances. However, TSI must pay JJF Group $5
  Fee ..................million if the Merger Agreement is terminated in the event that:

                        o TSI abandons the Merger Agreement or the Merger Agreement is terminated by TSI prior to the Special Meeting because TSI has entered into a definitive agreement concerning another acquisition proposal that TSI's Board of Directors has determined in good faith, after consultation with outside legal counsel, is superior to the Merger ("Superior Proposal"). See "The Merger Agreement - No Solicitations of Transactions; Right to Enter Into a Superior Proposal"; or

                        o JJF Group terminates the Merger Agreement because there has been a material misrepresentation or material breach on the part of TSI in the representations, warranties or covenants of TSI set forth in the Merger Agreement, or because there has been a material failure by TSI to comply with its obligations under the Merger Agreement which breach or failure has not been cured by TSI within the time limits specified in the Merger Agreement.

                        JJF Group is obligated to pay TSI a $5 million termination fee under certain circumstances. See "The Merger Agreement - Termination."

Amending or Waiving     The Merger Agreement may be amended or its conditions
  Terms of the          precedent to closing waived at any time before or after
  Merger Agreement .....the Special Meeting. However, any amendment or waiver that reduces the consideration payable to shareholders, changes the form or timing of such consideration, or changes any other terms and conditions of the Merger
                        Agreement, may not be made after the Special Meeting without the further approval of TSI's shareholders if the changes, alone or in the aggregate, will materially adversely affect TSI's shareholders.

Federal Income Tax      The receipt of cash by holders of TSI Common Stock will
  Consequences .........be a taxable transaction. All shareholders are urged to consult their own tax advisors to determine the effect of the Merger on the shareholder under federal law, and under their own state and local tax laws. See "Special
                        Factors - Certain Federal Income Tax Consequences."

Regulatory and          Other than compliance with the Hart-Scott-Rodino
  Third-Party           Antitrust Improvements Act of 1976, no material
  Approvals ............regulatory approvals are required. Failure to obtain non-material governmental consents will not prevent completion of the Merger. See "The Merger - Regulatory
                        Requirements."

TSI Common Stock        The closing price of TSI Common Stock on January 7,
  Information ..........2000, which was the trading day immediately preceding
                        TSI's announcement that it had signed the Merger
                        Agreement, was $12.13. The closing price of TSI Common
                        Stock on March 23, 2000, which was the last trading day for which a closing sales price was available before this Proxy Statement was mailed, was $14.6875 per share.

Opinion of Financial    William Blair & Company L.L.C. ("William Blair"),
  Advisor ..............financial advisor to the Board of Directors, has provided an opinion to the Board of Directors that the cash price of $15.25 per share provided in the Merger
                        Agreement is fair, from a financial point of view, to holders (other than JJF Group or Newco) of TSI Common
                        Stock. The full text of William Blair's written opinion, which sets forth the assumptions made, the matters considered, the scope and limitations of the review undertaken and the procedures followed by William Blair in rendering such opinion, is attached to this Proxy
                        Statement as Annex B. William Blair's opinion was provided for the information and assistance of the Board of Directors and is not a recommendation as to how TSI shareholders should vote at the Special Meeting. TSI shareholders are urged to, and should, read William
                        Blair's opinion carefully and in its entirety. See
                        "Special Factors - Opinion of the Company's Financial
                        Advisor." William Blair will receive a fee customary for this type of transaction if the Merger is consummated.
                        See "Interests of Certain Persons in the Merger - Fees
                        Payable to the Financial Advisor."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following table sets forth selected historical consolidated financial data for the Company. The Company received proceeds from the sale of the Handar assets of $11.8 million. The selected historical consolidated financial data should be read in conjunction with the unaudited condensed consolidated financial statements, audited consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections appearing elsewhere in this Proxy Statement. The interim data for the nine months ended December 31, 1999 and 1998, in the opinion of management of the Company, contains all adjustments necessary for a fair presentation of such information. The results of operations for the nine months ended December 31, 1999 and consolidated statements of financial position as of December 31, 1999, should not be taken as indicative of future operating results or financial position for the full year ending March 31, 2000.

                                TSI Incorporated
                 Selected Historical Consolidated Financial Data

----------------------------------------------------------------------------------------------------------------------------
                                  Nine Months Ended
                                    December 31,                                 Year Ended March 31,
----------------------------------------------------------------------------------------------------------------------------
                                1999          1998          1999          1998          1997          1996          1995
----------------------------------------------------------------------------------------------------------------------------
OPERATIONS STATEMENT DATA                    (In thousands, except percentages and per share amounts)
----------------------------------------------------------------------------------------------------------------------------
Net sales                       $81,884       $63,873       $85,352       $81,012       $80,240       $69,233       $48,903
----------------------------------------------------------------------------------------------------------------------------
Gross profit                     43,550        35,634        48,194        45,085        44,971        38,491        28,566
----------------------------------------------------------------------------------------------------------------------------
      Percent of sales             53.2%         55.8          56.5%         55.7%         56.0%         55.6%         58.4%
----------------------------------------------------------------------------------------------------------------------------
Operating expenses               30,439        27,943        37,015        35,670        34,246        30,355        23,853
----------------------------------------------------------------------------------------------------------------------------
      Percent of sales             37.2%         43.8%         43.4%         44.1%         42.6%         43.9%         48.8%
----------------------------------------------------------------------------------------------------------------------------
Operating income                 13,111         7,691        11,179         9,415        10,725         8,136         4,714
----------------------------------------------------------------------------------------------------------------------------
      Percent of sales             16.0%         12.0%         13.1%         11.6%         13.4%         11.8%          9.6%
----------------------------------------------------------------------------------------------------------------------------
Net earnings                     12,992         5,391         7,782         6,826         7,213         5,482         3,432
----------------------------------------------------------------------------------------------------------------------------
      Percent of sales             15.9%          8.4%          9.1%          8.4%          9.0%          7.9%          7.0%
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
Basic earnings per share          $1.15          $.47          $.69          $.59          $.64          $.51          $.33
----------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share         1.13           .47           .68           .58           .62           .49           .32
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                  At December 31,                                  As of March 31,
----------------------------------------------------------------------------------------------------------------------------
                                1999          1998          1999          1998          1997          1996          1995
----------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
----------------------------------------------------------------------------------------------------------------------------
Cash and equivalents             $9,887       $10,495      $ 13,437        $9,386        $7,695          $688        $9,552
----------------------------------------------------------------------------------------------------------------------------
Working capital                  28,928        31,346        32,172        31,243        26,006        18,498        16,855
----------------------------------------------------------------------------------------------------------------------------
Total assets                     89,019        58,688        60,968        57,834        50,878        42,512        32,167
----------------------------------------------------------------------------------------------------------------------------
Long-term debt                    1,966             0             0             0             0             0             0
----------------------------------------------------------------------------------------------------------------------------
Shareholders' equity             62,429        48,406        49,394        47,443        41,320        33,598        26,342
----------------------------------------------------------------------------------------------------------------------------

                     INFORMATION CONCERNING TSI COMMON STOCK

      As of the Record Date, there were approximately 11,377,241 shares of TSI Common Stock outstanding and approximately 587 shareholders of record of TSI Common Stock. TSI Common Stock is traded on the over-the-counter market under the symbol TSII. The following table sets forth for the quarterly periods the high and low closing sales prices as quoted on Nasdaq, and dividends declared. All prices are without retail markups, markdowns or commissions.

                                                               Sale Price
                                         Dividends             ----------
                                         Declared         High            Low
                                         --------         ----            ---
Fiscal year ended March 31, 1998
   First Quarter .......................   $.025         $10.38          $8.75
   Second Quarter ......................    .025          11.00           8.75
   Third Quarter .......................    .030          10.88           9.00
   Fourth Quarter ......................    .030          10.38           7.63
Fiscal year ended March 31, 1999
   First Quarter .......................    .030           9.00           7.31
   Second Quarter ......................    .030           9.25           6.88
   Third Quarter .......................    .030           9.13           6.63
   Fourth Quarter ......................    .030           9.13           7.50
Fiscal year ending March 31, 2000
   First Quarter .......................    .030          12.00           7.50
   Second Quarter ......................    .030          14.94          11.25
   Third Quarter .......................    .030          12.75          10.38

      The Company has a policy of paying dividends quarterly in May, August, November and February on TSI Common Stock. Dividends have been paid each year since 1975. As of February 2000, the quarterly dividend rate was $.03 per share.

      On January 7, 2000, the trading day before the public announcement of entering into the Merger, the high and low sales prices for the TSI Common Stock were $12.13 and $11.50, respectively, as quoted on Nasdaq. The closing sales price for TSI Common Stock on January 7, 2000 was $12.13 per share. The closing price of TSI Common Stock on March 23, 2000, which was the last trading day for which a closing sales price was available before this Proxy Statement was mailed, was $14.6875 per share.

                               THE SPECIAL MEETING

Date, Place, Time and Purpose

      This Proxy Statement is being furnished to TSI shareholders in connection with the solicitation of proxies by the Board of Directors of TSI for use at the Special Meeting to be held at the Four Points Sheraton Hotel, 1330 Industrial Boulevard, Minneapolis, Minnesota 55413 on May 3, 2000 at 9:00 a.m. Central Daylight Time, and any adjournments and postponements of the Special Meeting. At the Special Meeting, holders of TSI Common Stock of record as of the close of business on the Record Date will be eligible to vote upon the recommendation of TSI's Board of Directors and the Special Committee to approve and adopt a plan of merger in accordance with the Merger Agreement, pursuant to which (i) Newco will be merged with TSI, with TSI being the Surviving Corporation, and (ii) each outstanding share of TSI Common Stock will be canceled and converted automatically into the right to receive $15.25 in cash, payable to the holder of such share, without interest, other than shares of TSI Common Stock held by Newco, JJF Group and shareholders who are entitled to, and who have perfected, their dissenters' rights.

      This Proxy Statement and the accompanying form of proxy are first being mailed on or about March 24, 2000, to all shareholders of record as of the Record Date.

Matters to Be Considered at the Meeting; Effect of Approval of Merger Agreement

      At the Special Meeting, holders of TSI Common Stock as of the Record Date will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement.

      Under Minnesota law, a plan of merger involving a Minnesota corporation must initially be approved by the affirmative vote of a majority of the board of directors of the corporation prior to submission of the plan to such corporation's shareholders. In accordance with Minnesota law, the Board of Directors of the Company has unanimously approved the Merger Agreement and has directed that it be submitted to the shareholders for their approval.

      The Board of Directors and the Special Committee have approved the Merger Agreement and recommends that the shareholders vote "FOR" approval and adoption of the Merger Agreement.

Record Date; Voting at the Meeting

      The Board of Directors has fixed the close of business on March 22, 2000 as the Record Date for the determination of the shareholders entitled to notice of, and to vote, at the Special Meeting and any adjournments and postponements of the Special Meeting. On the Record Date, there were 11,377,241 shares of TSI Common Stock outstanding, which shares were held by approximately 587 shareholders of record. Shares of TSI Common Stock are the only authorized and outstanding voting securities of the Company. Each holder of TSI Common Stock as of the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of the shareholders at the Special Meeting. Votes at the Special Meeting will be tabulated by an Inspector of Election appointed by TSI.

      A majority of the shares of TSI Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. If a quorum is not present, the Special Meeting may be adjourned from time to time, until a quorum is present. Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum at the Special Meeting for the transaction of business.

      The TSI Board of Directors and the Special Committee have determined that the right to receive $15.25 in cash for each share of TSI Common Stock is fair to, and in the best interests of, TSI shareholders. However, any holder of record of TSI Common Stock as of the Record Date who, prior to the vote on the Merger at the Special Meeting, makes a written demand by following the procedures prescribed by Sections 302A.471 and 302A.473 of the MBCA, has the right to payment of the "fair value" of such shares by TSI, as the Surviving Corporation in the Merger, in lieu of receiving the consideration provided under the Merger Agreement (the "Dissenters' Rights"). A summary of the procedures relating to the exercise of Dissenters' Rights under Minnesota laws included in this Proxy Statement under "The Merger - Dissenters' Rights" and the full text of Sections 302A.471 and 302A.473 of the MBCA is included as Annex C hereto. The obligation of Newco to merge into TSI is subject to the condition that holders of no more than 15% of the outstanding shares of TSI Common Stock satisfy the MBCA's procedures to properly exercise and perfect Dissenters' Rights. Newco may waive this condition. See "The Merger - Dissenters' Rights."

Vote Required

      Approval of the principal terms of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of TSI Common Stock entitled to vote at the Special Meeting. A failure to vote, an abstention from voting, or a broker non-vote, will have the same legal effect as a vote cast against approval of the Merger and the Merger Agreement. Brokers, and in many cases nominees, will not have discretionary power to vote on the proposals to be presented at the Special Meeting. Accordingly, beneficial owners of shares must instruct their brokers or nominees how to vote their shares at the Special Meeting.

Solicitation; Proxy Solicitor, Revocation and Use of Proxies

      TSI will bear all expenses of the solicitation of proxies in connection with this Proxy Statement, including the cost of preparing and mailing this Proxy Statement. TSI will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of TSI Common

Stock. TSI shareholder proxies may be solicited by directors, officers and employees of the Company in person or by telephone, facsimile or by other means of communication.

      TSI has hired Corporate Investor Communications, Inc. ("CIC") to assist in soliciting proxies in connection with the Special Meeting. TSI has agreed to pay CIC a fee of $6,000 plus reimbursement of expenses in connection with their engagement to solicit proxies for the Special Meeting.

      A shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of TSI written notice revoking it before the vote at the Special Meeting; (ii) executing a proxy with a later date; or (iii) attending the Special Meeting and voting in person. Any written notice of revocation should be delivered to TSI Incorporated, 500 Cardigan Road, Shoreview, Minnesota 55126, Attention: Secretary. Subject to proper revocation, all shares of TSI Common Stock represented at the Special Meeting by properly executed proxies received by TSI will be voted in accordance with the instructions contained in such proxies. Executed, but unmarked proxies will be voted "FOR" approval of the Merger.

Surrender of Share Certificates

      Norwest Bank Minnesota, N.A. ("Norwest") has been designated to act as paying agent for the benefit of holders of shares of TSI Common Stock in connection with the Merger. JJF Group will deposit with Norwest an irrevocable letter of credit allowing Norwest to draw funds to pay TSI shareholders.

      Promptly after the date on which the transactions contemplated by the Merger Agreement are consummated (the "Closing Date"), Norwest will send to each holder of shares of TSI Common Stock a letter of transmittal (the "Letter of Transmittal") and instructions for use in effecting the surrender of stock certificates. The Letter of Transmittal will specify that the delivery will be effected, and risk of loss and title will pass, only upon delivery of the stock certificates representing shares of TSI Common Stock to Norwest. Norwest will receive a fee which TSI expects will be approximately $16,000 as compensation for its services, plus reimbursement of its out-of-pocket expenses in connection with such services. TSI has agreed to indemnify Norwest against certain liabilities arising out of or in connection with its engagement.

      Each holder of a share of TSI Common Stock that has been converted into the right to receive the cash payment of $15.25 per share, upon surrender to Norwest of a stock certificate or certificates representing such shares, together with a properly completed Letter of Transmittal covering such shares, shall receive the cash payment. Until so surrendered, each such stock certificate will, after the Effective Time, represent for all purposes only the right to receive such cash payment. No interest will be paid or will accrue on the cash payment.

      If any portion of the cash payment is to be paid to a person other than the registered holder of the stock certificate surrendered in exchange therefor, the stock certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer. In addition, the person requesting such payment must pay to Norwest any transfer or other taxes required as a result of such payment, or establish that such tax has been paid or is not applicable. Beginning six months after the Closing Date, holders of TSI Common Stock who have not surrendered their stock certificates will be entitled to look to JJF Group only as general creditors for payment of their claim for cash.

      If any stock certificates representing shares of TSI Common Stock have not been surrendered within six months after the Closing Date, any cash in respect of such stock certificates will, to the extent permitted by applicable law, become the property of JJF Group upon demand. In addition, if any cash in respect of certificates representing shares of TSI Common Stock would, prior to the six months after the Effective Time, otherwise escheat to or become the property of a governmental entity, such cash will, to the extent permitted by applicable law, become the property of JJF Group upon demand. To the fullest extent permitted by law, neither JJF Group nor Norwest will be liable to any holder of a share of TSI Common Stock or to any other person for any cash payment delivered in respect of such share to a public official pursuant to any applicable abandoned property, escheat or similar law.

      At and after the Closing Date, there will be no further registration of transfers of TSI Common Stock on the records of TSI or its transfer agent. From and after the Closing Date, the holders of TSI Common Stock will cease to have any rights with respect to such shares except as provided in the Merger Agreement or applicable law.

      The matters to be considered at the Special Meeting are of great importance to the shareholders of TSI.

      Shareholders are urged to read and carefully consider the information presented in this Proxy Statement and to complete, date and sign the accompanying proxy card and return it promptly to TSI in the enclosed postage-prepaid envelope.

                                 SPECIAL FACTORS

Background of the Merger

      The Company's Board of Directors has been aware of Mr. Fauth's interest in the Company for more than a year. On November 25, 1998, two non-employee Board members met with Mr. Fauth. These members reported on their meeting with Mr. Fauth at the December 10, 1998 Board meeting and Mr. Fauth's interest was discussed. At its March 26, 1999 Board meeting, the Board discussed Mr. Fauth's March 11, 1999 letter in which he proposed taking the Company private, the Company's five-year projections for revenue, earnings and earnings per share, data on the Company's stock history for a two-year period, and information submitted by management outlining various valuation methods and providing preliminary estimates of the Company's stock value. After discussion, the Company's Board determined it needed further study of the matter, and management was directed to bring advisors to the April Board meeting who could give an educational presentation and provide insights on means of enhancing stockholder value.

      At the April 23, 1999 Board meeting, a principal of William Blair & Company, L.L.C. ("William Blair"), an investment banking firm, made a presentation on possible ways to enhance stockholder value. He also discussed market statistics of various companies, including measurement and control instrumentation companies. Following that presentation, the Board unanimously agreed to reject Mr. Fauth's overture. The Board agreed that remaining as an independent public company was in the long-term best interest of the Company's stockholders.

      On May 13, 1999, two attorneys representing Mr. Fauth met with the Company's counsel. They advised the Company's counsel that Mr. Fauth did not intend to accept the Board's decision to remain an independent public company and that Mr. Fauth intended to pursue the matter aggressively.

      Mr. Fauth's interest in the Company was again discussed at the May 27, 1999, Board meeting, at which time it was concluded that William Blair would be retained to advise the Board. The Board also scheduled a meeting in mid-June to address the revised strategic and operational plans of the Company for the next three to five years in light of the May 26, 1999, acquisition of Environmental Systems Corporation.

      By letter dated June 14, 1999, Mr. Fauth proposed to acquire the Company for $12.50 per share, subject to various contingencies (the "Fauth June Offer"). The Board carefully considered this proposal at the already scheduled June 16, 1999, Board meeting. At this meeting, William Blair, which was already scheduled to make a comprehensive presentation regarding the Company and its options, also provided the Board with a preliminary analysis of Mr. Fauth's June Offer. After considering the many factors detailed in the Company's proxy statement for the Company's 1999 Annual Meeting, the Board voted unanimously to reject Mr. Fauth's June Offer.

      On June 16, 1999, Mr. Fauth and entities affiliated with him publicly announced and initiated a proxy contest in connection with the 1999 Annual Meeting. Mr. Fauth and his affiliates sought to replace three current members of the Board, including the Company's Chairman, President and Chief Executive Officer, James E. Doubles, with himself and two executives of his affiliated corporations. Mr. Fauth and his affiliates also asked the Company's stockholders to approve a number of changes to the Company's Articles of Incorporation and Bylaws. On July 9, 1999, Mr. Fauth and his affiliates announced the commencement of a tender offer for all shares of TSI common stock at $14.00 per share (the "Fauth Tender Offer"). Approval of Mr. Fauth's proxy proposals were conditions to consummation of the Fauth Tender Offer.

      On July 15, 1999, the Company's Board met with representatives of William Blair and the Company's counsel to consider the Fauth Tender Offer. At this special meeting, the Company's Board of Directors unanimously determined to reject the Fauth Tender Offer, based upon the Board's determination that the offer was not in the best interest of the Company and its stockholders. The Board considered the Fauth Tender Offer to be highly contingent and without adequate assurances that financing would be available to carry it out. In addition, the Board concluded that acceptance of the Fauth Tender Offer and the Fauth proxy proposals would make it extremely difficult for the Company to seek out alternative transactions at a greater value.

      Accordingly, based upon its deliberations over the preceding six months, as summarized above, the Board of Directors unanimously recommended that the Company's stockholders reject the offer and not tender their shares. In reaching its determinations and recommendations described above, the Board of Directors considered a number of factors, including those set forth in the Company's proxy statement for the 1999 Annual Meeting.

      At the annual meeting on July 22, 1999, as reconvened on August 3, 1999, the shareholders rejected the six proposals presented by Mr. Fauth and re-elected the directors nominated by the Board of Directors. At the annual meeting of directors, William Blair representatives reported on its activities with respect to the evaluation of strategic alternatives and the Board instructed William Blair to continue its activities in this area. The Fauth Tender Offer expired on August 11, 1999 with the conditions not having been satisfied and no shares accepted for payment. Mr. Fauth's tender offer was not renewed.

      Additional Board meetings were held on August 17, September 22, October 28, November 8, and November 18. During this period, William Blair continued to evaluate and report to the Board with respect to various strategic and financial alternatives, including the following:

      - Share repurchase by the Company;

      - Minority investment by a third party;

      - Leverage recapitalization/special dividend;

      - Joint venture with a strategic partner;

      - Sale of assets or a segment of the business;

      - A merger of equals; or

      - Remain independent and grow internally and by acquisition.

      At the Board's direction, William Blair also approached 67 strategic and 56 financial buyers with respect to a potential acquisition. Forty-four of the parties executed a confidentiality agreement and received a confidential memorandum on the Company. Three of these submitted indications of interest and one visited the Company's data room and attended a management presentation. The Company and its investment bankers advised the potential acquirers that any offer had to be in excess of the $14.00 per share previously proposed by Mr. Fauth in the tender offer. Ultimately, none of the three parties who had indicated interest in submitting a proposal made a formal offer. The two financial buyers indicated that the price was too high and the strategic buyer concluded that there were insufficient synergies between that buyer's existing business and the Company's business.

      Accordingly, William Blair was authorized to encourage Mr. Fauth to submit a final and best offer and to revise the terms of his offer to remove various provisions which the Board of Directors found objectionable. On December 2, 1999, Mr. Fauth increased his price to $15 per share, agreed to become personally a party to the Merger Agreement, agreed to remove any contingency based on financing, and agreed to pay $5 million to the Company if he could not close the transaction because of the lack of financing. Details of this proposal were discussed by counsel for the parties and Mr. Fauth submitted a formal proposal to the Company's Board of Directors on December 3, 1999. At the Board's request, Mr. Fauth also provided a letter outlining the financing which he proposed to close the transaction. This financing contemplated a total purchase price of approximately $180 million, of which $65 million would be provided as equity by Mr. Fauth and $115 million would be provided as debt from financial institutions.

      At a meeting held on December 6, 1999, the Board met to discuss Mr. Fauth's revised offer. It concluded that the price should be increased and that there were other provisions in the proposed Merger Agreement which should be revised. In particular, the directors strongly objected to a provision in the proposed Merger Agreement which provided a $5 million breakup fee payable by the Company to Mr. Fauth in the event that the Company's shareholders failed to approve the merger. A negotiating team, consisting of Board member Donald Sullivan and Richard Flint of the Gray, Plant, Mooty, Mooty & Bennett, P.A. law firm, the Company's outside counsel, was appointed to meet with Mr. Fauth.

      The negotiating team communicated the Board's position to Mr. Fauth and his advisors at a meeting on December 10, 1999. Mr. Fauth responded on December 16, 1999. Among other things, Mr. Fauth indicated that he would delete the provision requiring a termination fee in the event that the transaction was not approved by the shareholders or did not close by an agreed outside drop-dead date if the Board unanimously approved and recommended the transaction to the shareholders and the Company agreed to hire a proxy solicitation firm to encourage shareholders to vote for the Merger.

      The negotiating team reported back to the Board of Directors at a special meeting held on December 20, 1999. At that meeting, the Board concluded that while significant progress had been made, the price should be increased and additional information needed to be provided regarding Mr. Fauth's capacity to provide the financing referred to in his December 3, 1999 letter. An expanded negotiation team, consisting of Messrs. Doubles, Sullivan, and Flint, was designated to communicate the Board's position to Mr. Fauth and his advisors. The negotiating team met with Mr. Fauth and his advisors on December 22, 1999. On December 30, 1999, Mr. Fauth offered to raise his price to $15.25 per share if the proposed acquisition was unanimously approved by the Board and each director agreed to vote his shares in favor of the Merger pursuant to voting agreements.

      On January 7, 2000, the Board of Directors met to review and act upon the terms of Mr. Fauth's revised offer. At the beginning of the Board meeting, the Board appointed a Special Committee pursuant to MBCA Section 302A.673 consisting of directors Carlson, Levesque, Roering, Sullivan and Whalen, to consider the Merger. None of these directors was then or had been within the previous five years an officer or employee of the Company. The Board meeting was then adjourned while the Special Committee met separately with its own independent counsel. After the Special Committee meeting ended, the Board meeting was reconvened. William Blair delivered to the Board of Directors a draft of its written opinion that the proposed merger was fair, from a financial point of view, to TSI's shareholders (other than JJF Group and Newco). William Blair also reviewed in detail the factors underlying its opinion. See "Special Factors - Opinion of the Company's Financial Advisor." The draft Merger Agreement was also reviewed in detail as were the voting agreements being requested of the various Board members. Various changes were suggested in the draft Merger Agreement and these were communicated by telephone to Mr. Fauth who agreed to accept the changes. Mr. Fauth's ability to obtain financing was discussed in detail and it was agreed that the Company would have the right to terminate the Merger Agreement if Mr. Fauth did not provide a bank commitment letter by January 31, 2000.

      The Board meeting was then adjourned to allow the Special Committee to meet and formulate its decision. Upon reconvening of the full Board meeting, the Special Committee reported that it unanimously recommended approval of the Merger and Merger Agreement, and entering into the voting agreements. Following this report, the Board of Directors unanimously approved the Merger Agreement and authorized the Chief Executive Officer of the Company to execute and deliver the Merger Agreement on behalf of the Company.

      On the morning of January 10, 2000, the Merger Agreement was executed and delivered, and the Company announced the signing of the Merger Agreement. See "Special Factors - Reasons for the Merger and Recommendation of the Board of Directors." Subsequently, on February 1, 2000, after receiving the commitment letters from Mr. Fauth's bank, the Board of Directors ratified the execution of the Merger Agreement and voting agreement as executed, and determined that the commitment letters were satisfactory.

Reasons for the Merger and Recommendation of the Board of Directors

      In reaching its decision to enter into the Merger Agreement, the Board of Directors of the Company considered a number of factors, including the following:

      1. The Board of Directors, with the assistance of its financial advisor and management, undertook an extensive investigation of strategic alternatives, including seeking offers of greater value and undertaking further discussions with Mr. Fauth and his representatives since the beginning of calendar 1999. William Blair contacted a broad group of 67 potential strategic buyers and 56 potential financial buyers. An extensive confidential memorandum was distributed to 44 of these potential buyers who signed confidentiality agreements. None of these parties submitted an offer at a price higher than Mr. Fauth's.

      2. The $15.25 price to be paid by JJF Group was increased by $2.75 per share, or 22%, from Mr. Fauth's initial $12.50 per share proposal. In addition, many of the contingencies previously included in the $14 tender offer were removed.

      3. Mr. Fauth indicated his intention to continue the Company as an independent company headquartered in Minnesota, and he stated that he intended to use it as a platform to grow and to acquire other companies. He also indicated he does not intend to unduly leverage the Company, and plans to continue the Company's research and development activities but with a greater emphasis on market-driven product development rather than basic research.

      4. The Board received the input of numerous shareholders, many of whom expressed their opinion that the Company should be sold at the present time at the highest price obtainable. Others expressed the view that a sale should occur only if a fair price could be achieved at this time. There were others who stated that the Company should remain as an independent company.

      5. The financial presentation of William Blair (including the assumptions and methodologies underlying its analyses and presentations of the stand-alone value of the Company) made to the Board of Directors and the opinion of William Blair to the effect that, as of January 7, 2000, the cash payment of $15.25 per share was fair from a financial point of view as described under "Special Factors - Opinion of the Company's Financial Advisor."

      6. The premium which the cash payment represents over the historical and recent market prices for shares of TSI Common Stock, as described under "Special Factors - Opinion of the Company's Financial Advisor" and "Information Concerning TSI Common Stock."

      7. Management's discussion with the Board of Directors concerning the current conditions of the Company and the industry in which it operates, and management's projections as to the most likely financial results to be achieved over the next several years, were also considered. While these projections were for a significant increase in the Company's sales and profits, there was a serious question whether such increases, if they were achieved, would be reflected in the public stock price.

      8. A review of strategic alternatives to increase shareholder value convinced the Board that the preferable alternatives were to sell at the present time or to remain an independent company.

      9. A review of the terms and conditions of the Merger Agreement, including the fact that the Merger Agreement permits the Company's Board of Directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, third parties in response to unsolicited acquisition proposals, and to terminate the Merger Agreement if the Company's Board of Directors determined that a superior proposal (a "Superior Proposal") has been made, subject to payment of a break-up fee (see "The Merger Agreement - Termination Fees").

      10. The likelihood that Newco will be able to complete the Merger (see "The Merger Agreement - Termination"), including the fact that JJF Group must pay TSI a termination fee of $5 million in the event the Merger is not consummated due to JJF Group and Newco not obtaining financing to consummate the transactions contemplated by the Merger Agreement.

      11. Consideration of the cost to the Company, distraction of management, and possible adverse effect upon employee morale and Company relationships with its suppliers and customers if the acquisition efforts of Mr. Fauth continued for an extended period.

      12. A review of the Company's business, management, financial performance and condition, strategic objectives, prospects and competitive position.

      In approving the Merger, the Board of Directors was aware that as a result of the Merger, TSI Common Stock will no longer be publicly traded.

      The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. Individual members of the Board of Directors may have given differing weights to differing factors.

The Board's Recommendation

      The Board of Directors of the Company, following the unanimous recommendation to it by the members of the Special Committee, has unanimously approved the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement and recommends that the shareholders vote "FOR" approval and adoption of the Merger Agreement and the Merger. The Board believes that the consideration to be received by unaffiliated TSI shareholders is fair and in the best interests of TSI shareholders.

Opinion of the Company's Financial Advisor

      William Blair has acted as financial advisor to the Company in connection with the Merger and has assisted the Company's Board of Directors in their examination of the fairness, from a financial point of view, of the cash consideration to be received by shareholders in the Merger. The consideration offered by Mr. Fauth resulted from negotiations between the Company and Mr. Fauth and was not initially determined by William Blair.

      William Blair was retained by the Board of Directors to: (i) render certain financial advisory and investment banking services in connection with the Company's analysis of its strategic options to enhance shareholder value including, without limitation, evaluating possible acquisitions of other companies, a possible corporate restructuring or recapitalization, and a possible business combination (through tender offer, merger, sale or exchange of stock, sale of all or a substantial part of its assets or otherwise) of the Company with another party (collectively, the "Possible Transaction") and (ii) render an opinion as to the fairness, from a financial point of view, to the holders of TSI Common Stock of the consideration to be received by such stockholders in the Possible Transaction (the "Opinion"). William Blair was hired based on its qualifications and expertise in providing advice to companies in merger and acquisition transactions, as well as its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated June 15, 1999, the fee payable to William Blair for its role in rendering its Opinion to the Board of Directors was $300,000. This fee was payable upon delivery of the Opinion, regardless of the conclusion reached by William Blair in its Opinion. William Blair will receive a fee for its role as financial advisor upon the closing of the Merger in the amount of 1.25% of the total consideration, as defined in the letter agreement dated June 15, 1999, less quarterly retainer payments totaling $50,000 and the $300,000 fee paid for rendering the Opinion. Furthermore, TSI has agreed to reimburse William Blair for certain out-of-pocket expenses and to indemnify William Blair for certain liabilities arising in connection with William Blair's Opinion.

      At the request of TSI, on January 7, 2000, William Blair delivered an oral Opinion to the Board of Directors, which was subsequently confirmed in writing to the Board of Directors as of such date, that, based upon and subject to the matters set forth in its written Opinion as of such date, the cash price of $15.25 per share of TSI Common Stock to be paid in the Merger to the holders of TSI Common Stock (other than JJF Group or Newco) was fair, from a financial point of view to such holders. The full text of the written Opinion of William Blair, dated January 7, 2000, is set forth as Annex B to this Proxy Statement and describes the assumptions made, matters considered and limits on the scope of the review undertaken. TSI shareholders are urged to read the Opinion carefully and in its entirety.

      William Blair's Opinion addresses only the fairness of the consideration to be received in the Merger, from a financial point of view, by the shareholders of TSI (other than JJF Group or Newco) and does not constitute a recommendation to any shareholder of TSI as to how such shareholder should vote with respect to the approval of the Merger.

      In addition to the analytical methodologies employed, the cash payment offered by Mr. Fauth is the result of a marketing process which included contacting 123 potential strategic and financial acquirers for the Company. Upon a review of indications received and discussions with potential acquirers, the $15.25 cash payment represented the highest price among all parties contacted.

      In rendering its Opinion, William Blair assumed and relied upon the accuracy and completeness of the financial and other information obtained from public sources or provided to it by the Company, and William Blair has not assumed responsibility for any independent verification of such information or undertaken any obligation to verify such information. In addition, with respect to the financial forecasts and projections of the Company used in William Blair's analysis, the Company's management informed William Blair that such forecasts and projections represent management's best current judgment of the future financial performance of the Company on a stand-alone basis, and William Blair assumed that the projections had been reasonably prepared based on such current judgment. William Blair assumed no responsibility for, and expresses no view as to, such forecasts and projections or the assumptions on which they were based.

      William Blair also took into account its assessment of general economic, market, financial and other conditions and its experience in similar transactions, as well as its experience in securities valuation in general. William Blair's Opinion is necessarily based upon regulatory, economic, market, financial and other conditions, as well as information made available to William Blair as of January 7, 2000. The regulatory, economic, market, financial and other conditions and the information made available to William Blair, could only be evaluated by William Blair on the date of the Opinion.

      In connection with its Opinion, William Blair reviewed a draft of the Merger Agreement, as well as certain financial and other information that was publicly available or furnished to William Blair by TSI, including certain internal financial analyses, financial forecasts, reports and other information prepared by the management of TSI. William Blair held discussions with members of TSI's management concerning TSI's historical and current operations, financial condition and prospects. In addition, William Blair examined:

      1. A Company prepared analysis of the pro forma effects of the Environmental Systems Corporation acquisition, effective June 1, 1999 and the divestiture of the Company's wholly owned subsidiary, Handar, effective October, 1, 1999.

      2. Information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant.

      3. The financial position and operating results of the Company compared with those of certain other publicly traded companies William Blair deemed relevant.

      4. Current and historical market prices and trading volumes of the common stock of the Company.

      5. Certain publicly available financial and stock market data relating to selected public companies that William Blair deemed relevant.

      6. Information regarding percentage premiums paid for public companies over trading market prices prior to the announcement of an acquisition or merger transaction of relevant size.

      7. Certain other publicly available information on the Company.

      William Blair also conducted such other financial studies, analyses and investigations and reviewed such other factors as William Blair deemed appropriate for the purposes of rendering its Opinion. William Blair also considered the process that resulted in the negotiation of the merger agreement, including its discussions with 123 potential acquirers and its review of various strategic and financial alternatives available to the Company.

      The following summarizes the material factors considered and principal financial analyses performed by William Blair to arrive at its Opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the management and Board of Directors of TSI the assumptions upon which such analyses were based, and other factors. The summary set forth below does not purport to be a complete description of the analyses performed or factors considered by William Blair in this regard.

      Summaries of Valuation Analyses. In connection with its Opinion, William Blair performed certain valuation analyses, including:

      o a comparison with selected publicly traded companies comparable to TSI;

      o an analysis of selected comparable acquisition transactions;

      o a premium analysis;

      o a discounted cash flow analysis; and

      o a leveraged acquisition analysis.

These analyses are summarized below. Financial information set forth below for TSI represents information for the latest twelve months ("LTM") ended September 30, 1999 and reflects pro forma effects of the Environmental Systems Corporation acquisition, effective June 1, 1999 and the divestiture of the Company's wholly-owned subsidiary, Handar, effective October 1, 1999, as provided by management of the Company.

      Analysis of Selected Publicly Traded Companies Comparable to TSI. William Blair reviewed and compared certain financial information relating to TSI to corresponding financial information, ratios and public market multiples for 12 publicly traded companies with operations in the measurement and control instrumentation industry that William Blair deemed relevant. For purpose of analyses, the 12 companies were divided into two groups: Large Capitalization Industry Participants (equity market capitalization greater than $1.0 billion) and Small Capitalization Industry Participants (equity market capitalization less than $1.0 billion). The five selected companies in the Large Capitalization Industry Participants group consisted of (i) Danaher Corp., (ii) Johnson Controls Inc., (iii) Parker-Hannifin Corp., (iv) Tektronix Inc., and (v) Thermo Instrument Systems. The seven selected companies in the Small Capitalization Industry Participants group consisted of (i) Analogic Corp., (ii) BEI Technologies Inc., (iii) Moore Products Co., (iv) MTS Systems Corp., (v) Thermedics Detection Inc., (vi) Thermo Optek Corp., and (vii) Veeco Instruments Inc. William Blair selected these companies because they are publicly traded companies that engage in businesses reasonably comparable to those of TSI. Although William Blair compared the trading multiples of the selected companies at the date of William Blair`s Opinion to the implied merger multiples of TSI, none of the selected companies is identical to TSI. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex consideration and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of the trading multiples of the selected publicly traded companies.

      Among the information considered were sales, operating income ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), net income, earnings per share ("EPS"), gross profit margins, EBIT margins and net income margins, growth in sales and net income, return on assets and equity, and capital structure. The multiples and ratios for TSI and the comparable companies were based on the most recent publicly available financial information and on EPS consensus estimates for 1999 and 2000 from First Call Corporation, and used the closing share prices as of January 4, 2000.

      William Blair calculated the multiples of market equity value ("Equity Value") to net income, as well as multiples of Equity Value plus book value of total debt less cash and equivalents ("Enterprise Value") to LTM sales, LTM EBITDA and LTM EBIT. William Blair then compared these multiples to the relevant TSI multiples implied by the terms of the Merger. Information regarding the multiples implied by the terms of the Merger compared to the multiples from William Blair's analyses of selected comparable publicly traded companies is set forth in the following table.

                                        TSI Implied
                                          Merger        Comparable Company
Multiple(1)                              Multiples        Multiple Range
--------------------------------------------------------------------------------
                                                   Mean   Median   Low     High
                                                   ----   ------   ---     ----
Large Capitalization Industry Participants
Enterprise Value to LTM Sales               1.8x    1.2x    1.1x    0.4x    2.1x
Enterprise Value to LTM EBITDA              9.3x    8.0x    7.7x    4.7x   11.9x
Enterprise Value to LTM EBIT               11.5x   10.9x   10.5x    7.1x   15.3x
Equity Value to LTM Net Income             17.2x   18.0x   16.8x   12.8x   25.4x
Equity Value to Calendar Estimate
1999 Net Income                            17.7x   18.8x   15.7x   12.3x   27.9x
Equity Value to Calendar Estimate
2000 Net Income                            14.4x   15.7x   14.2x   10.8x   21.2x

Small Capitalization Industry Participants
Enterprise Value to LTM Sales               1.8x    1.6x    1.4x    0.6x    3.5x
Enterprise Value to LTM EBITDA              9.3x   10.9x    9.3x    4.7x   20.7x
Enterprise Value to LTM EBIT               11.5x   15.5x   15.7x    6.7x   24.1x
Equity Value to LTM Net Income             17.2x   22.0x   21.6x    9.8x   35.9x
Equity Value to Calendar Estimate
1999 Net Income                            17.7x   22.1x   21.9x   13.2x   31.4x
Equity Value to Calendar Estimate
2000 Net Income                            14.4x   16.3x   16.8x    8.8x   22.5x

----------
(1)   LTM represents the latest 12 months ended September 30, 1999.

      Analysis of Selected Comparable Acquisition Transactions. William Blair performed an analysis of selected recent merger or acquisition transactions in the measurement and control instrumentation industry. The selected transactions were chosen based on William Blair's judgment that they were generally comparable, in whole or in part, to the proposed transaction. In total William Blair examined 16 transactions that were announced between January 1, 1997 and December 31, 1999, including acquisitions for stock, cash or some combination thereof. The selected transactions were not intended to be representative of the entire range of possible transactions in the measurement and control instrumentation industry. The 16 transactions examined were (acquired company / acquirer):

o     Core Industries Inc. / United Dominion Industries Ltd.

o     Daniel Industries Inc. / Emerson Electric Co.

o     Digital Instruments Inc. / Veeco Instruments Inc.

o     Dynatech Corporation / Clayton, Dubilier & Rice Inc.

o     Elsag Bailey Process Automation N.V. / ABB Asea Brown Boveri Ltd.

o     Eurotherm PLC / Siebe PLC

o     Fluke Corporation / Danaher Corp.

o     Gems Sensors Inc. / Danaher Corp.

o     General Signal / SPX Corporation

o     Hach Co. / Danaher Corp.

o     Honeywell Inc. / Allied Signal Inc.

o     Instron Corp. / Kirtland Capital Partners

o     Measurex Corp. / Honeywell Inc.

o     Microdyne Corp. / L-3 Communications Holdings

o     Perkin-Elmer Instruments Div. / EG&G Inc.

o     Total Control Products Inc. / GE Fanuc Automation North America

      Although William Blair compared the transaction multiples of these companies to the implied purchase multiples of TSI, none of the selected acquired companies is identical to TSI. Accordingly, any analysis of the comparable acquisition transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of TSI versus the acquisition values of the companies in the comparable acquisition transactions. William Blair reviewed the consideration paid in such transactions in terms of the Enterprise Value of such transactions as a multiple of sales, EBITDA and EBIT for the latest twelve months prior to the announcement of such transactions. Additionally, William Blair reviewed the consideration paid in such transactions in terms of the price paid for the common stock ("Equity Purchase Price") in such transactions as a multiple of net income for the latest twelve months prior to the announcement of such transactions. Information regarding the multiples implied by the terms of the Merger compared to the multiples from William Blair's analyses of selected comparable acquisition transactions is set forth in the following table:

                                      TSI Implied
                                        Merger         Comparable Acquisitions
            Multiple(1)                Multiples          Multiple Range
--------------------------------------------------------------------------------
                                                 Mean   Median   Low     High
                                                 ----   ------   ---     ----
Enterprise Value to LTM Sales             1.8x    1.7x    1.5x    0.8x    3.5x
Enterprise Value to LTM EBITDA            9.3x   10.6x   10.5x    5.8x   14.8x
Enterprise Value to LTM EBIT             11.5x   14.7x   13.3x    7.6x   31.8x
Equity Purchase Price to LTM Net
Income                                   17.2x   22.8x   21.0x   16.0x   34.9x

----------
(1)   Represents the latest 12 months ended September 30, 1999.

      Premium Analysis. In addition to evaluating multiples paid in transactions in the measurement and control instrumentation industry, William Blair considered, for 13 public transactions (including acquisitions for stock, cash or some combination thereof), the premiums paid over each company's stock price prior to the announcement of a transaction (the "Comparable Acquisition Premium Analysis"). Furthermore, William Blair reviewed 1,594 public transactions (excluding banks and REITS), which were announced from January 1, 1995 to December 31, 1999, for the premiums paid over each company's stock price prior to the announcement of a transaction (the "Merger Premium Analysis"). William Blair noted that the reasons for, and circumstances surrounding, each of the transactions reviewed were diverse and that the premiums fluctuate among different industry sectors and based on perceived growth, synergies, strategic value and the type of consideration utilized in the transaction. The premium analyses conducted by William Blair indicated the following:

                          TSI Implied       TSI Implied
                             Merger           Merger                     Premium Range
          Premium         Premiums (1)     Premiums (2)
-------------------------------------------------------------------------------------------------
                                                                %         %         %         %
                                                               Mean     Median     Low       High
                                                               ----     ------     ---       ----
Comparable Acquisition
Premium Analysis
One Day Premium              49.7%            25.8%            35.8      31.2       8.5     104.2
One Week Premium             42.7%            29.8%            41.7      40.7      12.1      89.4
Four Week Premium            68.3%            29.8%            38.0      33.3      12.3      75.1

Merger Premium Analysis
1998 - 1999
One Day Premium              49.7%            25.8%            30.4      24.2        NA        NA
One Week Premium             42.7%            29.8%            37.7      30.4        NA        NA
Four Week Premium            68.3%            29.8%            43.3      36.5        NA        NA

1995 - 1997
One Day Premium              49.7%            25.8%            28.3      23.2        NA        NA
One Week Premium             42.7%            29.8%            33.7      28.0        NA        NA
Four Week Premium            68.3%            29.8%            40.0      34.7        NA        NA

----------
(1) Premium based on TSI closing stock price of $10.38 on June 16, 1999 (the date of the initial JJF Group, Inc. public announcement).
(2)   Premium based on TSI closing stock price of $12.13 on January 7, 2000.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, William Blair estimated the net present value of the unleveraged free cash flows that the Company could produce on a stand-alone basis from fiscal 2000 through fiscal 2004 if the Company's projections through 2004 were achieved. Unleveraged free cash flow is defined as EBIT after taxes plus depreciation and amortization less capital expenditures and working capital. In calculating the "terminal value," William Blair assumed multiples of Enterprise Value to EBITDA ranging from 7.0x to 9.0x in fiscal 2004, which multiples William Blair believed to be appropriate for such an analysis. The annual and terminal free cash flows were discounted to determine a net present value of the unleveraged equity value of the Company. Discount rates in a range of 13.0% to 15.0% were chosen based upon an analysis of the weighted average cost of capital for TSI and for the publicly traded Small Capitalization comparable group of companies described above. The discounted cash flow analysis conducted by William Blair produced implied equity values for the Company ranging from $183.1 million to $239.3 million.

      Leveraged Acquisition Analysis. William Blair analyzed the feasibility of a leveraged acquisition at the $15.25 per share cash payment by estimating the investment returns for sources of equity and debt and comparing those to expected industry returns. For purposes of this analysis, William Blair utilized the anticipated capital structure of the Company as a private company as proposed by JJF Group. In calculating the terminal value, William Blair assumed multiples of Enterprise Value to EBITDA ranging from 7.0x to 9.0x in fiscal 2004, which multiples William Blair believed to be appropriate for such an analysis. William Blair noted that based on this analysis of the $15.25 per share Common Payment, estimated investment returns to debt and equity investors in the contemplated JJF Group transaction would be within a range of expected industry returns. The leveraged acquisition analysis conducted by William Blair indicated the following:

                                          Results of Leveraged Acquisition
                                          --------------------------------

Common Payment                                         $15.25

Equity Returns (1)                                      23.5%
Subordinated Debt Returns(1)                            17.5%

----------

(1) Based on terminal value multiple of 8.0x EBITDA.

      Conclusion. The foregoing is a summary of the material aspects of the financial analyses used by William Blair in connection with rendering its Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying William Blair's Opinion. In arriving at its Opinion, William Blair considered the results of all such analyses. The analyses were prepared solely for the purposes of William Blair providing its Opinion as to the fairness of the cash payment to TSI shareholders, from a financial point of view, to the holders of TSI Common Stock (other than JJF Group or Newco), and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any analysis of the fairness of the cash payment to be offered in the Merger, from a financial point of view, to the holders of TSI Common Stock (other than JJF Group or Newco), involves complex considerations and judgments concerning the valuation analyses utilized. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. The estimates prepared by management of the Company and utilized by William Blair were developed solely for purposes of its analyses and the presentations to the TSI Board of Directors and reflected computations of the potential values through the application of various generally accepted valuation techniques. Such estimates may not reflect actual market values, and do not necessarily reflect values which may be realized if any other assets of TSI are sold. William Blair has not made or obtained an independent appraisal or valuation of the assets, liabilities or solvency of TSI. William Blair's Opinion and the related presentation to the TSI Board on January 7, 2000, was one of many factors taken into consideration by the TSI Board in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by William Blair.

      William Blair's Opinion is for the use and benefit of the TSI Board of Directors in its consideration of the transaction contemplated by the Merger Agreement. This Opinion is not intended to be, and does not constitute, a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. William Blair was not requested to opine as to, and its Opinion does not in any manner address, TSI's underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to any alternative business strategies which might exist for TSI or the effect of any other transaction in which TSI might engage.

      In the ordinary course of its business, William Blair may trade TSI Common Stock for the accounts of its customers. William Blair does not hold, for its own account, any shares of TSI Common Stock.

Certain Effects of the Merger

      Current TSI shareholders will not have an opportunity to continue their equity interest in TSI after the Merger. Upon completion of the Merger, TSI Common Stock will no longer be quoted on Nasdaq, trading information will no longer be available and the registration of TSI Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated.

      The receipt of cash pursuant to the Merger will be a taxable transaction. See "Special Factors - Certain Federal Income Tax Consequences."

Certain Federal Income Tax Consequences

      The following discussion is a general summary of the material United States federal income tax consequences of the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated by the United States Treasury Department, judicial authorities, and current rulings and administrative practice of the Internal Revenue Service (the "Service"), as currently in effect, all of which are subject to change at any time, possibly with retroactive effect. This discussion does not address all aspects of federal income taxation that might be relevant to particular holders of TSI Common Stock in light of their status or personal investment circumstances; nor does it discuss the consequences to such holders who are subject to special treatment under the federal income tax laws such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold TSI Common Stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than the United States dollar or to persons who have received their TSI Common Stock as compensation. Further, this discussion does not address the state, local or foreign tax consequences of the Merger.

      For United States federal income tax purposes the Merger of Newco with and into TSI will be treated as an exchange of TSI Common Stock for the cash in the Merger by its holders.

      The receipt of the cash payment of $15.25 per share by holders of TSI Common Stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share will be equal to the difference between $15.25 and the holder's basis per share in the TSI Common Stock. Except as provided in the following paragraph, if a holder holds TSI Common Stock as a capital asset, the gain or loss from the exchange will be a capital gain or loss. This gain or loss will be long-term if the holder's holding period is more than twelve months. Under current law, net long-term capital gains of individuals are subject to a maximum federal income tax rate of 20% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions) whereas the maximum federal income tax rate on ordinary income and net short-term capital gains (i.e., gain on capital assets held for not more than twelve months) of an individual is currently 39.6% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are currently deductible only to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income ($1,500 in the case of married individuals filing separate returns). In the case of individuals and other non-corporate taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations. In the case of corporations, capital losses that are not currently deductible may generally be carried back to each of the three years preceding the loss year and forward to each of the five years succeeding the loss year, subject to certain limitations.

      A holder of TSI Common Stock may be subject to backup withholding at the rate of 31% with respect to payments of cash consideration received pursuant to the Merger, unless the holder (a) provides a correct taxpayer identification number ("TIN") in the manner required or (b) is a corporation or other exempt recipient and, when required, demonstrates this fact. To prevent the possibility of backup federal income tax withholding on payments made to certain holders with respect to shares of TSI Common Stock pursuant to the Merger, each holder must provide the disbursing agent with his or her correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of TSI Common Stock who does not provide Norwest with his or her correct TIN may be subject to penalties imposed by the Service, as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. TSI (or its agent) will report to the holders of TSI Common Stock and the Service the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

The foregoing discussion is for general information only and is not a complete description of all of the potential tax consequences that may occur as a result of the Merger. TSI shareholders should therefore consult their tax advisors regarding the federal tax consequences of the merger, as well as the tax consequences arising under the laws of any state, local or other jurisdiction of the above described transactions.

                                   THE MERGER

      The following is a summary of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Shareholders are urged to review the Merger Agreement carefully in its entirety.

Treatment of TSI Common Stock and Options

      At the time of the Merger:

      (a) each share of TSI Common Stock outstanding as of the Record Date (other than shareholders who have perfected their dissenters' rights and shares owned by Mr. Fauth and his affiliates) will be canceled and converted into the right to receive $15.25 per share in cash;

      (b) all outstanding options to purchase TSI Common Stock (the "TSI Stock Options"), whether or not then vested or exercisable, will be canceled and thereafter the former holder thereof will be entitled to a payment from TSI (subject to any applicable withholding taxes, as the case may be) equal to the product of (i) the total number of shares of TSI Common Stock subject to such TSI Stock Option and (ii) the difference between $15.25 and the option exercise price for such TSI Stock Option, payable in cash immediately following the Merger; and

      (c) Each share of Newco Common Stock will be canceled and converted into one share of common stock of TSI.

Employment by TSI

      TSI will be the Surviving Corporation in the Merger, and employees of TSI prior to the Merger will be TSI employees after the Merger.

Indemnification

      Subject to any limitation imposed under applicable law, all rights to indemnification available to the present and former officers and directors of TSI and its subsidiaries in respect of acts or omissions occurring prior to the Merger will remain available to the maximum extent provided under TSI's Articles of Incorporation and By-laws as in effect on the date of the Merger Agreement.

      For a period of six years after the Merger, JJF Group and TSI will maintain officers' and directors' liability insurance in respect of acts or omissions occurring prior to the

Merger covering each person currently covered by TSI's officers' and directors' liability insurance policy on terms substantially equivalent to those of the current policy.

      The Company's Articles of Incorporation contain provisions eliminating a director's personal liability for monetary damages to the Company and its shareholders arising from a breach of a director's fiduciary duty except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit.

Conduct of TSI's Business After the Merger

      It is anticipated that neither TSI nor Newco will change the composition of management immediately following the Merger, except that Mr. Fauth will become Chairman of the Board of TSI.

      Other than the transactions contemplated by the Merger Agreement and the proposed financing, the Company does not have, nor does it anticipate, any plans or proposals which would result in a sale or transfer of a material amount of assets.

Effective Time

      The Merger will become effective (referred to as the "Effective Time") upon the filing of a certificate of merger with the Minnesota Secretary of State or at such later time as may be specified in the certificate of merger. The Effective Time is currently expected to occur as soon as practicable after the Special Meeting, subject to approval of the principal terms of the Merger Agreement at the Special Meeting and satisfaction or waiver of the terms and conditions set forth in the Merger Agreement.

Regulatory Requirements

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless notice has been given and certain information furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and specified waiting period requirements have been satisfied, unless earlier termination has been granted.

      The Company and Newco each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on March 15, 2000. As of the date of this Proxy Statement, the FTC has not yet notified the Company and Newco that the waiting period under the HSR Act had been terminated. The Merger may not be consummated until, among other things, the waiting period under the HSR Act has been terminated. At any time before or after the Effective Time, and despite termination of the HSR Act waiting period, the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the Merger. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

Dissenters' Rights

      Sections 302A.471 and 302A.473 of the MBCA entitle any shareholder who objects to the Merger and who follows the procedures prescribed by Section 302A.473 to receive in lieu of the $15.25 cash payment, a cash payment equal to the "fair value" of such shareholder's shares of TSI Common Stock. Set forth below is a summary of the procedures relating to the exercise of such dissenters' rights. This summary does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA, which are reproduced in full as Annex C to this Proxy Statement.

      Any shareholder contemplating the possibility of dissenting from the Merger should carefully review the text of Annex C (particularly the specified procedural steps required to perfect dissenters' rights, which are complex) and should also consult legal counsel. Such rights will be lost if the procedural requirements of Section 302A.473 of the MBCA are not fully and precisely satisfied.

      Under the MBCA, any shareholder who (i) files with the Company before the Special Meeting written notice of his or her intent to demand the fair value for his or her shares of TSI Common Stock if the Merger is consummated and becomes effective and (ii) does not vote his or her shares of TSI Common Stock at the Special Meeting in favor of the proposal to approve the Merger will be entitled, if the Merger is approved and effected, to receive a cash payment equal to the fair value of such shareholder's shares of TSI Common Stock upon compliance with the applicable statutory procedural requirements. While a shareholder who votes for the Merger will have no dissenters' rights under the MBCA, the failure by any shareholder to vote against the proposal to approve the Merger will not in and of itself constitute a waiver of such rights.

      Written notice of a shareholder's intent to demand payment for such shareholder's shares of Common Stock must be filed with the Company at: 500 Cardigan Road, Shoreview, Minnesota 55126, Attn: Corporate Secretary, before the vote on the Merger at the Special Meeting. A vote against the Merger at the Special Meeting will not constitute the notice required under the MBCA. A shareholder who does not satisfy each of the requirements of Sections 302A.471 and 302A.473 of the MBCA is not entitled to payment for such shareholder's shares of TSI Common Stock under the dissenters' rights provisions of the MBCA and will be bound by the terms of the Merger Agreement if the Merger is consummated.

      If the Merger is approved at the Special Meeting, the Company must send written notice to all shareholders who have given written notice of dissent and not voted in favor of the Merger a notice containing:

      o the address where the demand for payment and certificates must be sent and the date by which they must be received,

      o any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received,

      o a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares (or an interest in them) and to demand payment, and

      o a copy of the provisions of the MBCA set forth in Annex C with a brief description of the procedures to be followed under those provisions.

      A shareholder who is sent such a notice and who wishes to assert dissenters' rights must demand payment and deposit his or her certificates with the Company within 30 days after such notice is given. Prior to the Effective Time, a shareholder exercising dissenters' rights retains all other rights of a shareholder. From and after the Effective Time, dissenting shareholders will no longer be entitled to any rights of a shareholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to any rights of appraisal as provided by the MBCA. If any such holder of TSI Common Stock fails to perfect or effectively withdraws or loses this right, his or her shares of TSI Common Stock shall thereupon be deemed to have been converted into the right to receive the $15.25 per share pursuant to the Merger Agreement.

      After the Effective Time or upon receipt of a valid demand for payment, whichever is later, the Company must remit to each dissenting shareholder who complied with the requirements of the MBCA the amount the Company estimates to be the fair value of such shareholder's shares of TSI Common Stock, plus interest accrued from the Effective Time to the date of payment. The payment also must be accompanied by certain financial data relating to the Company, the Company's estimate of the fair value of the shares and a description of the method used to reach such estimate, and a copy of the applicable provisions of the MBCA with a brief description of the procedures to be followed in demanding supplemental payment. If a dissenting shareholder believes that the amount remitted is less than the fair value of such shares plus interest, such dissenting shareholder may give written notice to the Company, within 30 days after the Company mails its remittance, of his or her own estimate of the fair value of the shares, plus interest, and demand payment of the difference.

      If the Company receives a demand from a dissenting shareholder to pay such difference, it shall, within 60 days after receiving the demand, either pay to the dissenting shareholder the amount demanded or agreed to by the dissenting shareholder after discussion with the Company or file in court a petition requesting that the court determine the fair value of the shares.

      The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court will determine whether the dissenting shareholder has complied with the requirements of Section 302A.473 of the MBCA and will determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting shareholders.

      Costs of the court proceeding shall be determined by the court and assessed against the Company, except that part or all of the costs may be assessed against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

      If the court finds that the Company did not substantially comply with the relevant provisions of the MBCA, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable against the Company. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

      A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the Company in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

      Under Subdivision 4 of Section 302A.471 of the MBCA, a shareholder has no right, at law or in equity, to set aside the approval of the Merger Agreement or the consummation of the Merger except if such adoption or consummation was fraudulent with respect to such shareholder or the Company.

Financing

      Mr. Fauth and Newco have advised the Company that they intend to finance the Merger by means of a combination of approximately $65 million in equity, $100 million in senior debt and $15 million in subordinated debt. The equity portion of the financing is expected to consist of $50 million in cash and contribution by Mr. Fauth to JJF Group of 1,009,000 shares of TSI Common Stock owned by him, which under the Merger Agreement would be canceled without receipt of any payment. U.S. Bank has issued to JJF Group a commitment letter to provide the senior debt in the form of $30 million in a six year revolving credit facility, $50 million in term debt being amortized over six years and $20 million in term debt being amortized over seven years. The senior debt would be loaned by a syndicate of banks arranged by U.S. Bank acting as agent and one of the banks, and would be secured by a security interest in substantially all of the Company's assets. The interest rate applicable to the senior debt would initially be one and one-half percentage points above the then current prime rate or three percentage points above the then current London Interbank Offered Rate ("LIBOR"), and after twelve months the applicable interest rates could remain the same or decline depending on the ratio of the Company's total interest bearing debt to its EBITDA.

      U.S. Bank has also issued to JJF Group a commitment letter to provide the $15 million in subordinated debt, which would be unsecured and would mature in seven years and six months. The interest on the subordinated debt would be paid in cash at the rate of 12% per annum for the first five years, with a deferred financing fee.

      The U.S. Bank commitment letters contain customary conditions, which include but are not limited to such conditions as the absence of any material adverse change in the business or financial condition of the Company, the absence of certain kinds of litigation, the contribution of the anticipated equity, the absence of any material adverse change in the loan syndication market or financial markets generally and evidence of compliance with environmental laws.

Expenses of the Transaction

      As a result of the proposed Merger, the Company will incur various costs, currently estimated at approximately $2,475,000 in connection with consummating the Merger. These costs consist of approximately $80,000 of legal and accounting fees and costs, approximately $65,000 for printing costs, filing fees, proxy solicitor fees and expenses associated with the Special Meeting, and approximately $2,000,000 to $2,330,000 of advisory fees payable to William Blair as financial advisor (inclusive of out-of-pocket expenses). The exact timing, nature and amount of these costs are subject to change. See "Special Factors - Opinion of the Company's Financial Advisor" and "Interests of Certain Persons in the Merger - Fees Payable to Financial Advisor" for a description of the fees to be paid to William Blair in connection with its engagement.

                              THE MERGER AGREEMENT

      The following is a brief summary of certain material provisions of the Merger Agreement that have not been previously discussed. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement as Annex A and is incorporated herein by reference.

Representations and Warranties

      The Merger Agreement contains customary representations and warranties of TSI relating to its business, operations and financial condition. The Merger Agreement also contains customary representations and warranties of Newco and JJF Group relating to its business and the financing for the Merger.

Certain Covenants

      The Merger Agreement provides, among other things, that:

      o JJF Group and TSI will use their respective reasonable best efforts to obtain any necessary authorizations, consents and approvals of any governmental or regulatory body;

      o TSI will not take any action or enter into any transaction outside the ordinary course of business;

      o TSI will permit representatives of JJF Group and its affiliates to have reasonable access to TSI's premises, properties, personnel, books, and records, contracts and documents;

      o TSI and JJF Group will give prompt written notice to the other of any event which could reasonably be expected to cause a breach of its respective representations, warranties or covenants;

      o TSI and JJF Group will hold in strict confidence any confidential or proprietary data or information of the other;

      o the Surviving Corporation will continue to provide through December 31, 2000 to employees at TSI and its subsidiaries non-incentive type fringe benefits which in the aggregate are substantially comparable to those currently provided;

      o with respect to any benefit plans in which any employees of TSI and its subsidiaries first become eligible to participate in on or after the Effective Time ("New Plans") but prior to December 31, 2000, the Surviving Corporation will (1) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under any such New Plans, to the extent such waiver is permissible under the New Plans, and (2) recognize service of the employees of TSI and its subsidiaries accrued prior to the Effective Time in determining eligibility to participate and vesting credit in the New Plans; and

      o the Surviving Corporation will pay or provide to employees of TSI and its subsidiaries for the fiscal year ending March 31, 2000 the incentive compensation program benefits which such persons have or will accrue in the ordinary course for that fiscal year under existing programs.

No Solicitation of Transactions; Right to Enter Into a Superior Proposal

      The Merger Agreement provides that TSI will not (whether directly or indirectly through advisors, agents or other intermediaries) engage in any discussions or negotiations with, or provide non-public information to, any third party proposing to make or believed to be contemplating a "Takeover Proposal" to the Company. A Takeover Proposal includes a proposal for (a) any acquisition of a substantial equity interest in the Company or any subsidiary;
(b) any acquisition of a substantial portion of assets of the Company or any subsidiary or a product line or line of business of the Company or any subsidiary; or (c) any merger or other business combination involving TSI, other than the acquisition of TSI by JJF Group.

      The non-solicitation provision contained in the Merger Agreement permits the Company, its subsidiaries and their directors and officers to participate in discussions and negotiations regarding, furnish information with respect to, assist or participate in or facilitate in any other manner, any effort or attempt by a third party to do or seek a Takeover Proposal to the extent required by the fiduciary obligations of the Board of Directors, as determined in good faith by a majority of the members of the Board following the receipt of advice of outside legal counsel. If any such activities result in a Takeover Proposal which the Board of Directors reasonably concludes is superior to the Merger (a "Superior Proposal"), the Board of Directors may recommend such Superior Proposal to the Company's stockholders, and withdraw its recommendation of the Merger Agreement and the Merger. In such event, the Merger Agreement, with minor exceptions, shall be of no further force and effect once the Company pays a $5 million termination fee to JJF Group See "- Termination Fees" below.

Directors and Officers of TSI Following the Merger

      The officers of TSI immediately prior to the Effective Time together with Mr. Fauth who will become Chairman of the Board will be the initial officers of the Surviving Corporation. The Directors of the Surviving Corporation will be Mr. Fauth, James E. Doubles and John C. Kopchik, each to hold office in accordance with the Articles of Incorporation and the by-laws of the Surviving Corporation. See "The Merger - Conduct of TSI's Business After the Merger."

Indemnification

      Pursuant to the terms of the Merger Agreement, and subject to any limitation imposed from time to time under applicable law, all rights of indemnification available to the present and former officers and directors of TSI and its subsidiaries in respect of acts or omissions occurring prior to the Effective Time, shall remain available to the maximum extent provided under TSI's Articles of Incorporation and By-laws, as in effect on the date of the execution of the Merger Agreement.

      For a period of six years after the Effective Time, JJF Group through the Surviving Corporation will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by TSI's officers' and directors' liability insurance policy on terms with respect to coverage and amount substantially equivalent to those of such policy currently in effect.

Cooperation and Reasonable Efforts

      Pursuant to the Merger Agreement, and subject to certain conditions and limitations described therein, the parties have agreed to cooperate with each other and to use their respective reasonable best efforts to take all action under the terms of the Merger Agreement and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by the Merger Agreement.

Conditions to Consummation of Merger

      The respective obligations of TSI, Newco and JJF Group to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

      o the representations and warranties made by each party contained in the Merger Agreement will be true and correct in all material respects at and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which will have been true and correct as of such date);

      o the Merger Agreement will have been adopted by the shareholders of TSI in accordance with Minnesota law;

      o each of TSI, JJF Group and Newco will have performed and complied with all of its respective covenants under the Merger Agreement in all material respects;

      o there will not be any judgment, order, decree or injunction in effect preventing consummation of the Transactions; and

      o all applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated and the parties will have received all other authorizations, consents and approvals of governmental or regulatory bodies in connection with the execution, delivery and performance of the Merger Agreement.

      In addition, the obligations of JJF Group and Newco to consummate the Merger are further subject to the satisfaction by TSI or waiver by JJF Group and Newco of the following conditions:

      o the holders of not more than 15% of the outstanding shares of TSI Common Stock shall have exercised dissenters' rights in accordance with the MBCA;

      o since September 30, 1999 there shall not have occurred any event which has a material adverse effect on the Company, except as expressly disclosed;

      o all consents, approvals, authorizations, orders or permits required to be obtained by TSI, JJF Group or Newco shall have been obtained, except for those as to which the failure to obtain the same would not have a material adverse effect on the Company;

      o JJF Group and Newco shall have received an opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., counsel to TSI, addressed to JJF Group in the form specified in the Merger Agreement;

      o no director of TSI has breached the voting agreement with Newco and JJF Group providing that each director will vote his respective shares of TSI

            Common Stock in favor of the approval and adoption of the Merger Agreement and Merger.

Termination

      The Merger Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of TSI):

      (a) by mutual consent of the Board of Directors of TSI and JJF Group;

      (b) by either TSI or JJF Group, in the event that the Merger fails to receive requisite shareholder approval;

      (c) subject to TSI's right to cure, by JJF Group if there has been a material misrepresentation or material breach on the part of TSI in the representations, warranties or covenants of TSI set forth in the Merger Agreement, or if there has been any material failure by TSI to comply with its obligations under the Merger Agreement;

      (d) by TSI if there has been a material misrepresentation or material breach on the part of JJF Group or Newco in the representations, warranties or covenants of JJF Group or Newco set forth in the Merger Agreement, or if there has been any material failure by JJF Group or Newco to comply with their obligations under the Merger Agreement;

      (e) by JJF Group if TSI's Board of Directors withdraws its unanimous recommendation that shareholders approve the Merger Agreement and the Merger;

      (f) by TSI upon written notice to JJF Group at any time prior to the Special Meeting if TSI has entered into a definitive agreement in connection with a Superior Proposal and makes simultaneous payment to JJF Group of the termination fee; or

      (g) by either TSI or JJF Group if the consummation of the Merger will not have occurred on or before June 30, 2000, unless the failure results from a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

      The party desiring to terminate the Merger Agreement will give written notice of such termination to the other party in accordance with the terms thereof.

      In the event of termination of the Merger Agreement, no party shall have any liability or further obligation to any other party except for the following:
(a) a party that is in material breach of its representations, warranties or covenants under the Merger Agreement shall be liable for damages incurred by the other parties to the extent that such damages are proximately caused by such breach, and if any legal action is instituted to enforce or interpret the terms of the Merger Agreement the prevailing party in such action shall be entitled, in addition to any other relief to which such party is entitled, to reimbursement of its actual attorney fees; (b) TSI shall pay a $5 million termination fee to

JJF Group under certain circumstances; and (c) JJF Group shall pay a $5 million termination fee to TSI under certain circumstances.

Termination Fees

      In accordance with the terms of the Merger Agreement, TSI must pay JJF Group a $5 million termination fee, if the Merger Agreement is terminated for any of the following reasons:

      (i) if the Merger Agreement is abandoned by TSI or terminated by TSI with written notice to JJF Group at any time prior to the Special Meeting because TSI has entered into a definitive agreement in connection with a Superior Proposal;

      (ii) if the Merger Agreement is terminated by JJF Group because there has been a material misrepresentation or material breach on the part of TSI in the representations, warranties or covenants of TSI set forth in the Merger Agreement, or if there has been any material failure by TSI to comply with its obligations under the Merger Agreement which breach or failure has not been cured within the time limits specified in the Merger Agreement; or

      (iii) if the Merger Agreement is terminated by JJF Group because TSI's Board of Directors withdraws its unanimous recommendation to the shareholders to approve the Merger Agreement.

      In the event the Merger is not consummated due to JJF Group and Newco not obtaining financing for the $15.25 per share purchase price, then the Merger Agreement shall terminate and JJF Group, Newco and Mr. Fauth shall be jointly and severally liable to pay TSI a termination fee of $5 million.

Amendment and Waiver

      The Merger Agreement may be amended or its conditions precedent to closing waived at any time before or after the Special Meeting, but if after the Special Meeting no amendment or waiver shall be made without the further approval of TSI's shareholders which reduces the consideration payable to the shareholders, changes the form or timing of such consideration or changes any other terms and conditions of the Merger Agreement if the changes, alone or in the aggregate, will materially adversely affect the shareholders. Any amendment to the Merger Agreement must be in writing and signed by all of the parties.

Expenses

      Except as otherwise described in "- Termination Fees" and "- Surrender and Payment of Shares" above, costs and expenses incurred in connection with the Merger will be paid by the party incurring such cost or expense. In the event the Merger is consummated, the Surviving Corporation will be responsible for the payment of all of the expenses incurred by or fees due to William Blair, legal counsel and independent auditors.

Guaranty

      Mr. Fauth has personally guaranteed the obligations of JJF Group and Newco under the Merger Agreement.

Voting Agreement

      Each of the directors of TSI has entered into a voting agreement with Newco and JJF Group, dated as of January 10, 2000, whereby each director agreed to vote his respective shares of TSI Common Stock in favor of the Merger Agreement and Merger. The directors of TSI own in the aggregate 1,251,155 shares of TSI Common Stock, which together with the 1,009,000 shares of TSI Common Stock currently owned by Mr. Fauth represents approximately 19.9% of the issued and outstanding shares of TSI Common Stock.

      Under the terms of the voting agreement, each director agreed to vote in favor of the Merger and against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between TSI and any person or entity other than JJF Group or Newco. The voting agreement is binding on the director only in his capacity as a shareholder of TSI and not with respect to voting as a director of TSI. In addition, the voting agreement applies only to the number of shares of TSI Common Stock the director owns as of the date of the voting agreement, and not with respect to shares of TSI Common Stock acquired after the date of the voting agreement. A director may not sell, transfer, assign, hypothecate or otherwise dispose of, or create or permit any encumbrance on his shares of TSI Common Stock while the voting agreement is in effect subject to certain exceptions specified in the voting agreement. The voting agreement terminates at the time of the termination of the Merger Agreement.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

      In considering the Merger, TSI shareholders should be aware that the directors, officers and certain members of management of the Company have interests in the Merger in addition to their interests solely as shareholders of the Company, as described below.

Stay-In-Place Agreements

      TSI does not have long-term employment contracts with its executive officers. In June 1999, the Company entered into stay-in-place agreements with two executive officers who are members of the Board of Directors (Messrs. Doubles and Nystrom) and one other executive officer (Mr. Gallagher). These agreements were designed to encourage the executive officers' continued employment with TSI, notwithstanding offers which may come to them during Mr. Fauth's actions to acquire the Company. Under the terms of the agreements, in the event of a change of control of TSI, each of these executive officers will be entitled to receive a lump sum severance payment upon a constructive discharge of their employment without cause. Consummation of the Merger will result in a change of control of TSI within the meaning of the agreements.

      With respect to Mr. Doubles, the severance payment would be equal to two years compensation and fringe benefits if he is constructively discharged without cause within one year of a change of control, and one year compensation and fringe benefits if he is constructively discharged without cause between one and two years after the change of control. With respect to Messrs. Gallagher and Nystrom, the severance payment would be equal to one year compensation and fringe benefits if a constructive discharge without cause is within one year of a change of control, and six months compensation and fringe benefits if a constructive discharge without cause is between one and two years of the change in control. A constructive discharge without cause within one year after the Merger would require payments estimated at $626,000, $184,000 and $124,000 for Messrs. Doubles, Gallagher and Nystrom, respectively.

Indemnification

      The Merger Agreement provides that TSI's officers and directors will have rights to indemnification for all acts or omissions occurring prior to the Merger to the extent currently available under TSI's Articles of Incorporation and By-laws. For six years after the Merger, the Surviving Corporation will provide officers' and directors' liability insurance to such persons for acts and omissions occurring before the Merger. The Securities and Exchange Commission advises that indemnification for securities law violations is against public policy and may be unenforceable.

Treatment of Options

      At the time of the Merger, each TSI Stock Option outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, will be canceled and thereafter the former holder thereof shall be entitled by having held such TSI Stock Option only to a payment from the Surviving Corporation (subject to any applicable withholding taxes, as the case may be) equal to the product of (i) the total number of shares of TSI Common Stock subject to such TSI Stock Option and (ii) the difference between $15.25 and the option exercise price for such TSI Stock Option, payable in cash immediately following the Merger.

      Executive officers and directors of TSI hold TSI Stock Options to purchase the following number of shares of TSI Common Stock and will receive the following amounts of cash as a result of the exchange:

                                                   Number of      Cash Amount
      Name of Executive Officer or Director         Options    to be Received($)
      -------------------------------------         -------    -----------------
      John F. Carlson                                 4,500         21,795
      Joseph C. Levesque                              6,000         31,080
      Kenneth J. Roering                              4,500         21,795
      Donald M. Sullivan                                  0              0
      Lawrence J. Whalen                              4,500         21,795
      Frank D. Dorman                                11,050        111,832
      James E. Doubles                               87,775        549,967
      Robert F. Gallagher                            43,464        293,080
      Lowell D. Nystrom                              59,803        497,851

Fees Payable to the Financial Advisor

      As compensation for its services as financial advisor to the Company, the Company has paid William Blair two quarterly retainer payments totaling $50,000 and will pay William Blair a fee of approximately $2,000,000 to $2,230,000 (equal to 1.25% of total consideration as defined in the Company's fee agreement with William Blair) upon the consummation of the Merger, less the $50,000 retainer payments and $300,000 fairness opinion fee previously paid. In addition, the Company will reimburse William Blair for its reasonable out-of-pocket expenses incurred in connection with the performance of its services. See "Special Factors - Opinion of the Company's Financial Advisor."

                        DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information as of the Record Date concerning the Company's directors and executive officers:

      Name                            Position with Company
      ----                            ---------------------

      James E. Doubles............... Chairman of the Board, President and
                                      Chief Executive Officer
      Robert F. Gallagher............ Vice President and Chief Financial Officer
      Lowell D. Nystrom.............. Senior Vice President and Director
      John F. Carlson................ Director
      Frank D. Dorman................ Director
      Joseph C. Levesque............. Director
      Kenneth J. Roering............. Director
      Lawrence J. Whalen............. Director
      Donald M. Sullivan ...          Director

      Unless otherwise noted below, each person discussed below has engaged in his principal occupation for more than the past five years.

      James E. Doubles - Chairman, President and CEO since July 1998. President and Chief Executive Officer of TSI since July 1997, President and Chief Operating Officer of TSI from 1992 until July 1997.

      Robert F. Gallagher - Vice President and Chief Financial Officer since December 1997. Previous to this appointment, Mr. Gallagher was TSI's Controller from 1989 to December 1997.

      Lowell D. Nystrom - Senior Vice President of TSI since December 1997; Vice President, and a Director, Treasurer and Chief Financial Officer of TSI from 1961 to December 1997.

      John F. Carlson - Chairman, Excorp Medical, Inc., a medical technology company since 1996. Mr. Carlson was Chairman and CEO of Cray Research, Inc. from 1993 to May 1995, and an officer and director of Cray Research, Inc., for more than five years through May 1995. Mr. Carlson is a director of Ancor Communications, Inc..

      Frank D. Dorman - Part-time employee of TSI and Consultant to Biomedicus-Medtronics for more than five years. Prior to February 1997, Mr. Dorman was a part-time Scientist at the University of Minnesota for more than five years.

      Joseph C. Levesque - Chairman, President and Chief Executive Officer of Aetrium Incorporated for more than five years. Aetrium, Inc. is a manufacturer of electro-mechanical devices for automatic testing and handling processes in semiconductor manufacturing.

      Kenneth J. Roering - Paul S. Gerot Chair in Marketing, Professor of Marketing in the Carlson School of Management at the University of Minnesota for more than five years. Mr. Roering is a director of Arctic Cat, Inc., Sheldahl, Inc., and Transport Corporation of America.

      Lawrence J. Whalen - Retired since January 1999. From June 1994 until December 1998, Principal, Lawrence Whalen Associates, Management Consultant specializing in medical products and high technology businesses. Mr. Whalen was Chief Executive Officer of Minneapolis Children's Medical Center, a tertiary care pediatric hospital, from March 1992 to June 1994.

      Donald M. Sullivan - Self-employed consultant since February 1999. Chairman of MTS Systems Corporation, a manufacturer of factory automation and testing equipment, from March 1998 to February 1999; President and Chief Executive Officer of MTS Systems Corporation for more than five years until March 1998. Mr. Sullivan is a director of Transview Space Incorporated and NT International.

                         BUSINESS AND OPERATIONS OF TSI

Development of the Business

      The Company was founded in 1961 as a manufacturer of scientific measuring instruments for research applications. In 1968, the Company went public under the name Thermo-Systems Inc. and in 1976 became TSI Incorporated. In recent years, the Company has applied its research instrumentation technology to industrial applications and has acquired or developed additional technologies to address the needs of several markets in order to become a diversified, precision instrumentation company.

Recent Corporate Developments

      Effective October 1999, the Company sold the assets of its Handar subsidiary to the U.S. subsidiary of Vaisala Oyj, headquartered in Helsinki, Finland. Handar manufactures instruments for meteorological and hydrological measuring applications. The $12.1 million cash transaction was included in TSI's fiscal third quarter, ending December 31, 1999. The Company realized an after-tax gain of approximately $4.7 million, or $.41 per share, from the sale.

      In May 1999, the Company acquired Environmental Systems Corporation of Knoxville, Tennessee, a leading supplier of ambient air quality and continuous emissions monitoring systems -- including sensors, data loggers, software and system integration -- to environmentally concerned companies, public utilities and government agencies. For the year ended December 31, 1998, Environmental Systems Corporation posted net sales of $23 million and $1.9 million in net income after taxes. A Form 8-K was filed on June 10, 1999 with an explanation of the transaction and corresponding historical and pro forma financial statements. This addition gives the Company a stronger presence in the outdoor environmental monitoring market which offers excellent potential for the future.

Products

      The Company develops, manufactures and markets measuring and/or control instruments for a variety of market applications. The applications for the Company's products can best be described by considering two segments: Safety, Comfort and Health of People (the working environment); and Productivity and Quality Improvement (industrial processes). These two segments' contribution to net sales is shown below.

                                                           Year Ended March 31,
                                                           --------------------
Segments                                                   1999     1998    1997
--------                                                   ----     ----    ----
Instruments for the Safety, Comfort & Health of People     75%       68%     72%
Instruments for Productivity and Quality Improvement       25%       32%     28%
                                                          ---       ---     ---
                                                          100%      100%    100%

                                                              Nine Months Ended
                                                                 December 31,
                                                           ---------------------
Segments                                                   1999             1998
--------                                                   ----             ----
Instruments for the Safety, Comfort & Health of People     79%              75%
Instruments for Productivity and Quality Improvement       21%              25%
                                                          ---              ---
                                                          100%             100%

Instruments For the Safety, Comfort and Health of People

      TSI instruments that enhance the Safety, Comfort and Health of People are described under five categories:

      Analytical and Research Instruments

      The Company's analytical and research instruments are used to measure and characterize very small particles called submicron particles or aerosols. These instruments are designed to monitor contamination levels, to make measurements in aerosol generation studies, to study air pollution levels in buildings or in outside air, and to measure the size distribution of various aerosols.

      Many of the Company's particle measuring instruments are used in conjunction with computers (manufactured by others) which compile and interpret the data obtained. The Company develops and sells a variety of user-friendly software packages to expand and enhance the applications of these instruments. Technologies developed within this area are used in instruments for industrial hygiene and safety as well as instruments for quality control and testing.

      Monitoring and Control Instruments for Heating, Ventilating and Air Conditioning (HVAC)

      These instruments are used to measure or control air flow, air distribution, relative humidity, pressure, dew point, temperature, particle concentration and concentration of gases for purposes of enhancing HVAC system performance. Some applications in this category fall into the area of "Indoor Air Quality" measurements. Shipments of a new line of instruments for measuring combustion gases in furnaces, water heaters and boilers began in late fiscal 1999.

      Instruments for Industrial Hygiene and Safety

      The Company's instruments in this category are used mainly to monitor for potential problems in the air people breathe and to help protect people from toxic airborne substances. The PortaCount (R) Respirator Fit Tester helps protect workers and military personnel by testing for the proper fit of respirators and gas masks. The Company markets the PortaCount in both commercial and military versions.

      Much of this area of application is often referred to as "Indoor Air Quality". Product lines for this category have expanded in the last few years as the Company has applied its basic technologies in the areas of air velocity measurement and fine particle measurement. This area includes portable instruments that measure various indoor air quality parameters, including levels of carbon dioxide and the level of ultra-fine particles, that have been linked to the "sick building" syndrome. It also includes instruments for measuring dust concentrations, carbon monoxide in industrial settings and the high concentrations of carbon dioxide used in food and beverage manufacturing.

      Outdoor Environmental Monitoring Instruments

      Environmental Systems Corporation (ESC), headquartered in Knoxville, Tennessee, was acquired on May 26, 1999. ESC specializes in technology-based products and services relating to environmental monitoring, power production, and waste management. Applications include continuous stack emissions monitoring at public utility stations, ambient air quality testing and meteorological monitoring. Many tests are specifically designed to meet U.S. Environmental Protection Agency, state and local government and international agency requirements. ESC also consults in the areas of hazardous, solid and chemical waste management for government, civil and industrial applications.

      OEM Products

      Commonly referred to as "original equipment manufacturer" (OEM), this category includes sensors and devices sold to other manufacturers for incorporation into their products. TSI has for several years supplied flow sensors to monitor flow in medical products used for respiratory assistance. Ventilators used to assist breathing in intensive care units are the main product in which these sensors are used.

Instruments For Productivity and Quality Improvement

      TSI instruments for Productivity and Quality Improvement help customers enhance the competitive position of their processes and products. They are described here under three categories.

      Research Instruments

      Fluid mechanics (or flow related) measuring instruments represent the main product line for research applications. Fluid mechanics measurements are mostly used for productivity and quality improvement of customers' products and processes. Examples include the imaging of flow velocity and turbulence in wind tunnels, ducts and pipes, and imaging in engines and automotive exhaust gases to improve efficiency or lower pollution and noise. The Company's flow measuring instruments utilize several measurement techniques including thermal anemometry, laser Doppler velocimetry, phase Doppler particle analysis, and particle image velocimetry.

      Non-Contact Monitoring and Control in Materials Processing

      The Company produces an instrument line that employs diode lasers and optical techniques to measure the surface speed and length of aluminum, steel and similar materials during manufacturing. This product line performs well for measurements in rolling mills and similar metals forming operations. The LaserSpeed instruments give precise measurements without physical contact with the materials, and can measure the speed and length of extruded materials such as fiber, wire and cable during manufacturing.

      Instruments For Quality Control Testing

      The Company's line of automated test stands, sold under the trade name CertiTestTM, are used to determine the efficiencies of filters and filter media using particle sensing techniques to measure for leaks. This product line is used for quality control by filter manufacturers.

Raw Materials and Parts

      The Company purchases most of its electronic components and materials from suppliers in the United States and, generally, has not experienced problems with availability. Some materials, such as laser diodes and fibers for fiber optics, are imported. Import restrictions could impair availability of some of these materials. The Company utilizes a vendor certification program to help maintain the quality and timeliness of incoming parts. The Company continues to seek and maintain alternative vendors and has generally been able to locate alternative sources for materials during periods of short supply. A severe shortage of electronic parts could impair the

Company's ability to produce certain products, but a broad and diversified product line helps to alleviate this risk.

Customers

      The Company sells to a broad range of global customers including many industrial companies, educational institutions, research organizations and agencies of the United States and foreign governments.

      Sales to U.S. defense customers accounted for about 15 percent of total net sales in fiscal 1999, 14 percent in fiscal 1998 and 12 percent in fiscal 1997, but accounted for no more than 12 percent of total sales for each of the prior ten years. The increase in fiscal 1998 was mainly due to sales of PortaCount respirator fit testers under U.S. military contracts. For the nine-month periods ended December 31, 1999 and 1998, sales to defense customers were 11% and 14%, respectively. The percentage decline for the nine months ended December 31, 1999 compared with the same year-ago period was primarily due to the acquisition of ESC, which does not have significant sales to defense customers. Actual dollar sales to defense customers for these nine-month periods were similar.

      Reduction or changes in federal spending may adversely affect the Company's governmental and, to some extent, educational sales. While there are some developmental contracts and sales made to many different U.S. government agencies of many different products, the Company's major government sales in recent years have been products related to protecting military personnel from bio-hazard materials. These sales are made on a contractual basis one year at a time or less. There is no assurance that these sales will continue or that the government will not cancel such contracts (however, incurred costs would normally be reimbursed). As of December 31, 1999 the Company's backlog included orders of about $5 million for PortaCount fit testers for U.S. military services, all scheduled to be shipped by May 2001.

      Sales to international customers under the Company's two segments for the periods indicated were as follows:

                                                 Year Ended March 31,
                                                 --------------------
                                     1999                1998                1997
                               ----------------    ----------------    ---------------
                               Int'l.              Int'l.              Int'l.
                               Sales      % of     Sales      % of     Sales     % of
                               -----      Total    -----      Total    -----     Total
                               (000)      Sales    (000)      Sales    (000)     Sales
                               ----------------    ----------------    ---------------
    Segments
Instruments for the Safety,
  Comfort & Health of
  People                       $14,299    17%      $13,516    17%      $18,120   23%

Instruments for Productivity
  and Quality Improvement      $11,499    13%      $13,613    17%      $12,201   15%
                               -------    ---      -------    ---      -------   ---
Total                          $25,798    30%      $27,129    34%      $30,321   38%

                                               Nine Months Ended December 31,
                                               ------------------------------
                                                  1999                1998
                                            ----------------    ----------------
                                            Int'l.              Int'l.
                                            Sales      % of     Sales      % of
                                            -----      Total    -----      Total
                                            (000)      Sales    (000)      Sales
                                            ----------------    ----------------
    Segments
Instruments for the Safety,
  Comfort & Health of
  People                                   $14,947     18%     $10,045     16%

Instruments for Productivity
  and Quality Improvement                    9,944     12%       8,416     13%
                                           -------    ---      -------    ---
Total                                       24,891     30%      18,461     29%

For the nine months ended December 31, 1999 international sales increased 35% compared to the same year-ago period. The Company saw increased international demand across all its product lines, but particularly in our research instruments for small or submicron particles.

      Overall, the Company's fiscal 1999 international sales were 5 percent less than in fiscal 1998. The decline was attributable to slow sales of both our process controls and research instruments for Productivity and Quality Improvement. Fiscal 1998 international sales decreased 11 percent compared to fiscal 1997. Included in fiscal 1997 sales of Safety, Comfort and Health products was a $6.8 million contract for the PortaCount(R) respirator fit tester to the German Army. There was no similar international contract in either fiscal 1999 or 1998.

      Both Safety, Comfort and Health instruments and Productivity and Quality Improvement instruments have experienced a decline in sales to the Pacific Rim, primarily due to a weakening of the economies in that region. Sales to the Pacific Rim represented 10 percent of sales for both fiscal 1999 and 1998 and 12 percent in fiscal 1997. For the nine months ended December 31, 1999 and 1998, sales to the Pacific Rim were 7% and 12%, respectively. The decline was primarily due to (1) an increased sales denominator from the acquisition of ESC, which had nominal sales in the Pacific Rim, and (2) increases in the Company's business in other regions of the world. On a dollar basis, Pacific Rim sales declined approximately $600,000 in a period-to-period comparison for the nine-months ended December 31, 1999 and 1998. It is uncertain what impact Asian currencies will have on fiscal 2001.

Marketing

      The Company markets its products through Company-employed sales engineers operating from offices located in the United States and international sales offices located in Europe. In addition, independent sales representatives and distributors represent the Company in other domestic and international markets. The Company uses promotional catalogs, technical bulletins, seminars, displays, trade shows, insertions in catalogs of others and advertising in trade journals and the internet to promote its products. The Company's sales consist primarily of standard products as listed in its catalogs, although the Company also sells specialized products designed to meet specific customer requirements.

      The Company's backlog of orders was $38.4 million at December 31, 1999 compared with $25.6 million at December 31, 1998. The increase was primarily due to the acquisition of ESC, which represents $18.5 million of the December 31, 1999 backlog. This was offset by reductions from the sale of Handar, representing $1.9 million of the December 31, 1998 backlog, and a $3.5 million lower backlog for the Company's Ultraviolet Aerodynamic Particle Sizer(R) Spectrometer sold to the U.S. Army.

      At March 31, 1999, the Company's backlog of orders was approximately $19,388,000 compared to $22,408,000 at March 31, 1998 and $25,112,000 at March
31, 1997. The Company estimates that 80% of the December 31, 1999 backlog will be shipped by March 31, 2001.

      As of March 31, 1999, about $5 million of the Company's backlog was due to the aforementioned military contracts for PortaCount fit testers, compared with $4.8 million and $8.5 million as of March 31, 1998 and 1997, respectively. The March 31, 1999 backlog also included a $2.3 million U.S. military contract for the Company's Ultraviolet Aerodynamic Particle Sizer(R) Spectrometer. A similar $1.8 million contract was in backlog at March 31, 1998, but not in 1997.

Competition

      The Company's products compete with products utilizing different technologies as well as directly competitive products. For example, certain of the Company's measuring instruments which use thermal anemometry techniques compete with instruments utilizing differential pressure or other measurement techniques. New technologies and products could be introduced by competitors that would make existing Company products obsolete. The Company's ability to compete is dependent on its ability to develop or license products in a changing technological environment.

      The Company has competitors it considers significant to various portions of its business but no single competitor for the majority of the business. Each product line has at least one major domestic and one international competitor along with several minor competitors throughout the world. Competition is strongest in the HVAC and Industrial Hygiene and Safety product lines.

Research and Product Development

      The Company is engaged in research and development activities principally for developing proprietary products. These activities, which occur in all aspects of the Company's business, generally consist of the development, design and testing of potential new products with emphasis on applied (as distinct from basic) research. Approximately 50% of the Company's engineering and technical staff are engaged in research and development activities on a full-time basis. The Company also engages in some contract research work for others that varies from time to time. This contract work generally involves development of a future instrument or product enhancements to better meet market needs and applications. The Company also utilizes various outside consultants in the research and development area.

Patents and Licenses

      One or more aspects of several products currently marketed by the Company are covered by patents owned by the Company or licensed to the Company by outside inventors. While the Company believes that patent protection is important to its business, it does not believe that the expiration or invalidation of any particular patent would have a material adverse effect on its business. All licenses held with respect to technology used by the Company are believed to be fully enforceable. The loss of any one of several licenses held by the Company would probably not have significant adverse effect on the Company.

      During fiscal 1999, the Company licensed the exclusive rights for the development of an Aerosol Time-of-Flight Mass Spectrometer (ATOFMS) from the University of California-Riverside. An ATOFMS will detect the chemical composition of each aerosol particle that it samples into its inlet. This will help users trace airborne particles in the atmosphere to their sources. The agreement expires in 2017 when the underlying patent expires. Also during fiscal 1999, the Company signed an exclusive license agreement with the Canadian Department of National Defense for fluorescent technology currently used in its biodetection instrument sold under an aforementioned contract to the U.S. Army. The license runs until the underlying patent expires in 2017.

Employees

      As of December 31, 1999, the Company had 658 employees. The Company's employees are not represented by a union. Alnor Instrument Company, a wholly owned subsidiary acquired in fiscal 1996, had about 35 production employees represented by an in-house union up until December 31, 1998 when its members voted to dissolve the union. There has never been a work stoppage due to labor difficulties and the Company considers its relations with employees to be satisfactory at all locations.

Properties

      The Company's general offices and main manufacturing facilities are located at 500 Cardigan Road, Shoreview, Minnesota 55126. This building contains approximately 140,000 square feet. Constructed for the Company, it has been in use by the Company since 1976 and is well suited to the Company's operations. The Company owns additional land at the same location on which it can build up to 80,000 square feet of additional space if necessary. With the acquisition of ESC during the nine months ended December 31, 1999, the Company also acquired two additional buildings, with approximately 53,000 combined square feet in Tennessee.

      The Company also leases space for subsidiary operations which has in each case been modified to suit requirements.

Legal Proceedings

      No material legal proceedings were pending or threatened against the Company or its subsidiaries as of December 31, 1999.

            UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA

The following selected financial data should be read and reviewed in conjunction with the Company's 10-Q for the period ended December 31, 1999 and the 10-K for the year ended March 31, 1999. These have been electronically filed with the SEC and are available in EDGAR. See "Where You Can Find More Information."

----------------------------------------------------------------------------------------------------------------------------
                                  Nine Months Ended
                                    December 31,                                 Year Ended March 31,
----------------------------------------------------------------------------------------------------------------------------
                                1999          1998          1999          1998          1997          1996          1995
----------------------------------------------------------------------------------------------------------------------------
OPERATIONS STATEMENT DATA                    (In thousands, except percentages and per share amounts)
----------------------------------------------------------------------------------------------------------------------------
Net sales                       $81,884       $63,873       $85,352       $81,012       $80,240       $69,233       $48,903
----------------------------------------------------------------------------------------------------------------------------
Gross profit                     43,550        35,634        48,194        45,085        44,971        38,491        28,566
----------------------------------------------------------------------------------------------------------------------------
      Percent of sales             53.2%         55.8%         56.5%         55.7%         56.0%         55.6%         58.4%
----------------------------------------------------------------------------------------------------------------------------
Operating Expenses               30,439        27,943        37,015        35,670        34,246        30,355        23,853
----------------------------------------------------------------------------------------------------------------------------
      Percent of sales             37.2%         43.8%         43.4%         44.1%         42.6%         43.9%         48.8%
----------------------------------------------------------------------------------------------------------------------------
Operating income                 13,111         7,691        11,179         9,415        10,725         8,136         4,714
----------------------------------------------------------------------------------------------------------------------------
      Percent of sales             16.0%         12.0%         13.1%         11.6%         13.4%         11.8%          9.6%
----------------------------------------------------------------------------------------------------------------------------
Net earnings                     12,992         5,391         7,782         6,826         7,213         5,482         3,432
----------------------------------------------------------------------------------------------------------------------------
      Percent of sales             15.9%          8.4%          9.1%          8.4%          9.0%          7.9%          7.0%
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
Basic earnings per share          $1.15          $.47          $.69          $.59          $.64          $.51          $.33
----------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share         1.13           .47           .68           .58           .62           .49           .32
----------------------------------------------------------------------------------------------------------------------------

                                  At December 31,                                  As of March 31,
----------------------------------------------------------------------------------------------------------------------------
                                1999          1998          1999          1998          1997          1996          1995
----------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
----------------------------------------------------------------------------------------------------------------------------
Cash and equivalents             $9,887       $10,495       $13,347        $9,386        $7,695          $688        $9,552
----------------------------------------------------------------------------------------------------------------------------
Working capital                 28/,928        31,346        32,172        31,243        26,006        18,498        16,855
----------------------------------------------------------------------------------------------------------------------------
Total Assets                     89,019        58,688        60,968        57,834        50,878        42,512        32,167
----------------------------------------------------------------------------------------------------------------------------
Long-term debt                    1,966             0             0             0             0             0             0
----------------------------------------------------------------------------------------------------------------------------
Shareholders' equity             62,429        48,406        49,394        47,443        41,320        33,598        26,342
----------------------------------------------------------------------------------------------------------------------------

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

INTRODUCTION

The following discussion supplements the information presented in the consolidated financial statements beginning on page 16 of the Company's 1999 Annual Report. Additional data are given in the Eleven-Year Financial Data table on pages 10 and 11 of the Company's 1999 Annual Report.

NET SALES
Following is a sales breakdown:

                                             Fiscal Year Ended March 31,
                                             ---------------------------
                                           1999          1998          1997
                                           ----          ----          ----
Safety, Comfort and Health             $64,416,000   $54,954,000   $57,753,000
Productivity and Quality Improvement    20,936,000    26,058,000    22,487,000
                                       -----------   -----------   -----------
                 Total                 $85,352,000   $81,012,000   $80,240,000
                                       ===========   ===========   ===========


The percentage increase (decrease)
from the prior years is as follows:

                                             Fiscal Year Ended March 31,
                                             ---------------------------
                                                 1999          1998
                                                 ----          ----
Safety, Comfort and Health                        17%           (5%)
Productivity and Quality Improvement             (20%)          16%
                                                 ----          ----
                 Total                             5%            1%


                                            Nine Months Ended December 31,
                                            ------------------------------
                                                                        Percent
                                           1999          1998          Increase
                                           ----          ----          --------
Safety, Comfort and Health             $64,795,000   $48,045,000            35%
Productivity and Quality Improvement    17,089,000    15,828,000             8%
                                       -----------   -----------            ---
                 Total                 $81,884.000   $63,873,000            28%
                                       ===========   ===========            ===

Comparison of the Nine Months Ended December 31, 1999 and 1998

The increase in sales of Safety, Comfort and Health products for the nine months ended December 31, 1999 was primarily due to the acquisition of ESC effective June 1, 1999. Exclusive of the acquisition, sales in this area increased 3 percent compared with the same year-ago period. The Company saw a weakening in demand for the PORTACOUNT(R) respirator fit tester, which had benefited from changes in OSHA regulations in 1998. Sales of meteorological instrumentation also declined with the sale of our Handar subsidiary, effective October 1, 1999. Stronger demand for the Company's flow sensors and research products for submicron particles and biodetection equipment used for rapid detection of airborne bacteria offset these declines.

The increase in sales of Productivity and Quality Improvement instruments resulted from shipping some of the March 31, 1999 backlog of our research instruments sold into this market. It also benefited from the acquisition of a small German company that sells process control instruments to the metals industry, effective in June 1999.

International sales increased $6,430,000 to $24,891,000 for the nine-months ended December 31, 1999 compared to $18,461,000 in the same year-ago period. The increase is attributable to stronger demand across most all product lines except for meteorological instruments, due to the sale of Handar, and research instruments sold into the Productivity and Quality Improvement market.

Comparison of Fiscal 1999 and 1998

The increase in fiscal 1999 sales was due to strong demand for our Safety, Comfort and Health instruments, particularly the PORTACOUNT(R) respirator fit tester, which benefited from changes in OSHA regulations as noted above. The year also saw significant sales of biodetection equipment used for rapid detection of airborne bacteria to the U.S. Army along with strong sales activity for our meteorological instrumentation.

Increases in Safety, Comfort and Health instruments were substantially offset by slower sales in Productivity and Quality Improvement instruments. The Company experienced declines in sales of research instruments sold into this market as well as industrial process control products, particularly those sold to the wire and cable industry and those directed to Pacific Rim markets. In response to the slow sales of research instruments, the operations of Aerometrics, a California subsidiary, were transferred to TSI's Minnesota headquarters and consolidated with an existing research product line selling to the same market. The Company took a $.03 per share charge to cover the costs associated with this consolidation.

International sales declined $1,331,000, or 5 percent, for fiscal 1999 compared with fiscal 1998. The decline is attributable to slow sales of both our process controls and research instruments for Productivity and Quality Improvement.

Comparison of Fiscal 1998 and 1997

Sales of Safety, Comfort and Health instruments declined 5 percent in fiscal 1998 compared to fiscal 1997. The decrease was due to:
o Lower PORTACOUNT respirator and gas mask fit tester sales for military applications.
o A slowdown in sales of meteorologic and hydrologic instruments for outdoor monitoring due to delays in obtaining certain contracts.
o Continued reduction in R&D contracts supporting electrochemical sensor development.

Sales of products for Productivity and Quality Improvement increased 16 percent in fiscal 1998 from 1997. The increase came from:
o LaserSpeed(R) speed and length instruments for the wire and cable industry.
o Diameter and flaw detection gauges for the wire and cable industry, products obtained in the Target Systems acquisition in July, 1997.
o     Research instruments that experienced a decline in fiscal 1997.

International sales declined $3,192,000, or 11 percent, for fiscal 1998 compared with fiscal 1997. In fiscal 1997, the Company shipped a substantial number of PORTACOUNT fit testers to the German Army. There was not a similar order in fiscal 1998.

Government Sales

For the nine months ended December 31, 1999 and 1998, sales to U.S. and state government agencies, including defense, as a percent of total sales were 22 and 19 percent, respectively. The decline in the period-to-period percentage is attributable to the sale of Handar effective October 1, 1999. Historically, well over half Handar's meteorological instruments were sold to government customers.

Sales to U.S. and state government agencies, including defense, as a percent of total sales, were 21 percent for both fiscal 1999 and 1998 and 22 percent in fiscal 1997. While the government percentage of total sales is high, the Company sells many different products to a very diverse range of government agencies. Consequently, government sales during the past several years have been quite stable as a percentage of total sales prior to the Handar sale. After taking the Handar sale into consideration, the percentage for the nine months ended December 31, 1999 appears to be at the high end of the normal range for the ongoing business.

GROSS PROFIT

Gross profit for the periods presented were as follows (dollar amounts in thousands):

                          --------------------
                           Nine Months Ended
                              December 31,             Year Ended March 31,
                              ------------             --------------------
                             1999         1998       1999       1998       1997
          Gross profit    $43,550      $35,634    $48,194    $45,085    $44,971

      Percent of sales       53.2%        55.8%      56.5%      55.7%      56.0%
                          --------------------

Historically, our gross profit percentage has varied only slightly depending on the product mix and has ranged between 55.7 and 56.5 percent over the last three completed fiscal years. Comparing the nine months ended December 31, 1999 to the same year-ago period, we see a significant decline in the gross profit percentage, from 55.8 to 53.2 percent. This is driven largely by ESC's business having large buy/resell and consultative components, which have lower gross profit margins. For all of fiscal 2000, we would expect the gross profit percentage to be in the range of 51 to 53 percent.

OPERATING EXPENSES

Research and product development for the periods presented were as follows (dollar amounts in thousands):

                          --------------------
                           Nine Months Ended
                              December 31,             Year Ended March 31,
                              ------------             --------------------
                             1999         1998       1999       1998       1997
           R&D expense     $8,232       $8,071    $11,154    $11,554    $10,939

      Percent of sales       10.0%        12.6%      13.1%      14.3%      13.6%
                          --------------------

Historically, our research and development expenses have ranged between 13 to 15 percent of sales. The lower percent in the period ended December 31, 1999 is due mainly to two factors: a conscious effort by the Company to be more selective in its development efforts and, secondly, the acquisition of ESC, whose business requires minimal research and development. The Company's strong commitment to long-term growth through research and product development has continued to generate new products and enhance product lines in key market niches. This is expected to result in sales growth in future years. We would expect the research and development percentage for all of fiscal 2000 to be similar to the nine-month percentage.

Selling expenses for the periods presented were as follows (dollar amounts in thousands):

                          --------------------
                           Nine Months Ended
                              December 31,             Year Ended March 31,
                              ------------             --------------------
                             1999         1998       1999       1998       1997
       Selling expense    $15,542      $14,752    $19,498    $18,148    $17,394

      Percent of sales       19.0%        23.1%      22.8%      22.4%      21.7%
                          --------------------

Historically, selling expenses vary slightly depending on the product mix and sales volume. Again, for the nine-months ended December 31, 1999, the percentages are influenced by the acquisition of ESC, which has lower selling expenses as a percent of sales than the Company as a whole. For all of fiscal 2000, we expect selling expenses to be between 18.5 and 19.0 percent.

Administrative expenses for the periods presented were as follows (dollar amounts in thousands):

                          --------------------
                           Nine Months Ended
                              December 31,             Year Ended March 31,
                              ------------             --------------------
                             1999         1998       1999       1998       1997
Administrative expense     $6,666       $5,120     $6,363     $5,969     $5,913

      Percent of sales        8.1%         8.0%       7.5%       7.5%       7.4%
                          --------------------

Over the past several years, administrative expenses have ranged between 7 and 9 percent of sales. The Company expects administrative costs to continue in this normal range of 7 to 9 percent for all of fiscal 2000.

OTHER INCOME

Other income for the periods presented were as follows (dollar amounts in thousands):

                          --------------------
                           Nine Months Ended
                               December 31,            Year Ended March 31,
                               ------------            --------------------
                             1999         1998       1999       1998       1997
         Other income      $8,466         $356       $435       $798       $372
                          --------------------

The December 31, 1999 period includes an $8.2 million gain from the sale of the Company's Handar subsidiary. In fiscal 1999, investment income was offset by foreign currency transaction losses and a loss on disposal of fixed assets related to the consolidation of the Aerometrics subsidiary. Other income rose in fiscal 1998, mainly due to higher investment income from larger cash balances and foreign currency transaction gains. Other income varies year to year depending on foreign currency fluctuations, interest rates and invested cash balances and other events.

PROVISION FOR INCOME TAXES

The provision for income taxes was as follows (dollar amounts in thousands):

                          --------------------
                           Nine Months Ended
                               December 31,            Year Ended March 31,
                               ------------            --------------------
                             1999         1998       1999       1998       1997
Income tax provision       $8,044       $2,656     $3,832     $3,387     $3,884

 Percent of pre-tax
  earnings                   38.2%          33%      33.0%      33.0%      35.0%
                          --------------------

Historically, the Company's effective tax rate has ranged between 33 and 35 percent of sales. The December 31, 1999 effective rate increase was primarily due to a higher recorded effective rate on the Handar gain and because of the non-deductible goodwill associated with the ESC acquisition. The fiscal 2000 effective tax rate is expected to be approximately 38 to 39 percent of pretax earnings, assuming no significant changes in the tax laws.

EURO CURRENCY

On January 1, 1999, certain members of the European Union established fixed conversion rates between existing ("legacy currencies") and one common currency--the Euro. The Euro is now traded on currency exchanges and can be used in business transactions. Beginning in January 2002, new Euro-denominated bills and coins will be issued and legacy currencies will be withdrawn from circulation.

The Company has a significant number of customers, as well as operations located in European Union countries, participating in the Euro conversion. While TSI has not yet experienced a significant impact, the Euro conversion may have competitive implications on our pricing and marketing strategies, which could be material in nature. However, any such impact is not known at this time. The Company has begun to analyze its internal systems (such as payroll, accounting and financial reporting) to identify modifications that may be required to deal with the Euro conversion. To date, the Company has modified its US accounting systems to allow it to bill in Euros. The Company does not expect the cost of any future modifications to have a material impact on the Company's results of operations or financial condition.

Liquidity and Capital Resources

CASH AND CASH EQUIVALENTS

Cash and cash equivalents decreased by $3,550,000 during the nine-months ended December 31, 1999. A major factor in the decrease was the $23,661,000 spent on acquisitions and $1,737,000 on additions to property plant and equipment. These were partially offset by $10,653,000 of cash generated from operations and $11,462,000 of gross proceeds from the Handar sale.

Cash and cash equivalents increased by $4,052,000 during fiscal 1999 to $13,437,000 at March 31, 1999. Net cash provided by operating activities totaled $13,491,000 in fiscal 1999, compared with $5,080,000 in fiscal 1998 and $10,008,000 in fiscal 1997. The major factor in the cash increase at March 31, 1999 was net earnings of $7,782,000. Other significant contributions from operating activities were a reduction in receivables and lower inventories. Cash used for additions to property plant and equipment was $1,436,000, and $2,030,000 was used for an acquisition. Dividend payments increased by $86,000 to $1,361,000. The Company also used $4,935,000 to repurchase common stock.

The relatively low amount of cash provided by operating activities in fiscal 1998 was primarily a result of:

o Higher fourth quarter net sales resulting in increased receivables,

o Increased inventory due to the timing of purchases for new product introductions and the addition of the diameter and flaw detection gauges for the wire and cable industry obtained in the Target Systems acquisition in July 1997.

With the acquisition of Environmental Systems in May 1999, TSI increased its bank credit available to $20 million. If the merger is not approved, management believes internally generated funds and the additional credit facility will provide adequate resources to support operations through fiscal 2001.

STOCK REPURCHASE

As of December 31, 1999, the Company has authority to repurchase a total of 742,000 shares under plans approved by its Board of Directors. The Company did not repurchase any shares in the nine months ended December 31, 1999. TSI repurchased 618,000 and 100,000 shares during the fiscal years ended March 31, 1999 and 1998, respectively. The Company has no present plans to acquire all the authorized shares or to repurchase shares at any prescribed rate over time.

Market Risk

The Company is also exposed to certain market risks related to fluctuations in foreign exchange rates because some sales transactions, and the assets and liabilities of its foreign subsidiaries, are denominated in foreign currency.

Forward-Looking Statements

Management's discussion portion of this Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to certain risks and uncertainties. Forward-looking statements represent TSI's expectations or beliefs concerning future events, including: future sales and gross profit percentages; the continuation of historical trends; the sufficiency of the Company's cash balances and cash generated from operating and financing activities for the Company's future liquidity and capital resource needs; the effect of regulatory changes, the success of development and enhancement of the Company's products, the adequacy of TSI's facilities, potential acquisitions, and the future of the instrumentation industry and the various parts of the instrumentation markets in which the Company conducts business. TSI cautions that any forward-looking statements in this Proxy Statement or in other announcements made by the Company are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, without limitations, the factors set forth on Exhibit 99 to the Company's report on Form 10K for the fiscal year ended March 31, 1999.

                          OWNERSHIP OF TSI COMMON STOCK

            The following table sets forth information regarding the beneficial ownership of TSI Common Stock as of March 22, 2000, by (i) each person or group that is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of TSI Common Stock, (ii) each of the executive officers and directors of the Company and (iii) all executive officers and directors of the Company as a group. Information with respect to beneficial ownership is based upon information furnished by such persons to the Company.

                                  Amount and Nature of   Percent of Outstanding
Name                              Beneficial Ownership            Shares
----                              --------------------   ----------------------
John J. Fauth                            1,009,000               8.9
3100 Metropolitan Centre
33 South Seventh Street
Minneapolis, MN  55402

Leroy M. Fingerson                         647,182(1)            5.7
1612 Oak Avenue
Arden Hills, MN  55112

Mairs and Power, Inc.                      618,500               5.4
332 Minnesota Street
Suite W-2062
St. Paul, MN  55101

Lowell D. Nystrom                          496,128(2)            4.4
500 Cardigan Road
Shoreview, MN  55126

Frank D. Dorman                            467,157(3)            4.1
500 Cardigan Road
Shoreview, MN  55126

James E. Doubles                           147,485(4)            1.3
500 Cardigan Road
Shoreview, MN  55126

Robert F. Gallagher                         55,205(5)            0.5
500 Cardigan Road
Shoreview, MN  55126

Donald M. Sullivan                          44,000               0.4
500 Cardigan Road
Shoreview, MN  55126

Kenneth J. Roering                          35,250(6)            0.3
500 Cardigan Road
Shoreview, MN  55126

Lawrence J. Whalen                          33,000(6)            0.3
500 Cardigan Road
Shoreview, MN  55126

John F. Carlson                             24,548(6)            0.2
500 Cardigan Road
Shoreview, MN  55126

Joseph C. Levesque                           6,000(7)            ---
500 Cardigan Road
Shoreview, MN  55126

All directors and executive              1,308,773              11.5
   officers as a group (9
   persons)

(1) Includes 58,589 shares of TSI Common Stock which Dr. Fingerson has the right to acquire under currently exercisable stock options.
(2) Includes (i) 57,181 shares of TSI Common Stock that Mr. Nystrom has the right to acquire under currently exercisable stock options, (ii) 117,757 shares of TSI Common Stock held of record by Mr. Nystrom's spouse and
      (iii) 115,000 shares held of record by trusts of which Mr. Nystrom is the trustee. Mr. Nystrom disclaims beneficial ownership of the 115,000 shares held of record by such trusts.
(3) Includes 10,247 shares of TSI Common Stock that Mr. Dorman has the right to acquire under currently exercisable stock options.
(4) Includes 73,485 shares of TSI Common Stock which Mr. Doubles has the right to acquire under currently exercisable stock options.
(5) Includes 36,367 shares of TSI Common Stock which Mr. Gallagher has the right to acquire under currently exercisable stock options.
(6) Includes 4,500 shares of TSI Common Stock that these outside director the right to acquire under currently exercisable stock options.
(7) Includes 6,000 shares of TSI Common Stock that Mr. Levesque has the right to acquire under currently exercisable stock options.

                              SHAREHOLDER PROPOSALS

      The matters to be considered at the Special Meeting are limited to that set forth in the Notice of Special Meeting accompanying this Proxy Statement.

      Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2000 Annual Meeting must be received by TSI by March 4, 2000. The 2000 Annual Meeting will be held only if the Merger is not consummated. Assuming there is a meeting, the proposal must be in accordance with the provisions of SEC Rule 14a-8. It is suggested that the proposal be submitted by certified mail, return receipt requested.

      Shareholders who intend to present a proposal at the 2000 Annual Meeting (if any) without including such proposal in TSI's proxy statement must provide TSI notice of such proposal no later than May 18, 2000. TSI reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

      If TSI's 2000 Annual Meeting is held and the Company does not receive notice prior to May 18, 2000 of any matters to be raised by shareholders, the persons named in TSI's proxy cards for that Annual Meeting will have the discretion to vote the proxies on such matters in accordance with their best judgment.

                       WHERE YOU CAN FIND MORE INFORMATION

      TSI files annual, quarterly and current reports, proxy statements and other information with the SEC. The annual reports include TSI's audited financial statements. You may read and copy any reports, statements or other information that TSI files at the SEC's public reference rooms which are located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials are also available from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. Copies of such materials may also be accessed through the SEC Internet web site at http://www.sec.gov. Once the Merger is completed, TSI will no longer be subject to the reporting requirements of the Exchange Act.

      You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares of TSI Common Stock at the Special Meeting. Neither TSI nor Newco has authorized anyone to provide you with information that is different from what is contained in this Proxy Statement.

      This Proxy Statement is dated March 24, 2000. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to shareholders will not create any implication to the contrary.

                              INDEPENDENT AUDITORS

      The Company's financial statements for the year ended March 31, 1999 have been audited by KPMG LLP, independent auditors.

      Representatives of KPMG LLP will have an opportunity to make a statement at the Special Meeting and will be available at the Special Meeting to answer appropriate questions asked by TSI shareholders.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors does not intend to bring any other business before the Special Meeting of TSI shareholders and, so far as is known to the Board of Directors, no matters are to be brought before the Special Meeting except as specified in the notice of Special Meeting. However, as to any other business that may properly come before the Special Meeting, the proxy holders intend to vote the proxies in respect thereof in accordance with the recommendation of the Board of Directors and the Special Committee.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT, (hereinafter, together with the Exhibits annexed hereto the "Agreement") made and entered into as of the 10th day of January, 2000, by and among JJF GROUP, INC. a Minnesota corporation ("Purchaser"), JJF ACQUISITION, INC., a corporation and a wholly-owned subsidiary of Purchaser ("Newco"), JOHN
J. FAUTH, a resident of Minnesota ("FAUTH") and TSI INCORPORATED, a Minnesota corporation (the "Company").

                                    RECITALS

      The Boards of Directors of Purchaser and Newco and the Board of Directors of the Company, deeming it advisable for the mutual benefit of Purchaser, Newco and the Company and their respective stockholders that Purchaser acquire the Company by the merger of the Company and Newco under the terms and conditions hereinafter set forth (the "Merger"), have approved this Agreement and Plan of Merger (the "Agreement").

      NOW, THEREFORE, in consideration of mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree that the Company and Newco shall be merged and that the terms and conditions of the Merger and the mode of carrying the same into effect shall be as follows:

SECTION 1. PLAN OF MERGER.

      1.1 Actions to be Taken. Upon performance of all of the covenants and obligations of the parties contained herein and upon fulfillment (or waiver) of all of the conditions to the obligations of the parties contained herein, at the Effective Time of the Merger (as hereinafter defined) and pursuant to the Business Corporation Act of the State of Minnesota (the "MBCA"), the following shall occur:

            (a) Newco shall be merged with and into the Company, which shall be the surviving corporation (the "Surviving Corporation"). The separate existence and corporate organization of Newco shall cease at the Effective Time of the Merger, and thereupon the Company and Newco shall be a single corporation, the name of which shall be TSI Incorporated. The Company, as the Surviving Corporation, shall succeed, insofar as permitted by law, to all of the rights, assets, liabilities and obligations of Newco in accordance with the MBCA.

            (b) The Articles of Incorporation of Newco shall be the articles of incorporation of the Surviving Corporation until amended as provided by law.

            (c) The By-Laws of Newco shall be the by-laws of the Surviving Corporation until amended as provided by law.

            (d) Until changed in accordance with the articles of incorporation and by-laws of the Surviving Corporation, James E. Doubles, John J. Fauth and John C. Kopchik shall be the directors of the Surviving Corporation.

            (e) Until changed in accordance with the articles of incorporation and by-laws of the Surviving Corporation, the following persons shall be the officers of the Surviving Corporation:

Name                                Office

John J. Fauth                       Chairman

James E. Doubles                    President & CEO

Lowell D. Nystrom                   Senior V. P. of Business Development

Robert F. Gallagher                 Vice President and Chief Financial Officer

Jugal Agarwal                       Vice President of Technology

Laura J. Cochrane                   Secretary and Corporate Counsel

            (f) As soon as practicable after the terms and conditions of this Agreement have been satisfied, and upon consummation of the closing referred to in Section 8 hereof (the "Closing"), articles of merger consistent with this Agreement in the form prescribed by, and properly executed in accordance with, the MBCA and the BCL, in form and substance satisfactory to the parties hereto (the "Articles of Merger"), shall be filed with the Secretary of State of the State of Minnesota. The Merger shall become effective on the date and time on which the Articles of Merger are properly filed with such Secretary of State pursuant to the MBCA, and if the Articles are not filed the same time then the Merger shall become effective on the later of the two times of filing, or at such later time as the Company and Purchaser shall agree and shall specify in the Articles of Merger. As used in this Agreement, the "Effective Time of the Merger" shall mean such time.

      1.2 Common Stock of Surviving Corporation. As of the Effective Time of the Merger, each one share of the issued and outstanding shares of common stock of Newco shall, by virtue of the Merger and without any action on the part of Purchaser be converted into one share of the common stock of the Surviving Corporation. Each share shall be fully paid and non-assessable.

      1.3 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            (a) The term "Company Common Stock" shall mean the Company's common stock of $.10 par value per share.

            (b) The term "Stockholder" shall mean a holder of the Company Common Stock, and the term "Stockholders" shall refer to all of the holders of stock of the Company.

            (c) The term "Number of Outstanding Common Shares" shall be the number of issued and outstanding shares of the Company Common Stock at the Effective Time of the Merger.

            (d) The term "Common Payment" shall mean Fifteen Dollars and Twenty-Five Cents ($15.25) which is the amount per share of Company Common Stock which will be paid by Purchaser at Closing for distribution to the holders of outstanding shares of Company Common Stock after the Effective Time of Merger.

      1.4 Cancellation of Conversion of Company Common Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any shareholder of the Company:

            (a) Treasury Shares. Any share of the Company Common Stock held in the treasury of the Company, shall be canceled and retired. No cash, securities or other consideration shall be paid or delivered in exchange for such Company Common Stock under this Agreement.

            (b) Conversion. Except as provided herein with respect to Dissenting Shares (as hereinafter defined) and shares canceled pursuant to Section 1.4(a) hereof, at the Effective Time of the Merger, each share of Company Common Stock which is issued and outstanding shall be converted into the right to receive a cash payment in an amount equal to the Common Payment; provided, however, that each share of Company Common Stock which is owned by the Purchaser or Newco as of the Effective Time of the Merger shall be canceled without any consideration being issued therefor. (Hereinafter the cash payments to be received by holders of certificates representing shares of Company Common Stock are sometimes referred to as the "Common Cash Conversion Amounts".)

            (c) Surrender of Certificates. After the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock converted pursuant to Section 1.4(b) hereof ("Company Common Stock Certificates"), upon surrender thereof to Purchaser as provided herein, shall be entitled to receive in exchange therefor the amounts provided in Section 1.4(b), without interest. Until so surrendered, each outstanding Company Common Stock Certificate shall be deemed for all purposes to represent the Common Cash Conversion Amounts for the shares represented by the Certificate.

            Whether or not a Company Common Stock Certificate is surrendered, from and after the Effective Time of the Merger, such Certificate shall under no circumstances evidence, represent or otherwise constitute any stock or other interest whatsoever in the Company, the Surviving Corporation or any other person, firm or corporation.

            (d) Dissenters. The shares of Company Common Stock held by those shareholders of the Company who have timely and properly exercised their dissenters' rights in accordance with the provisions of the MBCA applicable to dissenters' rights (the "Appraisal Laws") are referred to herein as "Dissenting Common Shares". Each Dissenting Common Share, the holder of which, as of the Effective Time of the Merger, has not effectively withdrawn or lost his dissenters' rights under the Appraisal Laws, shall not be converted into or represent a right to receive the Common Cash Conversion Amounts in the Merger, but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Common Shares who becomes entitled to payment for his Company Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment therefor from the Surviving Corporation from funds provided by Purchaser (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions). If any holder of Dissenting Common Shares shall effectively withdraw or lose his dissenters' rights under the Appraisal Laws, such Dissenting Common Shares shall be converted into the right to receive the Common Cash Conversion Amounts in accordance with the provisions hereof.

      1.5 Options. Prior to the Effective Time of the Merger, all options, warrants, or other rights (including without limitation rights under the TSI Incorporated Stock Option Plan of 1992 and the Company's Employee Stock Purchase
Plan) to purchase or acquire shares of Company Common Stock (hereinafter collectively "Options") which are outstanding and unexercised shall be exercised, or if not exercised shall be canceled as of the Effective Time of the Merger, so that at the Effective Time of the Merger there shall be no outstanding and unexercised outstanding Options with respect to the Company Common Stock. At the Effective Time of the Merger, the Purchaser and Newco shall cause the Company to pay to each holder of an Option which has not been exercised (including Options which were not exercisable or vested immediately prior to the Effective Time), a payment equal to the difference per share between the exercise price of the Option and the Common Payment, and the holder of the Option shall surrender the Option to the Company.

      1.6 Payment of Merger Consideration.

            (a) At the Closing, and in any event no later than the Effective Time of the Merger, Purchaser shall deposit with Norwest Bank Minnesota, N.A. (the "Payment Agent") for the benefit of the holders of Company Common Stock, in cash (or an irrevocable letter of credit in the form set forth as Schedule 1.6(a) issued by U.S. Bank National Association for the benefit of the Payment Agent permitting daily draws by the Payment Agent as needed to pay Stockholders) in an amount equal to the aggregate Common Cash Conversion Amounts (such cash is hereinafter referred to as the "Payment Fund") payable in exchange for all outstanding shares of Company Common Stock.

            (b) As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"):

            (i) A letter of transmittal, which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Payment Agent, and which shall be in such form and have such other provisions as Purchaser and the Company may reasonably specify; and

            (ii) Instructions on how to surrender the Certificates in exchange for the Common Cash Conversion Amounts. Upon surrender to the Payment Agent of a Certificate for cancellation, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Common Cash Conversion Amounts which such holder has the right to receive pursuant to the provisions of this Section 1.4, and the Certificate so surrendered shall forthwith be canceled. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the transfer of records of the Company, payment of the Common Cash Conversion Amounts may be made to a transferee if the Certificate representing such shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.6, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Common Cash Conversion Amounts as contemplated by this Section 1.6.

            (c) In the event that any Certificate shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Common Cash Conversion Amounts may be required pursuant to this Agreement; provided, however, that the Purchaser or the Payment Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

            (d) All Common Cash Conversion Amounts paid upon the surrender for exchange of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock.

            (e) Any portion of the Payment Fund which remains undistributed to the Stockholders of the Company for six (6) months after the Effective Time of the Merger shall be delivered to Purchaser upon demand, and any Stockholders who have not theretofore complied with this Section 1.6 shall thereafter look only to Purchaser for payment of their claim for the Common Cash Conversion Amounts.

            (f) Neither Purchaser nor the Surviving Corporation shall be liable to any holder of Company Common Stock for cash from the Payment Fund delivered to a public official pursuant to applicable abandoned property escheat or similar law.

            (g) No interest will be paid or will accrue on any cash payable pursuant to Section 1.6.

            (h) The Payment Agent shall invest any cash included in the Payment Fund as directed by Purchaser on a daily basis, with such investments to be made only in short-term U.S. government obligations. Any interest or other income resulting from these investments shall promptly be paid to Purchaser. Purchaser shall promptly reimburse any losses which may have resulted from such investments so that at all times Payment Agent shall hold the full amount necessary to make the payments required hereunder.

            (i) Each of the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the provisions of the Internal Revenue Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation or Purchaser (or Payment Agent at the direction of Purchaser), as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which deduction withholding was made.

            (j) Purchaser shall pay all fees and expenses of the Payment Agent.

      l.7 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time of the Merger and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

      1.8 Further Assurances. From time to time, on and after the Effective Time of the Merger, as and when requested by Purchaser or its successors or assigns, the proper officers and directors of the Company immediately before the Effective Time of the Merger, the officers and directors of the Surviving Corporation at the time of the request, or other proper officers or directors, shall, at Purchaser's expense, and for and on behalf and in the name of the Company, or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further or other reasonable actions as Purchaser or their respective successors or assigns may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all the properties, rights, privileges, powers, franchises and immunities of the Company and otherwise to carry out fully the provisions and purposes of this Agreement.

      1.9 Voting Agreements. The parties acknowledge that concurrently with and as a condition to the Purchaser and Newco's willingness to enter into this Agreement, the Purchaser and Newco have entered into Voting Agreements (the "Voting Agreements") with certain of the Company's Stockholders, in their capacity as Stockholders, providing that each of these Stockholders will vote certain shares of Company Common Stock owned by such Stockholders in favor of the approval and adoption of this Agreement and the Merger.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      As used herein, the "Disclosure Letter" shall mean the Disclosure Letter delivered by the Company to Purchaser. The Disclosure Letter shall refer to the representation or warranty to which exceptions or matters disclosed therein relate; provided, however that an exception or matter disclosed with respect to one representation or warranty shall also be deemed disclosed with respect to each other warranty to which the exception or matter reasonably relates. Except as set forth in the Disclosure Letter, the Company hereby represents and warrants to Purchaser and Newco that all of the statements contained in this
Section 2 are true and correct as of the date of this Agreement (or if made as of a specified date, as of such date). As provided in Section 7.2(a), it is a condition precedent to the Purchaser's and Newco's obligations that such statements are true and correct as of the Closing (or if made as of a specified date, as of such date), except as qualified by any amendment to the Disclosure Letter which is acceptable to Purchaser.

      The representations and warranties are as follows:

      2.1 Organization and Qualifications of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power and corporate authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Company's Articles of Incorporation as amended to date, certified by the Minnesota Secretary of State, and the Company's by-laws, as amended to date, certified by the Company's Secretary, and heretofore delivered to Purchaser, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of its Articles of Incorporation or bylaws. The Company is duly qualified to do business as a foreign corporation in the states listed in the Disclosure Letter and it is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company Group.

      2.2 Capital Stock of the Company: Beneficial Ownership.

            (a) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.10 per share, of which, as of October 28, 1999, 11,339,322 were outstanding, fully paid and non-assessable and of which 18,660,678 shares are authorized but unissued. No class of capital stock of the Company is entitled to preemptive rights. Since October 28, 1999 to the date of this Agreement, there have been no issuances of shares of the Stock of the Company other than issuances of shares pursuant to options or rights outstanding under the Benefit Plans of the Company as described in the Disclosure Letter. All issued and outstanding shares of the Stock of the Company are duly authorized, validly issued, fully paid and nonassessable. No other classes of stock are authorized.

            (b) Except for the options described in the Disclosure Letter (the "Outstanding Options"), there now are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which Stockholders may vote are issued or outstanding. Following the Effective Time of the Merger, no holder of Outstanding Options will have any right to receive shares of Company Common Stock or any other consideration upon exercise of such Outstanding Options and all such Outstanding Options shall cease to exist as of the Effective Time of the Merger.

            (c) None of the Company's capital stock has been issued in material violation of any federal or state securities laws. Except as set forth in the Disclosure Letter, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Shares to which the Company is a party.

      2.3 Subsidiaries. Except for the subsidiaries referenced in the Disclosure Letter (the "Subsidiaries" and individually a "Subsidiary"), the Company does not have any direct or indirect subsidiaries. The Company's foreign Subsidiaries consist of a German Subsidiary and a Swedish Subsidiary and of the foreign Subsidiaries (the "ESC Foreign Subsidiaries") owned by Environmental Systems Corporation, all as described in further detail in the Disclosure Letter. Except as listed in the Disclosure Letter and except for the shares of stock in the Subsidiaries, the Company does not own any securities issued by any other business organization or governmental authority, except United States, state, and municipal government securities, bank certificates of deposit, or money market accounts acquired as investments in the ordinary course of its business, and, except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries owns or has any direct or indirect ownership interest in or control over any other corporation, partnership, joint venture, or entity of any kind.

      All of the issued and outstanding shares of stock of the Subsidiaries are owned by the Company, or, where specified in the Disclosure Letter, by a Subsidiary or in the case of certain foreign Subsidiaries by the persons who are identified (together with the number of shares of Subsidiary capital stock owned) in the Disclosure Letter. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of stock of any class of the Subsidiaries.

      In the case of each Subsidiary, the Disclosure Letter specifies the Subsidiary's jurisdiction of incorporation, its authorized capital stock, the number of shares which are issued and outstanding, and the entity which owes such shares, whether the Company or another Subsidiary.

      Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power and corporate authority to own or lease its properties, except for any noncompliance with the foregoing representation which may exist in the case of the ESC Foreign Subsidiaries, which noncompliance will not have a Material Adverse Effect on the Company Group. Copies of each Subsidiary's organizational documents, as amended to date, have been made available for review by purchaser. Each Subsidiary (i) is not in violation of any of the terms of its organizational documents, and (ii) is duly qualified to do business as a foreign corporation in the jurisdictions listed in the Disclosure Letter, and is not required to be licensed or qualified to conduct its business or its property in any other Jurisdiction, except where such violation, or where the failure to be so licensed or qualified, would not have a Material Adverse Effect on the Company Group.

      In this Agreement the Company and the Subsidiaries are sometimes referred to as the "Company Group."

      2.4 Authority of the Company; Consents; Approvals; Fairness Opinion.

            (a) The Company has full right, authority and power to enter into this Agreement and to carry out the transactions contemplated hereby, subject in the case of consummation of the Merger to the receipt of the Stockholder Approval as described below. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action, including (i) unanimous approval by the Company's Board of Directors and
(ii) unanimous approval by a special committee of the Company's Board of Directors formed in accordance with Minn. Stat. 302A.673, subd. 1(d), subject to the approval of this Agreement and the transactions contemplated hereby by the Stockholders in accordance with the MBCA and the Articles of Incorporation and by-laws of the Company ("Stockholder Approval"). This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by general equity principles (regardless of whether such enforceability is considered in a proceeding at equity or at law).

      The execution, delivery and performance by the Company of this Agreement:

            (i) does not and will not violate any provision of the Articles of Incorporation or by-laws of the Company, or the charter documents of any Subsidiary;

            (ii) except as would not have a Material Adverse Effect on the Company Group, and subject to obtaining the Required Consents, as defined below, does not and will not violate any laws of the United States or any state or other jurisdiction applicable to the Company Group or require the Company Group to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made (other than Stockholder Approval); and

            (iii) except as would not have a Material Adverse Effect on the Company Group, and subject to obtaining the Required Consents, and except as set forth in the Disclosure Letter, does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which any member of the Company Group is a party or by which the property of any member of the Company Group is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on the assets of any member of the Company Group.

            (b) Except for filings, consents, permits and approvals that may be required under, and other requirements under, the Securities Act, the Exchange Act, the HSR Act and the filing of documentation to effectuate the Merger (collectively, the "Required Consents"), no filing with or notice to, and no permit or approval of, any Governmental Entity is necessary for the execution and delivery by the Company of this Agreement and its performance of the transactions contemplated hereby (collectively, the "Required Consents"). All such Required Consents are listed in the Disclosure Letter.

            (c) The Company has received a written opinion from William Blair & Company LLC which has not been withdrawn (the "Fairness Opinion"), a copy of which is being provided to Purchaser herewith, to the effect that the consideration to be received by the Stockholders hereunder is fair to the Stockholders (other than the Purchaser and Newco) from a financial point of view, and such Opinion is acceptable in form and substance to the Company's Board of Directors.

            (d) The Company's Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the Merger are fair to and in the best interests of the Stockholders, (ii) unanimously approved the Merger in compliance with the MBCA and any other applicable law, and (iii) unanimously resolved to recommend that Stockholders approve this Agreement and the Merger. A committee of the Company's Board of Directors formed in accordance with Minn. Stat. 302A.673, subd. 1(d) has unanimously approved the Merger in compliance with Minn. Stat. 302A.673. None of the aforesaid actions by the Company's Board of Directors or the committee of the Company's Board of Directors has been amended, rescinded or modified.

      2.5 Filings With the SEC. The Company has made all filings with the SEC that it has been required to make since March 31, 1998 under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to the Purchaser a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

      2.6 Financial Statements. The Public Reports filed by the Company include Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1999 and September 30, 1999 (the "Most Recent Fiscal Quarter End"), and an Annual Report on Form 10-K for the fiscal year ended March 31, 1999. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with the books and records of the Company and with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its Subsidiaries for the indicated periods; PROVIDED, however that the interim statements are subject to normal year-end adjustments and do not include all footnotes.

      Since the Most Recent Quarter End, the Company and its Subsidiaries conducted their respective businesses only in the ordinary and usual course, consistent with past practice, and have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto where said balance sheet was prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business, and (ii) liabilities that would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

      2.7 Real Estate. Except as listed in the Disclosure Letter, no member of the Company Group owns any real estate, and no member of the Company Group has owned any real estate since March 31, 1996.

      In the case of each parcel of real property owned by the Company or any Subsidiary, except as listed in the Disclosure Letter:

            (a) the owner identified on the Disclosure Letter has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant, or other restriction except for installments of special assessments not yet delinquent, recorded easements, covenants and other restrictions, and utility easements, building restrictions, zoning restrictions and other easements and restrictions which do not affect materially and adversely the current use or occupancy of the property subject thereto;

            (b) there are no pending, or to the knowledge of the Company, threatened condemnation proceedings, lawsuits or administrative actions relating to any such parcel which materially and adversely affect the current use, occupancy or value thereof;

            (c) to the knowledge of the Company, the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land and are not in violation of applicable setback requirements, zoning laws and ordinances where such violation would materially and adversely affect the current use or occupancy thereof;

            (d) there are no leases, subleases, or other agreements granting to any party or parties the right to use or occupancy of any portion of the parcel of real property;

            (e) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

            (f) there are no parties (other than members of the Company Group) in possession of the parcel of real property, other than tenants under any leases disclosed in the Disclosure Letter, which tenants are in possession of the space to which they are entitled; and

            (g) the Company will make available to a representative of the Purchaser a copy of each material survey or material title insurance policy that are in the possession of the Company or a Subsidiary for each parcel of real property owned by the Company or any Subsidiary.

      Except for leases to which any ESC Foreign Subsidiary is a party where the total annual rental payable under any such lease is $25,000 or less, no member of the Company Group leases any real estate other than pursuant to the leases (the "Real Estate Leases") listed in the Disclosure Letter. True and complete copies of the Real Estate Leases have been provided to or made available to Purchaser for review.

      In the case of each Real Estate Lease, the member of the Company Group party to said Real Estate Lease, and to the knowledge of the Company, the other party thereto, is not in default under the Real Estate Lease.

      Except as set forth in the Disclosure Letter, no consent is required under any of the Real Estate Leases in connection with the transactions contemplated by this Agreement.

      2.8 Taxes.

            (a) The Company has paid or caused to be paid all federal taxes, and all material state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), owed or required to be paid by any member of the Company Group through the date hereof, and will pay all Taxes required to be paid by any member of the Company Group through the Closing Date, except for Taxes not yet due which are properly accrued on the balance sheet for the Most Recent Fiscal Quarter End in accordance with GAAP.

            (b) The Company has in accordance with applicable law filed all federal, and all material state, local and foreign tax returns required to be filed by any member of the Company Group through the date hereof, and, to the knowledge of the Company, all such returns correctly set forth the amount of any Taxes or losses relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to the Company Group for taxable periods ended on or after March 31, 1996 is set forth in the Disclosure Letter, and said Letter indicates those returns which have been audited or which currently are the subject of an audit. For each taxable period of the Company Group ended on or after March 31, 1996, the Company has made available to Purchaser correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies filed by, assessed against or agreed to by the Company.

            (c) Neither the Internal Revenue Service (the "IRS") nor any other governmental authority, domestic or foreign, is now asserting or, to the knowledge of the Company, threatening to assert, against the Company Group any deficiency or claim for additional Taxes. Since March 31, 1996 no claim has been made by any governmental entity in a jurisdiction where any member of the Company Group does not file reports and returns asserting that any member of the Company Group is or may be subject to taxation by that jurisdiction in amounts which would be material to the Company Group. There are no security interests on any of the assets of any member of the Company Group that arose in connection with any failure (or alleged failure) to pay any Taxes. Except as set forth in the Disclosure Letter, since March 31, 1996, no member of the Company Group has ever entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code").

            (d) Except as set forth in the Disclosure Letter, since March 31, 1996, there has not been any audit of any tax return filed by any member of the Company Group, no such audit is in progress, and no member of the Company Group has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in the Disclosure Letter, no extension of time with respect to any date on which a tax return was or is to be filed by any member of the Company Group is in force, and no waiver or agreement by any member of the Company Group is in force for the extension of time for the assessment or payment of any Taxes.

            (e) Except as set forth in the Disclosure Letter, since March 31, 1996 the Company and each other member of the Company Group has never been (and has never had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code) other than a group of which the Company is the parent. Except as set forth in the Disclosure Letter, the Company and each other member of the Company Group has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity. No member of the Company Group is a party to any tax sharing or tax indemnity agreement.

            (f) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections.

            (g) No member of the Company Group has made an election under
Section 341 (f) of the Code.

      2.9 Intellectual Property.

      For purpose of this Agreement, "Intellectual Property" shall mean trademarks and service marks currently used by the Company Group and applications to register such marks; patents and applications to register patents; trade names currently used by the Company Group; copyrights; Internet domain names, trade names, designs and logos; computer software and the source code and object code related thereto; and confidential information, know-how, inventions, methodologies and trade secrets held for use or used in the business of a member of the Company Group. The Disclosure Letter contains a list identifying each patent, patent application, registered trademark and registered copyright held by any member of the Company Group and each material license of Intellectual Property to which any member of the Company Group is a party (except licenses granted to customers in the ordinary course of business).

      Except as would not have a Material Adverse Effect on the Company Group:

            (a) Each of the Company and its Subsidiaries owns or is licensed or otherwise has the right to use all Intellectual Property used in or necessary for the conduct of its business as currently conducted;

            (b) The use or ownership of any such Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any third persons, and the products and services provided by the Company and its subsidiaries and their respective operations do not infringe the intellectual or proprietary rights of any third persons;

            (c) In the case of any license or agreements for material Intellectual Property, the member of the Company or party to such license agreements is in compliance therewith in all material respects and is not in default trader such license agreements;

            (d) To the knowledge of the Company, no third party is infringing upon or challenging the right of any member of the Company Group to material Intellectual Property of said member; and

            (e) Since March 31, 1996, no member of the Company Group has received any written notice of any pending claim with respect to any Intellectual Property used by such member.

      2.10 Material Contracts.

            (a) The Disclosure Letter attached hereto lists, and the Company has made available to Purchaser, true and complete copies of all material contracts or other obligations (the "Material Contracts") to which any member of the Company Group is a party or by which it is bound, including those of the following types:

                  (i) Employment agreements and any other material contracts with or loans to any of the Company Group's shareholders, officers, directors, employees, consultants, distributors or sales representatives;

                  (ii) Any Benefit Plans, except for Benefit Plans maintained by any of the ESC Foreign Subsidiaries where such Plans maintained by the ESC Foreign Subsidiaries will not give rise to a Material Adverse Effect on the Company Group;

                  (iii) Any material contracts with customers;

                  (iv) Any deeds of trust, mortgages, conditional sales contracts, security agreements, pledge agreements, trust receipts, or any other agreements or arrangements whereby any assets of the Company Group are subject to a lien, encumbrance, charge or other restriction;

                  (v) Any loan agreements, letters of credit or lines of credit;

                  (vi) Any contracts restricting in a material respect any member of the Company Group from doing business or competing in any area;

                  (vii) Other than purchase orders issued or received in the ordinary course of business, any contracts calling for aggregate payments in excess of $100,000 which are not terminable without material cost or liability on notice of 90 days or less;

                  (viii) Any joint venture, partnership, limited liability company or limited partnership agreement;

                  (ix) Any guarantees of the obligations of any other party (including other members of the Company Group) except those resulting from the endorsement of customer checks deposited for collection;

                  (x) Any other contracts which may have a material impact on the Company Group's assets, results of operations or financial condition; and

                  (xi) Any commitment to enter into any of the foregoing.

            In the case of each Material Contract, the member of the Company Group party thereto has not received notice of any default under any such contracts, obligations or commitments, and is not in default under any such contracts, obligations or commitments, where such default would have a Material Adverse Effect on the Company Group. To the knowledge of the Company, no other party to each Material Contract is in default where such default would have a Material Adverse Effect on the Company Group.

            Except as set forth in the Disclosure Letter, no consent is required under any of the Material Contracts in connection with the transactions contemplated by this Agreement.

      2.11 Litigation. Except as set forth in the Disclosure Letter or in the Public Reports, there are no legal, administrative, arbitration or other proceedings or claims pending or, to the knowledge of the Company, threatened against any member of the Company Group, nor is any member of the Company Group subject to any existing judgments, where such proceedings, claims or judgments are reasonably likely to have a Material Adverse Effect on the Company Group. No member of the Company Group is operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign which has a Material Adverse Effect on the Company Group.

      2.12 Compliance with Applicable Laws; Environmental Matters.

            (a) Laws. Except as set forth in the Disclosure Letter or as disclosed in the Public Reports, the operations, assets and properties of each member of the Company Group are in compliance with all federal, foreign, state, county, and municipal laws, ordinances, regulations, rules, reporting requirements, judgments, orders and decrees applicable to the conduct of business of the Company Group and to the assets owned, used or occupied by it (collectively referred to hereinafter as the "General Laws"), including without limitation all applicable foreign, federal, state, county and municipal laws, ordinances, regulations, rules, reporting requirements, judgments, orders, decrees and requirements of common law concerning or relating to the protection of health and the environment (collectively referred to hereinafter as the "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on the Company Group. No member of the Company Group has received any notice of violation, citation, complaint, request for information, order, directive, compliance schedule or other similar enforcement order, or any other notice from any administrative or governmental agency or entity, indicating that it was not or currently is not in compliance with the Environmental Laws and General Laws, except for noncompliance that would not have a Material Adverse Effect on the Company Group, and to the knowledge of the Company, no such item is threatened.

            (b) Environmental Laws. Except where noncompliance would not have a Material Adverse Effect on the Company Group, all businesses and operations of the Company Group are in compliance with any: (i) judgments, orders, decrees, awards or directives, of any court, arbitrator or administrative or governmental agency or entity binding any member of the Company Group and concerning compliance with the Environmental Laws; and (ii) consent decrees, administrative orders, settlement agreements or other settlement documents entered into by any member of the Company Group with any administrative or governmental agency or entity concerning compliance with the Environmental Laws.

            (c) Hazardous Materials. Except where no Material Adverse Effect on the Company Group would result therefrom, the assets owned, leased or operated by the Company Group (to the knowledge of the Company in the case of real property leased by the Company Group, it being understood in addition that no representation is made with respect to portions of the real property not actually leased and utilized by a member of the Company Group) are free of all materials designated as hazardous substances, wastes, hazardous materials, pollutants or contaminants under any Environmental Laws (collectively, "Hazardous Materials") other than Hazardous Materials which are properly stored and licensed as required by applicable law, and are free of physical conditions which violate any Environmental Laws. Except where no Material Adverse Effect on the Company Group would result therefrom, no Hazardous Materials used or generated by any member of the Company Group have been treated, stored, transported or disposed of in violation of any Environmental Laws.

            (d) LICENSES AND PERMITS. The Disclosure Letter lists material permits, licenses and other authorizations issued by administrative or governmental agencies or entities under the General Laws and the Environmental Laws or otherwise required for the conduct of the Company Group's business as presently conducted which are held by the Company Group ("Licenses and Permits"). The Licenses and Permits include all such permits which are necessary to the Company Group's business and operations as presently conducted and the Company Group is and has been in compliance with the terms and conditions of the Licenses and Permits where noncompliance would have a Material Adverse Effect on the Company.

      2.13 Finder's or Investment Banker's Fee. No agent, broker, investment banker, financial advisor or similar person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with this Agreement or the Merger, other than William Blair & Company. The Company has provided to Purchaser a true and complete copy of all agreements providing for any commission, fee or expense payment to William Blair & Company.

      2.14 ERISA and Employment Matters.

            (a) The Disclosure Letter contains a true and complete list of all Benefit Plans of the Company Group, except for Benefit Plans maintained by any of the ESC Foreign Subsidiaries where such Plans maintained by the ESC Foreign Subsidiaries will not give rise to a Material Adverse Effect on the Company Group.

            (b) The Company has delivered or made available to Purchaser a current, accurate and complete copy of each Benefit Plan and of any material agreements or documents related to such Benefit Plan such as trust agreements or funding instruments, the most recent determination letter, the most recent summary plan description, and, for the three (3) most recent years, the Form 5500 and attached Schedules.

            (c) Except where there would be no Material Adverse Effect on the Company Group, (i) each Benefit Plan is administered in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) no actions, suits or claims, other than the routine claims for benefits in the ordinary course of business, are pending against any Plan, or, to the knowledge of the Company, threatened, except as set forth in the Disclosure Letter; (in) there have been no prohibited transactions, within the meaning of the Code and ERISA, which would subject the Company Group to any material taxes, penalties or other liabilities with respect to any Plan.

            (d) Since March 31, 1996 neither the Company nor any other member of the Company Group has ever maintained or contributed to a defined benefit pension plan or a multi employer plan (within the meaning of Section 4001(a)(3) of ERISA).

            (e) No member of the Company Group maintains any pension plan within the meaning of Section 3(2)(A) of ERISA, except for the TSI Incorporated Employee Retirement and Profit Sharing Plan (the "TSI Plan") which is maintained by TSI and certain Subsidiaries, and for the Environmental Systems Corporation 401(k) Retirement Plan (the "ESC Plan"; hereinafter the TSI Plan and the ESC Plan are sometimes collectively referred to as the "Retirement Plans"). The Retirement Plans are qualified within the meaning of Section 401(a) of the Code.

            (f) Except as set forth in the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any employee of any member of the Company Group to a bonus, severance pay or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, except as will or may occur under the Company's stock option plans, copies of which have been made available to Purchaser.

      2.15 Labor Matters.

            (a) No member of the Company Group is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.

            (b) Except as listed in the Disclosure Letter, there are no current or, to the knowledge of the Company, threatened, organizational activities or demands for recognition by labor organizations seeking to represent employees of any member of the Company Group and no such activities have occurred during the past twelve (12) months. Except as listed in the Disclosure Letter, there are no grievances, complaints, or charges that have been filed against any member of the Company Group under any dispute resolution procedure that are outstanding that would have a Material Adverse Effect on the Company Group. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by any member of the Company Group. Except where there would be no Material Adverse Effect on the Company Group, the Company has not received notice to indicate that any of the employment policies or practices of any member of the Company Group is currently being audited or investigated by any federal, state, local or foreign government agency.

      2.16 Authority Relative to Agreements; Enforceability. This Agreement and the transactions contemplated hereby have been approved by a majority of the Company's "Continuing Directors" as defined in, and in the manner required by,
Article XI of the Articles of Incorporation of the Company. The approval of this Agreement and the Merger at the Shareholders Meeting by the affirmative vote of a majority of all outstanding shares of Company Common Stock as of the record date for the Shareholders Meeting will constitute approval of this Agreement and the Merger by the shareholders of the Company.

      2.17 Affiliate Transactions. Except as disclosed in the Disclosure Letter, there are no material contracts, commitments, agreements, arrangements or other transactions between any member of the Company Group and (i) any officer or director of any member of the Company Group; (ii) any record or beneficial owner of five (5) percent or more of the voting securities of the Company; or (iii) any affiliate (as such term is defined in Regulation 12b-2 promulgated trader the Exchange Act) of any such officer, director or beneficial owner.

      2.18 Year 2000 Compliance. The disclosure contained in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999 does not contain any material misstatement or omission regarding the status of the Company's Year 2000 readiness. Except as would not have a Material Adverse Effect on the Company Group, the products and services supplied by the Company or its Subsidiaries since January 1, 1999 (i) are "Year 2000 Compliant", in that they will perform in a consistent manner regardless of whether the date is before, on or after January 1, 2000, or (ii) are not Year 2000 Compliant, but the customer has been advised or is aware of this fact, and has chosen to purchase the product or service notwithstanding the fact that it is not Year 2000 Compliant. The Company Group will not suffer a Material Adverse Effect after September 30, 1999 from customer claims that the products and services of the Company and Subsidiaries sold or provided prior to January 1, 1999 are not Year 2000 Compliant.

SECTION 3. COVENANTS OF THE COMPANY.

      3.1 Making of Covenants and Agreements. The Company hereby makes the covenants and agreements set forth in this Section 3.

      3.2 Conduct of Business. Except as set forth in the Disclosure Letter, between the date of this Agreement and the Closing Date, the Company Group, and each member thereof, will, unless consented to in writing by Purchaser:

            (a) conduct its business only in the ordinary course and consistent with prior practices;

            (b) except for capital expenditures provided for in the Company's fiscal 2000 budget, refrain from making any capital expenditures in excess of $100,000 in the aggregate, and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

            (c) refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other obligations or liabilities except in the ordinary course of business;

            (d) refrain from making any change in its Articles of Incorporation or By-Laws;

            (e) refrain from declaring, setting aside or paying any dividend or other distribution with respect to its capital stock, or making any direct or indirect redemption, purchase or other acquisition of its capital stock, except for normal quarterly dividends paid by the Company to its stockholders or dividends paid by Subsidiaries in the ordinary course of their business consistent with past practice;

            (f) except to the extent required under any existing agreements and any existing employee and director Benefit Plans (including existing severance plans or arrangements) as in effect on the date of this Agreement, refrain from paying bonuses to, or increasing the compensation or fringe benefits of, any of its directors, officers or employees, except for increases in salary or wages of employees of the Company Group in the ordinary course of business in accordance with past practice, and refrain from granting any severance or termination pay and refrain from entering into, or amending, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company Group;

            (g) except as may be required as a result of any change in law or in GAAP, refrain from changing any of the accounting practices or principles used by the Company Group;

            (h) refrain from making any tax election and from settling or compromising any material federal, state, local or foreign tax liability or dispute;

            (i) refrain from authorizing for issuance, issuing, selling, granting, delivering, pledging or encumbering any shares of the Stock or any other equity or voting security of the Company or any of the Subsidiaries, except for issuances of stock pursuant to outstanding options in effect on the date hereof and pursuant to the TSI Incorporated Employee Stock Purchase Plan of 1994, and refrain from issuing or granting any options, warrants, calls, commitments, subscriptions for rights to purchase or acquire any shares or securities from any member of the Company Group, except that after the date of this Agreement and prior to the Closing the Company may issue in the ordinary course of business to newly hired employees options to purchase not more than a total of 15,000 shares of Company Common Stock for all such newly hired employees, in each case at an exercise price per share which is not less than the fair market value per share on the date the option is granted;

            (j) refrain from any sale or other transfer of the assets of any member of the Company Group, except in the ordinary course of business in a manner consistent with past practice;

            (k) refrain from reclassifying, combining, splitting, subdividing or redeeming, purchasing or otherwise acquiring directly or indirectly any of the Company's capital stock;

            (l) refrain from adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization or other reorganization of any member of the Company Group;

            (m) refrain making any change in the Company's borrowing arrangements;

            (n) use its reasonable efforts to prevent any change with respect to its management and supervisory personnel and banking arrangements;

            (o) use its reasonable efforts to keep intact its business organization, to keep available its present officers and employees and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it;

            (p) have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in the Disclosure Letter or equivalent insurance with any substitute insurers approved in writing by Purchaser;

            (q) except as required to conform to applicable law, refrain from entering into or making any change in the Retirement Plans and from materially amending or terminating any other existing Benefit Plan, or adopting any new Benefit Plan;

            (r) refrain from acquiring control or ownership of any other corporation, association, joint venture, partnership, limited liability company, business trust or other business entity, or control or ownership of all or a substantial portion of the assets of the foregoing, and from entering into any agreement providing for any of the foregoing;

            (s) except in the ordinary course of business, refrain from entering into any material licensing arrangement or other material contract;

            (t) refrain from settling any pending litigation in a manner that is materially adverse to the Company Group and from commencing any

            (u) refrain from agreeing to or committing in writing to carry out any action which is prohibited by the foregoing provisions, or which would cause any of the representations or warranties in this Agreement to be untrue in any material respect.

      3.3 Stockholders Meeting. The Company will call a special meeting of its Stockholders (the "Shareholders Meeting") to be held as soon as reasonably practicable in order that its Stockholders may consider and vote upon this Agreement and approval of the Merger in accordance with the MBCA. The Company will prepare and file as promptly as possible with the SEC preliminary proxy materials under the Securities and Exchange Act relating to the Shareholders Meeting; PROVIDED that the preliminary proxy materials need not be filed until the commitment letter referred to in

Section 9.1(g) has been delivered. The Company will use its reasonable best efforts, after consultation with Purchaser, to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary. Purchaser agrees to provide the Company with whatever information and assistance in connection with said filings that the Company may reasonably request. Except as otherwise permitted under Section 3.4, the Company will include in the Proxy Statement the recommendation of the Company's Board of Directors that the Stockholders of the Company vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. The Company will employ a nationally recognized proxy solicitation firm to assist in disseminating proxy materials, contacting Shareholders to solicit proxies to vote in favor of the approval and adoption of this Agreement, and performing the services customarily performed by such firms in transactions of this type.

      The final Company proxy materials will comply with the Exchange Act in all material respects, and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information that the Purchaser will supply specifically for use in said proxy materials.

      3.4 Exclusivity. For purposes of this Agreement, the term "Takeover Proposal" shall mean any proposal for a merger or other business combination involving the Company or any Subsidiary, or for the acquisition of a substantial equity interest in the Company or any Subsidiary, a substantial portion of the assets of the Company or any Subsidiary or a product line or line of business of the Company or any Subsidiary, other than as contemplated by this Agreement. The Company shall promptly advise Purchaser orally and in writing of any "Takeover Proposal" or of any proposal, or inquiry reasonably likely to result in a Takeover Proposal.

      Each member of the Company Group shall not, directly or indirectly, whether through its officers, directors, Stockholders, agents, representatives, or otherwise, engage in any discussions or negotiations with, or provide any non-public information to, any person or entity making, proposing to make or believed to be contemplating a Takeover Proposal to the Company; provided, however, that the Company, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any third party to do or seek any of the foregoing to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority of the members thereof following the receipt of advice of outside legal counsel. In the event that any such activities result in a Takeover Proposal which the Board of Directors of the Company reasonably concludes is superior to the transaction contemplated by this Agreement ("Superior Proposal"), nothing contained in this Agreement will prevent the Board of Directors of the Company from recommending such Superior Proposal to the Company's Stockholders, and from withdrawing any recommendation of this Agreement and the transactions contemplated hereby. In the event that the Merger contemplated by this Agreement is not consummated because of a Superior Proposal, and the transaction contemplated by the Superior Proposal is not consummated, the Board of Directors of the Company agrees to negotiate in good faith with the Purchaser with a view toward consummating a transaction with the Purchaser as contemplated by this Agreement; provided, however, that the obligation created by this sentence shall not apply if the Company has paid Purchaser the termination fee provided for in Section 9.3.

      3.5 Authorization from Others. Prior to the Closing Date, the Company will use its reasonable best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by the Company of the transactions contemplated by this Agreement.

      3.6 Notice of Default. Promptly upon the occurrence of, or promptly upon the Company becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company prior to the date hereof, of any of the representations, warranties or covenants of the Company contained in or referred to in this Agreement, the Company shall give written notice thereof to Purchaser.

      3.7 Consummation of Agreement. Except as otherwise permitted under Section 3.4, the Company shall use its reasonable best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

      3.8 Confidentiality. The Company agrees that each of the Company, the Subsidiaries and the Company's and Subsidiaries' officers, directors and Representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Purchaser with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Purchaser's industry or which has been disclosed to the Company by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, the Company will return to Purchaser (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to the Company in connection with the transaction.

      3.9 Access to Records and Properties. Purchaser may, prior to the Closing Date, through its employees, agents and representatives, make or cause to be made a detailed review of the business and financial condition of the Company Group and make or cause to be made such investigation as it deems necessary or advisable of the properties, assets, businesses, books and records of each member of the Company Group.

The Company agrees to assist Purchaser in conducting such review and investigation and will provide, and will cause its or their representatives and independent public accountants to provide, Purchaser and its employees, agents and representatives full access to, and complete information concerning, all aspects of the businesses of the Company Group, including their respective books, records (including tax returns filed or in preparation), projections, personnel and premises, and any documents (including any documents filed on a confidential basis) included in any report filed with any governmental agency (but excluding records not normally provided by independent public accountants to third party buyers). Purchaser and Newco shall use their reasonable best efforts to minimize any disruption to the business of the Company Group.

      3.10 Notification Regarding Dissenters' Shares. The Company shall give Purchaser (i) prompt notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the Appraisal Laws and received by the Company, and (ii) the opportunity to direct any negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under the Appraisal Laws. The Company shall not, without the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for fair value for shares of Company Common Stock or offer to settle or settle any such demands.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND NEWCO.

      4.1 Organization of Purchaser and Newco. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Each of Purchaser and Newco has delivered to the Company true and complete copies of its Articles of Incorporation and Bylaws as currently in effect.

      4.2 Authority of Purchaser and Newco. Each of Purchaser and Newco has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by each of Purchaser and Newco of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Purchaser and Newco and no other action on the part of Purchaser or Newco is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by each of Purchaser and Newco pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Purchaser or Newco, as applicable, enforceable in accordance with their terms, except as such enforceability may be limited by general equity principles (regardless of whether such enforceability is considered in a proceeding at equity or at law). The execution, delivery and performance by each of Purchaser and Newco of this Agreement and each such agreement, document and instrument:

            (a) do not and will not violate any provision of the Articles of Incorporation or Bylaws of each of Purchaser and Newco;

            (b) except as would not have a Material Adverse Effect on Purchaser or Newco, and subject to obtaining the Required Consents, do not and will not violate any laws, rules, or regulations of the United States or of any state or any other jurisdiction applicable to Purchaser or Newco or require Purchaser or Newco to obtain any approval, consent, or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

            (c) except as would not have a Material Adverse Effect on Purchaser or Newco, and subject to obtaining the Required Consents, do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan, or credit agreement, or any other agreement, mortgage, lease, permit, order, judgment, or decree to which Purchaser or Newco is a party and which is material to the business and financial condition of Purchaser and its affiliated organizations on a consolidated basis.

      4.3 Litigation. There is no litigation pending or, to Purchaser's knowledge, threatened against Purchaser or Newco which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

      4.4 Consents and Approvals. Except for the Required Consents, no filing with or notice to, and no permit or approval of, any Governmental Entity is necessary for the execution and delivery by Purchaser and Newco of this Agreement and their performance of the transactions contemplated hereby.

      4.5 Financing. Purchaser, Newco and Fauth's financing for the amounts to be paid under this Agreement will be substantially as set forth in Fauth's letter dated December 3, 1999 to the Company's Board of Directors. The equity portion of the financing referred to in that letter will not involve any guaranty by the Surviving Corporation or pledge of its assets.

SECTION 5. COVENANTS OF PURCHASER.

      5.1 Making of Covenants and Agreement. Purchaser hereby makes the covenants and agreements set forth in this Section 5.

      5.2 Authorization from Others. Prior to the Closing Date, Purchaser and Newco will use their reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Purchaser and Newco of the transactions contemplated by this Agreement.

      5.3 Confidentiality; Nonsolicitation. Purchaser agrees that, unless and until the Closing has been consummated:

            (a) Purchaser and its officers, directors, and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from the Company Group with respect to the business or financial condition of the Company Group except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in the industries of the Company Group or which has been disclosed to Purchaser by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, Purchaser will return to the Company (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Purchaser in connection with the transaction.

            (b) During the period commencing on the date hereof and ending three
(3) years from the date hereof, Purchaser and its affiliates shall not employ, nor solicit or make offers of employment to, any individuals who are presently employed by any member of the Company Group or who become employed by any member of the Company Group during the time period between the date hereof and the date of termination of this Agreement.

      5.4 Notice of Default. Promptly upon the occurrence of, or promptly upon Purchaser or Newco becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or which would have caused or constitute a breach or default had such event occurred or been known to Purchaser or Newco prior to the date hereof, of any of the representations, warranties or covenants of the Purchaser and Newco contained in or referred to in this Agreement, Purchaser shall given written notice thereof to the Company.

      5.5 Consummation of Agreement. Each of Purchaser and Newco shall use its reasonable efforts to perform and fulfill all conditions and obligations on the part of either to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

      5.6 Indemnification; Directors and Officers Insurance.

            (a) Purchaser and Newco agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current and former directors or officers of the Company Group (the "Indemnified Parties") as provided in the respective articles or certificates of incorporation or bylaws of the Company Group, or by statute, shall survive the Merger and shall continue in full force and effect in accordance with their terms.

            (b) For six (6) years from the Effective Time of the Merger, Purchaser shall maintain in effect (i) the indemnification provisions of the Company's current articles of incorporation and bylaws as they relate to its current directors and officers, and (ii) directors and officers liability insurance or insurance policies with substantially equivalent coverage covering those persons who are currently covered by the Company's directors and officers liability insurance policy, a copy of which has been delivered to Purchaser.

            (c) This Section 5.6 shall survive the consummation of the Merger and is intended to benefit the Indemnified Parties, and shall be binding upon all successors and assigns of the Purchaser and Newco.

      5.7 Employee Benefits. Purchaser agrees that after the Effective Time of the Merger and until December 31, 2000, the Surviving Corporation will provide the persons employed by members of the Company Group immediately prior to the Effective Time, with non-incentive type fringe benefits which in the aggregate are substantially comparable to those currently provided by the Company Group, which are described in Section 5.7 of the Disclosure Letter.

      With respect to any benefit plans in which any employees of the Company Group first become eligible to participate on or after the Effective Time of the Merger ("New Plans") but prior to December 31, 2000, Purchaser shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under any such New Plans, to the extent such waiver is permissible under the New Plans of Purchaser, and (ii) recognize service of the employees of the Company Group with the Company Group accrued prior to the Effective Time of the Merger in determining eligibility to participate and vesting credit in any New Plans. Vacation entitlement of the Company Group employees accrued as of the Effective Time of the Merger shall not be reduced and will apply after the Effective Time of the Merger.

      Purchaser agrees that after the Effective Time of the Merger the Surviving Corporation will pay or provide for the fiscal year ending March 31, 2000, to the persons employed by members of the Company Group immediately prior to the Effective Time, the incentive compensation program benefits which such persons have or will accrue, or to which they have or will become entitled, in the ordinary course for that fiscal year under the incentive compensation programs which are described in Section 5.7 of the Disclosure Letter; provided, that the Company Group does not prior to the Effective Time of the Merger expand such programs or the class or classes of employees entitled to such programs.

      5.8 Redundancies. Employees of the Company Group whose jobs are eliminated as a result of the consummation of the transactions contemplated under this Agreement shall receive severance payments in the amounts due under the severance policy of Purchaser (but in no event shall the amounts paid be less than the amounts due under the Company's severance policy as currently in effect), which is one week of severance pay for each year of service, except that Messrs. Doubles, Gallagher, Nystrom, Agarwal and Ms. Cochrane shall be entitled to the respective benefits provided by the "Stay in Place Agreements" between each of them and the Company which have been delivered to the Purchaser.

SECTION 6. MUTUAL COVENANTS.

      6.1 HSR Matters. Each party hereto shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof. Each such filing shall request early termination of the waiting periods imposed by the HSR Act. Each party hereby agrees to use its reasonable best efforts to cause a termination of the waiting period under the HSR Act without the entry by a court of competent jurisdiction of an order enjoining the consummation of the transactions contemplated hereby at as early a date as possible. Each party also agrees to respond promptly to all investigatory requests as may be made by the government. In the event that a Request for Additional Information is issued under the HSR Act, each party agrees to furnish all information required and to comply substantially with such Request as soon as is practicable after its receipt thereof so that any additional applicable waiting period under the HSR Act may commence. Each party will keep the other party apprized of the status of any inquiries made of such party by the Department of Justice, Federal Trade Commission or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. All filing fees to be paid by Purchaser or the Company in connection with filing Notification and Report Forms pursuant to the HSR Act shall be paid one-half by the Purchaser and one-half by the Company.

      6.2 Public Announcements. The parties hereto will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent that such consultation may be prohibited by applicable law or that such a disclosure or release is required by obligations pursuant to law or to any listing agreement with Nasdaq as determined by the Company.

SECTION 7. CONDITIONS.

      7.1 Conditions to the Obligations of Each Party. The obligations of each of Purchaser, Newco and the Company to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

            (a) Stockholder Approval. The Company shall have obtained the required Stockholder Approval of this Agreement and the transactions contemplated hereby.

            (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

            (c) No Injunctions or Restraints; Illegality. No Governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order which is in effect and which prevents or prohibits consummation of the Merger or any other material transactions contemplated in this Agreement, and no Governmental entity shall institute any action or proceeding before any United States court or other Governmental body seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement, which action or proceeding remains pending at what would otherwise be the Closing Date.

      7.2 Conditions to the Obligations of Purchaser and Newco. The obligations of Purchaser and Newco to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

            (a) Representations; Warranties. Each of the representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (it being understood that representations and warranties that speak as of a particular date must continue to be thus true and correct as of the date as of which they speak), except as qualified by any amendment to the Disclosure Letter which is acceptable to Purchaser, and the Company shall have delivered to the Purchaser a certificate, dated the Closing Date, signed by the Company's chief executive officer to the foregoing effect.

            (b) Covenants. The Company shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing, except where the failure to perform would not have a Material Adverse Effect on the Company Group or Purchaser.

            (c) No Material Change. Since the date of the Most Recent Fiscal Quarter End, there shall not have occurred any event which has a Material Adverse Effect on the Company, except as expressly disclosed in this Agreement or the Disclosure Letter.

            (d) Consents. All of the consents, approvals, authorizations, approvals, orders or permits required to be obtained by the Company, Purchaser or

Newco shall have been obtained, except for those as to which the failure to obtain the same would not have a Material Adverse Effect on the Company.

            (e) Dissenting Shares. As of the Closing Date, no more than 15 percent (15%) of the issued and outstanding shares of Company Common Stock shall be eligible for treatment as Dissenting Shares hereunder.

            (f) Legal Opinion. The Purchaser and Newco shall have received at the Closing an opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., legal counsel to the Company, addressed to Purchaser and in the form of Schedule 7.2(g) of this Agreement.

            (g) No Breach of Voting Agreements. The Voting Agreements shall be in full force and effect and none of the shareholders which are party to the Voting Agreements shall have breached or given Purchaser and Newco any notice of any intention to breach the Voting Agreements.

      Notwithstanding the foregoing, if within thirty (30) days (the "Cure Period") following notice to the Company of the existence of any condition enumerated in this Section 7.2, the condition or conditions disclosed in the notice have been cured or corrected or otherwise have ceased to exist, then this Section shall not relieve Purchaser and Newco of their obligations to proceed with the consummation of this Agreement and the transactions contemplated hereby.

      7.3 Conditions to Obligations of the Company. The obligation of the Company to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

            (a) Representations and Warranties. Each of the representations and warranties of Purchaser and Newco contained in Section 4 shall be true and correct in all material respects as though made on and as of the Closing.

            (b) Covenants. Purchaser shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Purchaser shall have delivered to the Company and the Stockholders a certificate of the President of Purchaser dated on the Closing to such effect.

SECTION 8. CLOSING; CLOSING DATE.

      Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to a provision of Section 9 hereof and subject to compliance with the conditions hereto (but after extension by any Cure Period provided in Section 7.2, if applicable), a closing (the "Closing") will be held on the date of the Shareholders Meeting, or as soon thereafter as the conditions in Section 7 have been satisfied or waived, or on such other date which is mutually acceptable to Purchaser and the Company, at the offices of legal counsel to the Purchaser commencing at 11:00 A.M. At the Closing, Purchaser will deliver to the Payment Agent the irrevocable letter of credit referred to in Section 1.6(a), the Company will make the payment with respect to Options referred to in Section 1.5, any documents required hereunder will be exchanged by the parties, and, immediately thereafter, the Articles of Merger will be filed by Newco and the Company with the Secretary of State of the State of Minnesota. The date on which the Closing occurs is herein referred to as the Closing Date.

SECTION 9. TERMINATION.

      9.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned before the Effective Time of the Merger, notwithstanding any approval and adoption of this Agreement by the shareholders of the Company or Newco:

            (a) by the mutual consent of the Board of Directors of Purchaser and the Company; or

            (b) by Purchaser or the Company, if the shareholders of the Company fail to approve the Merger at the Shareholders Meeting; or

            (c) subject to the Company's right to cure pursuant to Section 7.2, by Purchaser if there has been a material misrepresentation or material breach on the part of the Company in the representations, warranties or covenants of the Company set forth herein, or if there has been any material failure on the part of the Company to comply with its obligations hereunder; or by the Company if there has been a material misrepresentation or material breach on the part of Purchaser or Newco in the representations, warranties or covenants of Purchaser Newco set forth herein, or if there has been any material failure on the part of Purchaser or Newco to comply with their obligations hereunder; or

            (d) by Purchaser in the event that the Company's Board of Directors withdraws its unanimous recommendation that shareholders approve this Agreement and the Merger; or

            (e) by the Company giving written notice to Purchaser at any time prior to the Shareholder Meeting if the Company has entered into a definitive agreement in connection with a Superior Proposal as permitted by Section 3.4 and makes simultaneous payment to Purchaser of the fee referred to in Section 9.3(b); or

            (f) by the Company or the Purchaser if the Merger is not effective by June 30, 2000, except that a party whose breach of this Agreement has caused a delay in the consummation of the Merger shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f); or

            (g) by the Company if the Purchaser fails to deliver to the Company a signed commitment letter addressed to the Purchaser from a qualified financial institution on or before January 31, 2000 which provides for debt financing of $115,000,000. The commitment letter shall be in customary form and reflecting financial terms consistent with the letter of December 3, 1999 referenced in Section 4.5. In the event of termination of this Agreement pursuant to this Section 9.1(g), none of the parties shall have any liability to any of the other parties pursuant to this Agreement or otherwise.

      9.2 Termination Procedures. The power of termination provided for by this
Section 9 may be exercised for Purchaser or the Company only by its respective President or, in the absence of the President, by a duly acting Vice President, and will be effective only after written notice thereof, signed on behalf of the party for which it is given by a duly authorized officer, shall have been given to the other. If this Agreement is terminated in accordance with this Section 9, then the Merger shall be abandoned without further action by the Company, Purchaser and Newco.

      9.3 Liability Upon Termination. In the event of termination or abandonment of the Merger pursuant to this Section 9, no party hereto shall have any liability or further obligation to any other party hereto except that:

            (a) a party that is in material breach of its representations, warranties or covenants hereunder shall be liable for damages incurred by the other parties hereto to the extent that such damages are proximately caused by such breach, and if any legal action is instituted to enforce or interpret the terms of this Agreement the prevailing party in such action shall be entitled, in addition to any other relief to such the party is entitled, to reimbursement of its actual attorneys fees;

            (b) in the event that (i) this Agreement is abandoned by the Company or terminated by the Company pursuant to Section 9.1(e), or (ii) this Agreement is terminated or abandoned by the Purchaser pursuant to Section 9.1(c) or (d), then the Company shall within five business days pay to Purchaser by wire transfer in immediately available funds a termination fee of $5,000,000. Upon payment of such termination fee to Purchaser, the Company shall have no further obligation or liability to the Purchaser, Newco or Fauth under or related to this Agreement, provided that the provisions of Sections 3.8 and 5.3 hereof related to confidentiality shall survive and remain in force; and

            (c) in the event that the Merger is not consummated due to the Purchaser and Newco not obtaining financing for the Common Payment, then this Agreement shall terminate and Purchaser, Newco and Fauth shall be jointly and severally obligated to pay to the Company a termination fee of $5,000,000. The payment of such fee in the circumstances provided in the preceding sentence shall be the sole obligation of Purchaser, Newco and Fauth relating to failure to obtain such financing, and upon payment of such amount Purchaser, Newco and Fauth shall have no further obligation or liability to the Company under or related to this Agreement for failure to obtain such financing, provided that the provisions of Sections 3.8 and 5.3 hereof concerning confidentiality shall survive such termination and remain in force.

      9.4 Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 9.1, provided, however, that (a) the provisions of this Section 9 (Termination), Section 3.8 (Confidentiality),
Section 5.3 (Confidentiality), the last sentence of Section 3.4 (Exclusivity) and Section 10.2 (Fees and Expenses) hereof shall survive any termination of this Agreement.

      9.5 Amendment. This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time before or after Stockholder Approval, but after Stockholder Approval no amendment shall be made without the further approval of the Stockholders of the Company which reduces the consideration payable to the Stockholders hereunder, changes the form or timing of such consideration or changes any other terms and conditions of this Agreement if the changes, alone or in the aggregate, will materially adversely affect the Stockholders of the Company.

      This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.6 Waiver. The Company may extend the time for the performance of any of the obligations or other acts of Purchaser or Newco hereunder, waive any inaccuracies in the representations and warranties of Purchaser or Newco contained herein or in any document delivered pursuant hereto, or waive compliance by Purchaser with any of the agreements or conditions contained herein, but no such action may be taken without the further approval of the Stockholders of the Company which reduces the consideration payable to the Stockholders hereunder, changes the form or timing of such consideration or changes any other terms and conditions of this Agreement if the changes, alone or in the aggregate, would materially adversely affect the Stockholders of the Company. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company. Purchaser may extend, on behalf of itself and Newco, the time for the performance of any of the obligations or other acts of the Company hereunder, waive any inaccuracies in the representations and warranties of the Company contained herein or in any document delivered pursuant hereto, or waive compliance by the Company with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by Purchaser.

SECTION 10. MISCELLANEOUS.

      10.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights raising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time of the Merger, except only for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time of the Merger.

      10.2 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, it being understood that if the Merger is consummated as provided herein Purchaser and the Company will be responsible for the expenses of the Company.

      10.3 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Minnesota without regard to its conflict of laws provisions.

      10.4 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO PURCHASER:                       JJF Group, Inc.
                                    333 South 7th Street, Suite 3100
                                    Minneapolis, Minnesota 55402
                                    Attn: John J. Fauth
                                    Facsimile: (612) 673-6703

With a copy to:                     Lindquist & Vennum P.L.L.P
                                    4200 IDS Center
                                    Minneapolis, Minnesota 55402
                                    Attn: Richard D. McNeil
                                    Facsimile: (612) 371-3211

TO COMPANY:                         TSI Incorporated (for mailing)
                                    500 Cardigan Road
                                    P.O. Box 64394
                                    St. Paul, MN 55164

                                    500 Cardigan Road
                                    Shoreview, MN 55126
                                    (for deliveries and courier services)
                                    Attn: President, Facsimile: (651) 490-2748

With a copy to:                     John E. Brower, Esq.
                                    Gray, Plant, Mooty, Mooty & Bennett
                                    3400 City Center
                                    33 South Sixth Street
                                    Minneapolis, MN 55402-3796
                                    Facsimile: (612) 333-0066

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

      10.5 Entire Agreement. This Agreement, including the Disclosure Letter, and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, between the parties hereto in respect of the transactions contemplated herein.

      10.6 Assignability; Binding Effect; No Third Party Beneficiaries. This Agreement shall only be assignable by Purchaser to a corporation or partnership controlling, controlled by or under common control with Purchaser upon written notice to the Company, and such assignment shall not relieve Purchaser of any liability hereunder. This Agreement may not be assigned by the Company without the prior written consent of Purchaser. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any third party any right or benefit.

      10.7 Captions and Gender. The captions in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

      10.8 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

      10.9 Submission to Jurisdiction. Each of Purchaser, Newco and the Company irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of the State of Minnesota and each of Purchaser, Newco and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally to the nonexclusive jurisdiction of the aforesaid courts.

      10.10 Personal Liability; Time of the Essence. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company, Newco or Purchaser, or any officer, director, employee, agent, representative or investor of any party hereto; provided, however, that Fauth guarantees that Purchaser and Newco will perform their respective obligations under this Agreement in all material respects. The parties agree that time is of the essence with regard to all dates and time periods in this Agreement and the performance of obligations under this Agreement.

      10.11 Definitions. As used in this Agreement the following terms shall have the meaning set forth below, and where said meaning, said term shall be capitalized:

            (a) "Benefit Plan" means any employee benefit plan, program, arrangement and contract of the Company and its Subsidiaries, including without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA and any stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, and all other employee benefit plans, agreements or arrangements of the Company and its Subsidiaries.

            (b) "Blue Sky Laws" shall mean state securities laws.

            (c) "Business Day" means any day other than a day on which there is no trading on Nasdaq.

            (d) "ERISA" means the Employee Retirement Income Securities Act of 1974, as amended.

            (e) "Exchange Act" means the Securities Exchange Act or 1934, as amended.

            (f) "GAAP" means United States generally accepted accounting principles as in effect from time to time.

            (g) "Governmental Entity" shall mean any court or tribunal or administrative governmental or regulatory body, agency or authority.

            (h) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            (i) "Material Adverse Effect" means, with respect to any entity, an effect, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of such entity and the other members of its corporate group (which is the Company Group in the case of the Company and its Subsidiaries), taken as a whole.

            (j) "SEC" means the Securities and Exchange Commission.

            (k) "Securities Act" means the Securities Act or 1933, as amended.

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

COMPANY:                                PURCHASER:

TSI INCORPORATED                        JJF GROUP, INC.


By /S/ James E. Doubles                 By /S/ John J. Fauth
   --------------------------------        -------------------------------------
Name: James E. Doubles                  Name:
Title: Chairman, President & C.E.O.     Title:


FAUTH:                                  NEWCO:

                                        JJF ACQUISITION, INC.


        /S/ John J. Fauth               By /S/ John J. Fauth
-----------------------------------        -------------------------------------
          JOHN J. FAUTH                 Name:
                                        Title:

                                                                         ANNEX B

                                                                 January 7, 2000

The Board of Directors
TSI Incorporated
500 Cardigan Road
Shoreview, MN 55126

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders (collectively the "Stockholders," other than Fauth or Newco as herein defined) of the outstanding shares of common stock, par value of $0.10 per share (the "Common Stock"), of TSI Incorporated (the Company") of the $15.25 per share in cash (the "Merger Consideration") proposed to be received by the Stockholders pursuant to the Agreement and Plan of Merger draft dated as of January 7, 2000 (the "Merger Agreement") by and among JJF Group, Inc., ("Purchaser"), JJF Acquisition, Inc., a wholly owned subsidiary of Purchaser ("Newco"), John J. Fauth, ("Fauth") and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Newco will be merged with and into the Company, which will be the surviving corporation (the "Merger") and each share of Common Stock of the Company will be converted into the right to receive the Merger Consideration upon consummation of the Merger.

      In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the draft Merger Agreement; (b) audited historical financial statements of the Company for the three years ended March 31, 1999, 1998 and 1997 and unaudited financial statements of the Company for the seven months ended October 31, 1999 and for the quarters ended September 30, 1999 and June 30, 1999; (c) certain internal business, operating and financial information and forecasts of the Company (the "Forecasts"), prepared by the management of the Company; (d) a Company prepared analysis of the pro forma effects of the Environmental Systems Corporation acquisition, effective June 1, 1999 and the divestiture of the Company's wholly-owned subsidiary, Handar, effective October 1, 1999; (e) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the Common Stock of the Company;
(h) certain publicly available financial and stock market data relating to selected public companies that we considered relevant to our inquiry; (i) information regarding percentage premiums paid for public companies over trading market prices prior to the announcement of an acquisition or merger transaction of relevant size; and (j) certain other publicly available information on the Company. We have also held discussions with members of the management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant or appropriate. In connection with our engagement, we: (a) approached and held discussions with third parties to solicit proposals for the possible acquisition of the Company; and (b) reviewed and presented to the Board of the Company various strategic and financial alternatives available to the Company.

TSI Incorporated                                                 January 7, 2000

      In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts and the pro forma effects of the Environmental Systems Corporation acquisition, effective June 1, 1999 and the divestiture of the Company's wholly-owned subsidiary, Handar, effective October, 1, 1999, as provided by management of the Company. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company. In that regard, we have assumed, with your consent that: (a) the Forecasts will be achieved; (b) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements or other information made available to us; and (c) the Merger will be accounted for under the purchase method. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. In rendering our opinion, we have relied as to all legal matters on advice of counsel to the Company and have assumed that the Merger will be consummated on the terms described in the draft Merger Agreement, without any waiver of any material terms or conditions by the Company.

      William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

      Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Company of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any Stockholder as to how such Stockholder should vote on the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Stockholders of the Company and filed with the Securities and Exchange Commission with respect to the Merger.

      Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration to be received by the Stockholders is fair, from a financial point of view, to such Stockholders.

                                        Very truly yours,


                                        /s/ William Blair & Company, L.L.C.

                                        WILLIAM BLAIR & COMPANY, L.L.C.

                                                                         ANNEX C

      Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act

302A.471. Rights of dissenting shareholders

      Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

            (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

                  (1) alters or abolishes a preferential right of the shares;

                  (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

                  (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

                  (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

            (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

            (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

            (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

            (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

      Subd. 2. Beneficial owners.

            (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

            (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

      Subd. 3. Rights not to apply.

            (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

            (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

      Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. Procedures for asserting dissenters' rights

      Subdivision 1. Definitions.

            (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

            (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

            (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

            (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

      Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

      Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

      Subd. 4. Notice of procedure; deposit of shares.

            (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

                  (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

                  (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

                  (3) A form to be used to certify the date on which the
            shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

                  (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

            (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

      Subd. 5. Payment; return of shares.

            (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

                  (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

                  (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

                  (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

            (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

            (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

      Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

      Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

      Subd. 8. Costs; fees; expenses.

            (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

            (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

            (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                TSI Incorporated
                         Special Meeting of Shareholders

TO VOTE: Mark, sign and date your proxy card and return it in the postage-paid envelope.

                                      PROXY
                                TSI INCORPORATED
  Proxy Solicited by the Board of Directors for Special Meeting of Stockholders
                                   May 3, 2000

The undersigned stockholder of TSI Incorporated (the "Company") appoints James
E. Doubles, Robert F. Gallagher, Laura J. Cochrane, and each of them, as attorneys, agents and proxies of the undersigned with full power of substitution in each of them, to vote in the name and on behalf of the undersigned at the Special Meeting of Stockholders of the Company to be held on May 3, 2000 at 9:00 a.m. Central Daylight Time, at the Four Points Sheraton Hotel, 1330 Industrial Boulevard, Minneapolis, Minnesota 55413, and until adjournments thereof, all of the shares of common stock of the Company which the undersigned would be entitled to vote if personally present, with the powers the undersigned would possess if personally present.

To vote in accordance with the Board of Directors' recommendations, just sign below; no boxes need to be checked. Unless marked otherwise, this proxy will be voted for approval of the merger of JJF Acquisition, Inc. with and into the Company and in the discretion of the proxy holder on all other matters.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 1.

1. APPROVAL OF MERGER of JJF Acquisition, Inc. with and into the Company in accordance with the Agreement and Plan of Merger dated January 10, 2000.

              |_| FOR          |_| AGAINST            |_| ABSTAIN

 THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO CHOICE IS
                SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ITEM 1.

|_| I PLAN TO ATTEND THE MEETING

Address change? Mark box |_| Indicate changes on label.

             Dated:
                        --------------------------------------------------------
                                            (Please insert date)


                        --------------------------------------------------------
                                                (Signature)


                        --------------------------------------------------------
                                         (Joint Owner's Signature)

                        Please sign exactly as your name appears on proxy. When signing as attorney, guardian, executor, administrator or trustee, please give title. If the signer is a corporation, give the full corporate name and sign by a duly authorized officer, showing the officer's title. EACH joint owner is requested to sign.

                 PLEASE EXECUTE AND RETURN THIS PROXY PROMPTLY.
                      YOUR COOPERATION WILL BE APPRECIATED.